Exhibit 10(a)

Execution Version

SECOND AMENDMENT TO AMENDED & RESTATED

PLAN SUPPORT AGREEMENT

THIS SECOND AMENDMENT TO THE AMENDED & RESTATED PLAN SUPPORT AGREEMENT (this “Amendment”) is made as of November 12, 2015 by and among all of the following: (a) the Required Investor Parties; (b) the Required TCEH Unsecured Noteholders; (c) the Required TCEH First Lien Creditors; (d) the Required TCEH Second Lien Noteholders; (e) the Consenting Interest Holders; (f) each of the Debtors; (g) the TCEH Official Committee; and (h) each of the Consenting EFIH PIK Noteholders (each of the foregoing listed on the signature pages attached hereto and collectively, the “Required Amendment Parties”); and amends that certain Amended & Restated Plan Support Agreement dated as of September 11, 2015 by and among the Parties thereto. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the First Amended Plan Support Agreement (defined below).

WHEREAS, on September 11, 2015, the Parties entered into the Amended & Restated Plan Support Agreement (the “Original Plan Support Agreement”);

WHEREAS, the Original Plan Support Agreement was amended by that certain First Amendment to Amended & Restated Plan Support Agreement dated as of October 27, 2015 (the Original Plan Support Agreement as amended by such amendment, the “First Amended Plan Support Agreement”);

WHEREAS, Section 13 of the First Amended Plan Support Agreement permits the parties thereto to modify or amend the First Amended Plan Support Agreement with the consent of the Required Amendment Parties as set forth above; and

WHEREAS, the Required Amendment Parties hereto desire to amend the First Amended Plan Support Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Required Amendment Parties hereto hereby agree to amend the First Amended Plan Support Agreement as follows:

1. Amendments to the Plan Support Agreement. The First Amended Plan Support Agreement is hereby amended as set forth in the blacklined pages of the version of the plan support agreement attached hereto as Exhibit A (such First Amended Plan Support Agreement, as so amended, the “Second Amended Plan Support Agreement”), provided, that any exhibits to the First Amended Plan Support Agreement that are not amended by this Amendment are not attached to the Second Amended Plan Support Agreement attached hereto as Exhibit A. A clean conformed version of the Second Amended Plan Support Agreement reflecting the amendments to the First Amended Plan Support Agreement is attached hereto as Exhibit B (excluding exhibits not amended by the this Amendment).

2. Ratification. Except as specifically provided for in this Amendment, no changes, amendments, or other modifications have been made on or prior to the date hereof or are being made to the terms of the First Amended Plan Support Agreement or the rights and obligations of the parties thereunder, all of which such terms are hereby ratified and confirmed and remain in full force and effect, as set forth in the Second Amended Plan Support Agreement.

3. Effectiveness of Amendment. This Amendment shall be effective on the date (the “Effective Date”) on which (a) the Debtors have received all of the Required Amendment Parties’ signature pages to this Amendment; and (b) funds and accounts advised or sub-advised by Fidelity Management & Research Company or one of its affiliates, in their capacity as beneficial holders (or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders) of the EFH Legacy Notes, EFH LBO Notes and EFIH Second Lien Notes have executed and delivered to the other Parties to the Second Amended Plan Support Agreement signature pages to the Second Amended Plan Support Agreement. Following the Effective Date, whenever the Original Plan Support Agreement or First Amended Plan Support Agreement is referred to in any agreements, documents, and instruments, such reference shall be deemed to be to the Second Amended Plan Support Agreement.

[Signature pages redacted]

2

EXHIBIT B

SECOND AMENDED PLAN SUPPORT AGREEMENT (CONFORMED)

EXECUTION VERSION

THIS PLAN SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

AMENDED & RESTATED PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT (this “Agreement”)1 is made and entered into as of September 11, 2015 (the “Agreement Effective Date”), by and among the following parties:

(a)	(i) Energy Future Holdings Corp., a Texas corporation (“EFH”); (ii) Energy Future Intermediate Holding Company LLC (“EFIH”), a Delaware limited liability company and a direct, wholly-owned subsidiary of EFH; (iii) EFH Corporate Services Company (“EFH Corporate Services”), a Delaware corporation and a direct, wholly-owned subsidiary of EFH; (iv) EFIH Finance Inc. (“EFIH Finance,” and together with EFIH, the “EFIH Debtors”), a Delaware corporation and a direct, wholly-owned subsidiary of EFIH; (v) Energy Future Competitive Holdings Company LLC (“EFCH”), a Delaware limited liability company and a direct, wholly-owned subsidiary of EFH; (vi) Texas Competitive Electric Holdings Company LLC (“TCEH”), a Delaware limited liability company and a direct, wholly-owned subsidiary of EFCH; (vii) each of TCEH’s direct and indirect subsidiaries listed on the signature pages hereto (the “TCEH Subsidiaries,” and together with TCEH and EFCH, the “TCEH Debtors”); and (viii) each of EFH’s other direct and indirect subsidiaries listed on the signature pages hereto (each of the foregoing entities identified in subclauses (i) through (viii) a “Debtor” and, collectively, the “Debtors”);

(b)	(i) Anchorage Capital Master Offshore, Ltd. and PCI Fund LLC, (ii) Arrowgrass Master Fund Ltd., (iii) Arrowgrass Distressed Opportunities Fund Limited, (iv) BlackRock Financial Management, Inc., solely on behalf of the undersigned funds and accounts under management, (v) Centerbridge Partners L.P., solely on behalf of the undersigned funds and accounts it manages or advises, (vi) GSO Capital Partners LP, solely on behalf of the undersigned funds and accounts it manages or advises (collectively, “GSO”), (vii) Taconic Capital Advisors L.P., on behalf of funds and accounts under management, (viii) Balyasny Asset Management, L.P., solely on behalf of the undersigned funds and accounts it manages or advises, (ix) BHR Capital LLC, solely on behalf of the undersigned funds and accounts it manages or advises, (x) Cyrus Capital Partners, L.P., solely on behalf of the undersigned funds and accounts it manages or advises, and (xi) Deutsche Bank Securities Inc. (each referred to herein as a “Creditor-Investor Party” and collectively referred to herein as the “Creditor-Investor Parties”);

[1]	Unless otherwise indicated, capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in the Plan, as defined below.

(c)	(i) Hunt Power Holdings, L.L.C. (“Hunt”), (ii) Pecos Partners, L.P., (iii) Flourish Investment Corporation, and (iv) Avenue Capital Management II, L.P. (“Avenue”) (each, including Hunt, referred to herein as a “Hunt-Investor Party” and collectively referred to herein as the “Hunt-Investor Parties”);

(d)	(i) Ovation Acquisition I, L.L.C. (“Parent”) and (ii) Ovation Acquisition II, L.L.C. (“OV2,” and together with the Creditor-Investor Parties, the Hunt-Investor Parties, and Parent, the “Investor Parties”);

(e)	Texas Energy Future Holdings Limited Partnership (“Texas Holdings”), a Texas limited partnership, which holds approximately 99.26% of the outstanding equity interests in EFH;

(f)	Texas Energy Future Capital Holdings LLC, a Delaware limited liability company and the general partner of Texas Holdings (“TEF”);

(g)	Kohlberg Kravis Roberts & Co., L.P., TPG Capital, L.P. and Goldman, Sachs & Co. (collectively, the “Sponsor Managers”) in their capacities as managers and agents for funds holding indirect equity interests in EFH (collectively, in such capacities, the “Sponsors” and, together with Texas Holdings and TEF, the “Consenting Interest Holders”);

(h)	the undersigned beneficial holders or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders (collectively, the “Consenting TCEH First Lien Lenders”) that hold claims[2] (the “TCEH Credit Agreement Claims”) against the TCEH Debtors under that certain Credit Agreement, dated as of October 10, 2007 (as amended from time to time, the “TCEH Credit Agreement”), by and among, inter alia, TCEH, as borrower, EFCH and the TCEH Subsidiaries, as guarantors, Wilmington Trust, N.A., as successor administrative agent and collateral agent (the “TCEH First Lien Agent”), and the lenders from time to time party thereto;

(i)	the TCEH First Lien Agent, solely in its capacity as such and solely with respect to Sections 6.1 and 12.4 hereof;

(j)	the undersigned beneficial holders or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders (collectively, the “Consenting TCEH First Lien Noteholders”) that hold claims (the “TCEH First Lien Note Claims”) against the TCEH Debtors arising out of the 11.50% fixed senior secured notes due October 1, 2020 (the “TCEH First Lien Notes”) issued pursuant to that certain Indenture, dated as of April 19, 2011, by and among, inter alia, TCEH and TCEH Finance, as issuers, EFCH and the TCEH Subsidiaries, as guarantors, and Delaware Trust Company (f/k/a CSC Trust Company of Delaware), as successor trustee;

[2]	As used herein the term “claim” has the meaning ascribed to such term as set forth in section 101(5) of the Bankruptcy Code.

(k)	the undersigned beneficial holders or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders (collectively, the “Consenting TCEH First Lien Swap Counterparties”) that hold claims (the “TCEH First Lien Swap Claims”) against the TCEH Debtors arising out of or related to the interest rate swaps entered into by TCEH and secured by a first lien on the same collateral as the TCEH Credit Agreement Claims and TCEH First Lien Note Claims;

(l)	the undersigned beneficial holders or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders (collectively, the “Consenting TCEH First Lien Commodity Hedge Counterparties,” and together with the Consenting TCEH First Lien Lenders, Consenting TCEH First Lien Noteholders and Consenting TCEH First Lien Swap Counterparties, the “Consenting TCEH First Lien Creditors”) that hold claims (the “TCEH First Lien Commodity Hedge Claims,” and together with the TCEH Credit Agreement Claims, TCEH First Lien Note Claims and TCEH First Lien Swap Claims, the “TCEH First Lien Claims”) against the TCEH Debtors arising out of or related to the commodity hedges entered into by TCEH and secured by a first lien on the same collateral as the TCEH Credit Agreement Claims and TCEH First Lien Note Claims;

(m)	the undersigned beneficial holders or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders (collectively, the “Consenting TCEH Unsecured Noteholders”) that hold claims (the “TCEH Unsecured Note Claims”) against the TCEH Debtors arising out of the 10.25% Fixed Senior Notes due 2015 (including Series B) and 10.50%/11.25% Senior Toggle Notes due 2016 issued pursuant to that certain Indenture dated as of October 31, 2007 by and among, inter alia, TCEH and TCEH Finance, as issuers, and EFCH and the TCEH Subsidiaries, as guarantors, and Law Debenture Trust Company of New York, as successor indenture trustee to The Bank of New York Mellon (the “TCEH Unsecured Notes Indenture Trustee”);

(n)	the undersigned beneficial holders or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders (collectively, the “Consenting TCEH Second Lien Noteholders,” and together with the Consenting TCEH First Lien Creditors and the Consenting TCEH Unsecured Noteholders, the “Consenting TCEH Creditor Parties”) that hold claims (the “TCEH Second Lien Note Claims,” and, together with the TCEH Unsecured Note Claims, the “TCEH Note Claims”) against the TCEH Debtors arising out of the 15.0% Fixed Senior Secured Second Lien Notes due 2021 (including Series B) issued pursuant to that certain Indenture dated as of October 6, 2010, by and among, inter alia, TCEH and TCEH Finance, as issuers, EFCH and the TCEH Subsidiaries, as guarantors, and Wilmington Savings Fund Society, as successor indenture trustee to The Bank of New York Mellon;

(o)	the statutory committee of unsecured creditors of the TCEH Debtors and EFH Corporate Services appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code by the U.S. Trustee on May 13, 2014 (the “TCEH Official Committee”);

(p)	the undersigned funds and accounts advised or sub-advised by Fidelity Management & Research Company or one of its affiliates (collectively, the “Fidelity Funds”);

(q)	the undersigned beneficial holders or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders (collectively, the “Consenting EFIH PIK Noteholders”) that hold claims (the “EFIH PIK Note Claims”) against the EFIH Debtors arising out of the 11.25%/12.25% senior toggle notes due December 1, 2018, issued pursuant to that certain Indenture (as amended and/or supplemented, the “EFIH PIK Notes Indenture”) dated as of December 5, 2012, by and among, inter alia, the EFIH Debtors, as issuers, and UMB Bank, N.A., as successor indenture trustee to The Bank of New York Mellon Trust Company, N.A. (the “EFIH PIK Notes Trustee”); and

(r)	the undersigned beneficial holders or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders, if any (collectively, the “Consenting EFIH Second Lien Noteholders,” and together with the Consenting TCEH Creditor Parties, the Fidelity Funds, and the Consenting EFIH PIK Noteholders, the “Consenting Creditor Parties”), that hold claims (the “EFIH Second Lien Note Claims”) against the EFIH Debtors arising out of (i) the 11.0% senior secured second lien notes due October 1, 2021, and/or (ii) the 11.75% senior secured second lien notes due March 1, 2022, issued pursuant to that certain Indenture dated as of April 25, 2011, by and among, inter alia, the EFIH Debtors, as issuers, and Computershare Trust, as successor indenture trustee to The Bank of New York Mellon (the “EFIH Second Lien Notes Trustee”).

Each Debtor, each Investor Party, each Consenting Interest Holder, each Consenting Creditor Party, the TCEH Official Committee, and, solely with respect to Sections 6.1 and 12.4 of this Agreement, the TCEH First Lien Agent is referred to herein as a “Party” and are collectively referred to herein as the “Parties.” If the EFH Notes Trustee, EFIH PIK Notes Trustee or EFIH Second Lien Notes Trustee executes and delivers pursuant to Section 14.8 hereof a signature page to this Agreement, as contemplated in Sections 4.1(g), (h) and (i), then such EFH Notes Trustee, EFIH PIK Notes Trustee or EFIH Second Lien Notes Trustee, as applicable, shall be a Party hereunder.

RECITALS

WHEREAS, on April 29, 2014, the Debtors commenced chapter 11 cases in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), which chapter 11 cases are being jointly administered and are captioned In re Energy Future Holdings Corp., et al., Case No. 14-10979 (CSS) (the “Chapter 11 Cases”);

WHEREAS, on April 13, 2015, the Debtors filed in the Chapter 11 Cases the Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 4142] and related disclosure statement, and on July 23, 2015, the

Debtors filed in the Chapter 11 Cases the Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 5078] and a related disclosure statement; and on August 3, 2015, the Debtors, with the approval of the Disinterested Directors, filed in the Chapter 11 Cases the Second Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 5197] (the “Initial Plan”);

WHEREAS, certain of the Parties have been engaged in good faith negotiations with each other regarding the terms of an alternative transaction or transactions (the “Restructuring Transactions”) to be implemented through a joint plan of reorganization for the Debtors in the form attached hereto as Exhibit A (as such plan may be amended from time to time in accordance with this Agreement, the “Plan”), which would amend the Initial Plan;

WHEREAS, the Plan provides, among other things, that (a) certain distributions to be made thereunder will be funded, in part, from (i) the proceeds of equity investments to be made in Parent and OV2 by the Investor Parties with respect to the indirect acquisition (“Oncor Acquisition”) by Parent and OV2 of Oncor Electric Delivery Company LLC (“Oncor”), a non-Debtor indirect subsidiary of EFH and EFIH, and (ii) proceeds from an offering of rights to purchase a portion of the common equity of Parent (the “Rights Offering”), provided, that as a condition of participating in the Rights Offering, any person (whether or not a Party to this Agreement) that elects to purchase the common equity of Parent pursuant to the Rights Offering shall affirm that such person is making its own investment decision, which is not being made in conjunction with the investment decision of any other person to acquire a predetermined percentage of Parent or EFH; (b) holders of TCEH First Lien Claims will receive, inter alia, 100% of the Reorganized TCEH Common Stock following the Preferred Stock Sale through a tax-free spin-off (the “Spin-Off”) of Reorganized TCEH (as defined in the Plan); and (c) after the Spin-Off, EFH will merge with and into Parent (the “Merger”) pursuant to the Purchase Agreement and Agreement and Plan of Merger, substantially in the form attached hereto as Exhibit B (the “Merger Agreement”);

WHEREAS, (a) the Investor Parties have agreed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter, substantially in the form attached hereto as Exhibit C (the “Equity Commitment Letter”) to provide equity financing, on a several and not joint basis, to fund the Oncor Acquisition, and (b) the Creditor-Investor Parties have further agreed in accordance with and subject to the terms and conditions set forth in the Backstop Agreement, substantially in the form attached hereto as Exhibit D (the “Backstop Agreement”) to backstop the Rights Offering;

WHEREAS, on September 16, 2014 the parties executed, and the Bankruptcy Court so-ordered, the Stipulation and Agreed Order Regarding a Protocol for Certain Case Matters [D.I. 2051] (the “Case Matters Protocol”), as amended by the Stipulation and Agreed Order Extending Dates in Order Regarding a Protocol for Certain Case Matters [D.I. 2760], dated November 13, 2014, the Stipulation and Agreed Order Extending Dates in Order Regarding a Protocol for Certain Case Matters [D.I. 4012], dated March 31, 2015, and the Stipulation and Agreed Order Extending Dates in Order Regarding a Protocol for Certain Case Matters [D.I. 5057], dated July 21, 2015, which impose a process to govern the investigation and filing by parties in interest of motions seeking standing to commence certain claims and causes of action;

WHEREAS, on February 19, 2015, the (a) TCEH Official Committee filed the Motion of the Official Committee of Unsecured Creditors for Entry of an Order Granting Exclusive Standing and Authority to Commence, Prosecute, and Settle Certain Claims for Declaratory Judgment, Avoidance and Recovery of Liens, Security Interests, Obligations, Fees, and Interest Payments, and Disallowance of Claims [D.I. 3593] (the “TCEH Official Committee Standing Motion”), (b) ad hoc group of holders of TCEH Unsecured Note Claims filed the Motion of the Ad Hoc Group of TCEH Unsecured Noteholders for Entry of an Order Granting Standing and Authority to Commence, Prosecute, and Settle Certain Claims for Declaratory Judgment, Avoidance and Recovery of Liens, Security Interests, Obligations, Fees, and Interest Payments, and Disallowance of Claims [D.I. 3603] (the “TCEH Ad Hoc Standing Motion”), and (c) the statutory committee of unsecured creditors of EFH, EFIH, EFIH Finance, and EECI, Inc. appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code by the U.S. Trustee on October 27, 2014 (the “EFH Official Committee”) filed the Motion of the EFH Official Committee for Entry of an Order Granting Derivative Standing and Authority to Prosecute and Settle Claims on Behalf of the Luminant Debtors’ Estates [D.I. 3605] (the “EFH Official Committee Standing Motion,” and together with the TCEH Official Committee Standing Motion and the TCEH Ad Hoc Standing Motion, the “TCEH First Lien Standing Motions”);

WHEREAS, in accordance with the Case Matters Protocol, on March 31, 2015, and on April 30, 2015, the TCEH Official Committee sent a letter to the Debtors identifying general categories of alleged claims and causes of action, including against other Debtors, the TCEH Debtors’ and the other Debtors’ directors and officers, and the Sponsors, belonging to the TCEH Debtors’ estates that the TCEH Official Committee may seek standing to pursue, including claims and causes of action for fraudulent transfers under state law and sections 544 and 548 of the Bankruptcy Code, preferential transfers under section 547 of the Bankruptcy Code, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, breach of contract, and/or unjust enrichment (the “TCEH Committee Litigation Letters”);

WHEREAS, in accordance with the Case Matters Protocol, on April 30, 2015, the TCEH Unsecured Group sent a letter to counsel to the Debtors identifying general categories of alleged inter-Debtor and other claims and causes of action, including against other Debtors, the TCEH Debtors’ and the other Debtors’ directors and officers, and the Sponsors, belonging to the TCEH Debtors’ estates that the TCEH Unsecured Group may seek standing to pursue, including claims and causes of action for fraudulent transfers under state law and sections 544 and 548 of the Bankruptcy Code, preferential transfers under section 547 of the Bankruptcy Code, breaches of fiduciary duty, aiding and abetting breaches of fiduciary duty, breaches of contract, and unjust enrichment (the “TCEH Unsecured Group Litigation Letter,” and together with the TCEH Committee Litigation Letters, the “Litigation Letters”);

WHEREAS, certain of the Parties also have been engaged in good faith negotiations with each other regarding the terms of a settlement of, among other things, (a) claims against the Consenting Interest Holders and affiliates thereof, (b) claims against the holders of TCEH First Lien Claims, including those described in the TCEH First Lien Standing Motions, and

(c) certain intercompany claims by and between the Debtors, and such Parties have reached agreement with each other with respect to such settlement (the “Claims Settlement”), including the releases of such claims, on the terms and conditions set forth in the Settlement Agreement, to which this Agreement is attached as an exhibit (the “Settlement Agreement”);

WHEREAS, the Parties desire to pursue and support the Plan and Restructuring Transactions and the Claims Settlement in accordance with the terms of this Agreement;

WHEREAS, the Debtors, the Creditor-Investor Parties, the Consenting Interest Holders, the Consenting TCEH Creditor Parties, and the TCEH Official Committee also have been engaged in good faith negotiations with each other regarding certain terms of any alternative restructuring transaction that certain of such Parties would support pursuant to the terms of this Agreement if the Plan is not consummated, which terms are set forth in Section 6.1 hereof (any one or more alternative restructuring transactions, plans of reorganization, sales, liquidations, or structured dismissals containing or otherwise implementing, and not inconsistent with, such terms that are either filed by the Debtors or filed or supported by the Required TCEH First Lien Creditors (as defined below), an “Alternative Restructuring”);

WHEREAS, the Debtors, the Consenting Interest Holders, the Consenting TCEH Creditor Parties, and the TCEH Official Committee will pursue and/or support an Alternative Restructuring in accordance with the terms of this Agreement; and

WHEREAS, certain of the Parties entered into a plan support agreement, dated as of August 9, 2015, and desire to amend and restate such plan support agreement in accordance with the terms thereof as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound, agrees as follows:

Section 1.	Effective Date of Agreement.

This Agreement shall be immediately effective and binding on each Party, other than the Debtors, upon the execution and delivery by such Party to the other Parties, pursuant to Section 14.8 hereof, of a signature page of this Agreement, whether such execution or delivery occurs before or after the filing of this Agreement with the Bankruptcy Court; provided, however, that this Agreement shall become effective and binding with respect to the Debtors upon the date of entry by the Bankruptcy Court of the PSA Approval Order (as defined below).

For the avoidance of doubt, subject to the Parties rights under Section 12, the Parties (other than the Debtors, to the extent set forth in this Section 1) shall be bound to this Agreement on the Agreement Effective Date whether or not the Bankruptcy Court enters the Settlement Order, the Disclosure Statement Order, the Rights Offering Procedures Order, the Alternative APA Order, the Confirmation Order, the Approval Order, the Alternative Plan

Disclosure Statement Order, or the Alternative Plan Confirmation Order (all as defined below). Notwithstanding the occurrence of a Plan Support Termination Event, a Party’s obligations with respect to an Alternative Restructuring pursuant to, inter alia, Section 5 will remain in full force and effect unless and until such Party’s obligations under this Agreement are terminated pursuant to Section 12.

Section 2.	Exhibits Incorporated by Reference.

Each of the exhibits attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the exhibits hereto. In the event of any inconsistency between this Agreement and the Plan, the Plan shall govern. In the event of any inconsistency between this Agreement (without reference to the exhibits) and the exhibits other than the Plan, this Agreement (without reference to the exhibits) shall govern. In the event of any inconsistency between this Agreement and any Alternative Plan or Alternative APA, the Alternative Plan or Alternative APA, as applicable, shall govern; provided, however, for the avoidance of doubt, any Alternative Plan or Alternative APA shall contain or otherwise implement the Required Alternative Terms (as defined below).

Section 3.	Definitive Documentation.

3.1	Definitive Documents With Respect to the Restructuring Transactions.

The definitive documents and agreements governing the Plan and Restructuring Transactions (collectively, the “Definitive Restructuring Documents”) shall include:

(a) (i) the Settlement Agreement, (ii) the motion to approve the Claims Settlement, the Debtors’ entry into the Settlement Agreement, and the Debtors’ performance of their obligations thereunder (the “Settlement Motion”), and (iii) the order of the Bankruptcy Court approving the relief requested in the Settlement Motion (the “Settlement Order”);

(b) the motion to approve the Debtors’ entry into and performance under this Agreement, and the order of the Bankruptcy Court approving the Debtors’ entry into and performance under this Agreement (the “PSA Approval Order”), which may only be entered following entry of the Amended Cash Collateral Order (as defined in Section 10 of this Agreement) by the Bankruptcy Court, unless otherwise agreed by the Debtors;

(c) the motion to approve the Backstop Agreement, the Merger Agreement, and related agreements, and the Debtors’ performance of their obligations thereunder (the “Approval Motion”) and the order of the Bankruptcy Court approving the relief requested in the Approval Motion (the “Approval Order”);

(d) the Plan and each document or agreement contemplated in connection with consummation of the Plan, including the Backstop Agreement, the Merger Agreement, the Tax Matters Agreement, substantially in the form attached hereto as Exhibit E, and all related agreements contemplated by the foregoing;

(e) the order of the Bankruptcy Court confirming the Plan and authorizing all of the transactions and agreements contemplated by the Plan (the “Confirmation Order”);

(f) the disclosure statement relating to the Plan (the “Disclosure Statement”), the other solicitation materials in respect of the Plan (the “Solicitation Materials,” which shall include the Disclosure Statement), and the order entered by the Bankruptcy Court approving the Solicitation Materials as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code (the “Disclosure Statement Order”);

(g) the Equity Commitment Letter for each Investor Party listed therein;

(h) the equity commitment letter of certain of the Fidelity Funds to purchase $500 million of New EFH Common Stock as described in greater detail in Section 10(s) hereof;

(i) the materials and procedures for solicitation of the Rights Offering (the “Rights Offering Procedures”), including the registration statement and related documents and materials to be filed with the Securities and Exchange Commission in connection therewith, the motion to approve the Rights Offering Procedures (the “Rights Offering Motion”), and the order of the Bankruptcy Court granting the Rights Offering Motion and approving the Rights Offering Procedures (the “Rights Offering Procedures Order”);

(j) the commitment letters with respect to the Reorganized EFIH Debt Facilities (the “Debt Commitment Letters”) and all Reorganized EFIH Debt Documents;

(k) the Reorganized TCEH Debt Documents and any commitment letters with respect thereto;

(l) the stipulation or other agreement settling the disputes with respect to the EFIH PIK Note Claims of the Consenting EFIH PIK Noteholders (the “EFIH PIK Note Claims Settlement”), attached hereto as Exhibit H, the motion to approve the EFIH PIK Note Claims Settlement, and the order of the Bankruptcy Court approving the EFIH PIK Note Claims Settlement, attached hereto as Exhibit I;

(m) the stipulation or other agreement settling the disputes with respect to Claims held by the Fidelity Funds (the “Fidelity Claims Settlement”), attached hereto as Exhibit J, the motion to approve the Fidelity Claims Settlement, and the order of the Bankruptcy Court approving the Fidelity Claims Settlement, attached hereto as Exhibit K; and

(n) all other documents that will comprise supplements to the Plan.

Certain of the Definitive Restructuring Documents remain subject to negotiation and completion and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, and shall otherwise be in form and substance reasonably acceptable to the Debtors, the Consenting Interest Holders, the Required Investor Parties, the Required TCEH Creditor Parties, and the TCEH Official Committee; provided, however, that if the proposed terms, conditions, representations, warranties, and covenants of such Definitive Restructuring Document would have a material, disproportionate, and adverse effect on any Party (in any capacity) relative to any other Party, then the consent of each such disproportionately affected Party shall also be required to complete such Definitive Restructuring Document. Each Party agrees that it shall act in good faith and use and undertake all commercially reasonable efforts to negotiate and finalize the terms of the Definitive Restructuring Documents.

For the avoidance of doubt, and in addition to any provision in any of the underlying operative documents, once the Definitive Restructuring Documents have been finalized pursuant to this Section 3.1, such documents shall not be further amended, supplemented, or modified in any material respect without the consent (not to be unreasonably withheld) of the Debtors, the Consenting Interest Holders, the Required Investor Parties (as defined below), the Required TCEH Creditor Parties (as defined below), and the TCEH Official Committee; provided, however, that if the proposed modification, amendment, or supplement has a material, disproportionate, and adverse effect on any Party (in any capacity) relative to any other Party, then the consent of each such disproportionately affected Party shall also be required to effectuate such modification, amendment, or supplement. Notwithstanding the foregoing, no Party’s consent shall be required under this Agreement to amend the Equity Commitment Letter to reflect a reduction or transfer of an Investment Commitment (as defined in the Equity Commitment Letter) in accordance with the Equity Commitment Letter, to amend the Guarantee to reflect a reduction or transfer or assignment thereunder in accordance with the Guarantee or to amend the Backstop Agreement to reflect a reduction or transfer of a Backstop Commitment (as defined in the Backstop Agreement) in accordance with the Backstop Agreement, each of which amendments shall be governed solely by the Equity Commitment Letter, the Guarantee, and the Backstop Agreement, respectively. For purposes of this Agreement, (a) “Required Investor Parties” shall mean at least 50.10% in number of unaffiliated Investor Parties holding in the aggregate at least 66.67% in amount of the aggregate amount of (i) “Investment Commitments” (as defined in the Equity Commitment Letter) set forth on Exhibit A to the Equity Commitment Letter (as amended from time to time in accordance therewith and with this Agreement) and (ii) “Backstop Commitments” (as defined in the Backstop Agreement) set forth on Schedule 1 to the Backstop Agreement (as amended from time to time in accordance therewith and with this Agreement), provided, however, that on and after the date that the Merger Agreement is executed by the parties thereto, “Required Investor Parties” shall mean Parent; (b) “Required TCEH Unsecured Noteholders” shall mean at least three unaffiliated Consenting TCEH Unsecured Noteholders holding in the aggregate at least 50.1% in principal amount of the aggregate principal amount of the TCEH Unsecured Note Claims held by the Consenting TCEH Unsecured Noteholders at such time; (c) “Required TCEH First Lien Creditors” shall mean at least five unaffiliated Consenting TCEH First Lien Creditors that are members of the TCEH First Lien Ad Hoc Committee holding in the aggregate at least 50.1% in principal amount of the aggregate principal amount of the TCEH First Lien Claims held by the Consenting TCEH First Lien Creditors that are members of the TCEH First Lien Ad Hoc Committee at such time; (d) “Required TCEH Second Lien Noteholders” shall mean at least two unaffiliated Consenting TCEH Second Lien Noteholders holding in the aggregate at least 50.1% in principal amount of the aggregate principal amount of the TCEH Second Lien Note Claims held by the Consenting TCEH Second Lien Noteholders at such time; and (e) “Required TCEH Creditor Parties” shall mean, collectively, the Required TCEH Unsecured Noteholders, the Required TCEH First Lien Creditors, and the Required TCEH Second Lien Noteholders.

3.2	Definitive Documents With Respect to an Alternative Restructuring.

The definitive documents and agreements governing an Alternative Restructuring (collectively, the “Alternative Restructuring Documents”) shall include:

(a) a plan of reorganization (an “Alternative Plan”), asset purchase agreement or other similar document or agreement that effectuates an Alternative Restructuring (an “Alternative APA”), and each other document or agreement contemplated in connection with consummation of an Alternative Restructuring, provided, for the avoidance of doubt, that any Alternative Plan may be incorporated into the Plan at any time during the Alternative Restructuring Support Period;

(b) if an Alternative Restructuring is to be consummated pursuant to an Alternative Plan, the order of the Bankruptcy Court confirming the Alternative Plan and authorizing all of the transactions and agreements contemplated by the Alternative Plan (the “Alternative Plan Confirmation Order”), and all pleadings in support of entry of the Alternative Plan Confirmation Order;

(c) if an Alternative Restructuring is to be consummated pursuant to an Alternative Plan, the disclosure statement relating to the Alternative Plan (the “Alternative Plan Disclosure Statement”), the other solicitation materials in respect of Alternative Plan (the “Alternative Plan Solicitation Materials,” which shall include the Alternative Plan Disclosure Statement), the motion to approve the Alternative Plan Disclosure Statement (if any), and the order entered by the Bankruptcy Court approving the Alternative Plan Solicitation Materials as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code (the “Alternative Plan Disclosure Statement Order”); provided, however, for the avoidance of doubt, that, at any time during the Alternative Restructuring Support Period, the Alternative Plan Disclosure Statement Order may be incorporated in the Disclosure Statement Order, the Alternative Plan Solicitation Materials may be incorporated in the Plan Solicitation Materials, and the Alternative Plan Confirmation Order may be incorporated in the Confirmation Order;

(d) if an Alternative Restructuring is to be consummated pursuant to an Alternative APA, the order(s) of the Bankruptcy Court approving such Alternative APA and authorizing all of the transactions, agreements, and relief contemplated by the Alternative APA (the “Alternative APA Order”), and all pleadings in support of entry of the Alternative APA Order;

(e) the Settlement Agreement and Settlement Order; and

(f) all other documents that will comprise supplements to the Alternative Plan.

Certain of the Alternative Restructuring Documents remain subject to negotiation and completion and shall, upon completion, contain terms, conditions, representations, warranties,

and covenants consistent with the terms of this Agreement, including the Required Alternative Terms. So long as the Alternative Restructuring Documents contain or otherwise implement and are not inconsistent with the Required Alternative Terms, such Alternative Restructuring Documents shall be deemed to be acceptable for all purposes to the Consenting Interest Holders, the Consenting TCEH Unsecured Noteholders, the Consenting TCEH Second Lien Noteholders, and the TCEH Official Committee. For the avoidance of doubt, and notwithstanding any provision to the contrary in any of the underlying operative documents, once the Alternative Restructuring Documents have been finalized pursuant to this Section 3.2, such documents shall not be further amended, supplemented or modified in any material respect without the consent (not to be unreasonably withheld) of the Debtors and the Required TCEH First Lien Creditors; provided, however, that if the proposed modification, amendment, or supplement has a material, disproportionate, and adverse effect on any Party (in any capacity), then the consent of each such disproportionately affected Party shall also be required to effectuate such modification, amendment, or supplement; provided further, however, that if the Debtors did not file or support the Alternative Restructuring to which such Alternative Restructuring Documents pertain, then the Debtors’ consent shall not be required to amend, supplement or modify such Alternative Restructuring Documents. Each Consenting Interest Holder, each Consenting TCEH Creditor Party and the TCEH Official Committee agrees that it shall act in good faith and use and undertake all commercially reasonable efforts to take such actions as are reasonably necessary to finalize the terms of the Alternative Restructuring Documents.

Section 4.	Commitments Regarding the Plan and Restructuring Transactions.

4.1	Commitments of the Investor Parties, Consenting Interest Holders, and Consenting Creditor Parties.

During the period beginning on the Agreement Effective Date and ending on the earlier to occur of the Plan Support Termination Date (as defined in Section 11 hereof) and the Agreement Termination Date (as defined in Section 12 hereof) applicable to the Party (such period, the “Plan Support Effective Period”), each Investor Party, Consenting Interest Holder, and Consenting Creditor Party agrees that:

(a) subject to receipt of the Disclosure Statement approved by the Bankruptcy Court as containing “adequate information” as such term is defined in section 1125 of the Bankruptcy Code, and the other Solicitation Materials approved by the Bankruptcy Court, it shall:

(i) to the extent a class of claims or interests against or in the Debtors (the “Debtor Claims/Interests”) is permitted to vote to accept or reject the Plan, vote each such claim or interest it holds in such class to accept the Plan by delivering its duly executed and completed ballot(s) accepting the Plan on a timely basis following the commencement of the solicitation;

(ii) to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, not elect to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iii) not change or withdraw (or cause to be changed or withdrawn) any such vote or election;

(b) it shall (i) use commercially reasonable efforts to assist the Debtors in obtaining entry of the Settlement Order, the Scheduling Order Amendments, the PSA Approval Order, the Approval Order, the Disclosure Statement Order, the Rights Offering Procedures Order, and the Confirmation Order and consummation of the Plan as soon as reasonably practicable in accordance with the Bankruptcy Code and on terms consistent with this Agreement, including within the time frames contemplated in this Agreement, and (ii) execute and deliver any other agreements reasonably required to effectuate and consummate the Plan and Restructuring Transactions;

(c) it shall not directly or indirectly, or encourage any other entity to directly or indirectly, (i) object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, consummation, or amendment (whether before or after confirmation, provided that such amendment is consistent with this Agreement, including Section 13) of the Plan and Restructuring Transactions and the Claims Settlement; (ii) propose, file, support, vote for, or take any other action in furtherance of any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors other than the Plan, including, for the avoidance of doubt, making or supporting any filings with the Bankruptcy Court or any regulatory agency, including the Public Utility Commission of Texas (the “PUCT”) and the United States Nuclear Regulatory Commission (the “NRC”), or making or supporting any press release, press report or comparable public statement, or filing with respect to any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors other than the Plan; or (iii) exercise any right or remedy for the enforcement, collection, or recovery of any claim against the Debtors or any direct or indirect subsidiaries of the Debtors that are not Debtors other than as expressly permitted by the Plan, the Merger Agreement, and the Settlement Agreement; provided, however, that notwithstanding the foregoing, (Y) each Party may file with the Bankruptcy Court all documents necessary to obtain approval of this Agreement and the Claims Settlement and entry of the Scheduling Order Amendments, PSA Approval Order, the Approval Order, and the Settlement Order, and (Z) each Party (subject to Section 4.4 with respect to the Investor Parties) may, during and after the Plan Support Effective Period, (I) solicit from (other than within the meaning of 11 U.S.C. § 1125), and negotiate with the Debtors and/or their other stakeholders, facilitate, and document the other terms of an Alternative Restructuring, (II) solicit from (other than within the meaning of 11 U.S.C. § 1125) and negotiate with the Debtors and/or their other stakeholders, facilitate, and document the terms of another plan or other restructuring transaction that contains the Required Alternative Terms, and (III) solicit from and enter into an agreement or agreements with the Debtors and/or their other stakeholders regarding support for and/or financing of such Alternative Restructuring or other restructuring so long as entering into such agreement or agreements does not violate such Party’s commitments and obligations under this Agreement; provided, however, that each Party shall use commercially reasonable efforts (x) to keep confidential any solicitation, negotiation, facilitation, and documentation by such Party of an Alternative Restructuring and (y) to enter into a confidentiality agreement with any counterparty to any agreement regarding support for and/or financing of an Alternative Restructuring, which confidentiality agreement provides that the existence and material terms of such Alternative Restructuring shall be kept confidential and shall not be publicly disclosed, except in each case to the extent required by applicable law or pursuant to such confidentiality agreements (including any “cleansing” provisions set forth in such confidentiality agreements) as determined by such Party in its sole and absolute discretion, and the Parties each waive any right to challenge such a determination made by any other Party;

(d) it (i) shall refrain from supporting the allowance or payment of any make-whole claim on account of the prepayment, repayment, or other redemption of any debt incurred by EFH or EFIH or their predecessors and (ii) except as expressly contemplated herein, including without limitation under Section 10(t), shall not object, encourage others to object, or support any objection to the payment of postpetition interest (if any) at the Federal Judgment Rate to any of the unsecured creditors of EFH, EFIH, or EFIH Finance; provided, however, for the avoidance of doubt, except as expressly set forth herein, nothing in this Agreement shall or shall be deemed to be an agreement by a Party that holds claims or interests in a particular class of claims or interests under the Plan to accept a treatment of such claims or interests under the Plan that is different from or less favorable than the treatment provided to other claims or interests in the same such class under the Plan;

(e) in the case of the Investor Parties, without limiting the last sentence of Section 9.9(a) of the Merger Agreement, it shall use commercially reasonable efforts to consummate the registration of common equity of Parent in connection with the Rights Offering and the funding of the proceeds of the Rights Offering and the equity financings contemplated by the Backstop Agreement and the Equity Commitment Letter into the Escrow Account (as such term is defined in the Backstop Agreement) as soon as practicable in accordance with the terms and conditions of the Backstop Agreement and the Equity Commitment Letter;

(f) it shall not direct any administrative agent, collateral agent, or indenture trustee (as applicable) to take any action inconsistent with such Party’s respective obligations under this Agreement, and if any applicable administrative agent, collateral agent, or indenture trustee takes any action inconsistent with a Party’s obligations under this Agreement, such Party shall promptly direct such administrative agent, collateral agent, or indenture trustee to cease and refrain from taking any such action; provided, however, that, other than expressly contemplated herein, neither Consenting EFIH PIK Noteholders nor the Fidelity Funds shall be required to (i) direct any trustee with respect to their E-Side Claims (as defined below) to take any action that would be materially adverse to such claims, or (ii) affirmatively take any action under Section 4.1(b) above that would be materially adverse to such E-Side Claims; provided, further, however, that such Parties shall take no action in opposition of or otherwise inconsistent with the terms of the Settlement Agreement, whether or not approved by the Bankruptcy Court;

(g) notwithstanding Section 4.1(f), if it is a holder of EFH Legacy Notes or EFH LBO Notes, it will direct the EFH Notes Trustee, in its capacity as indenture trustee for the EFH Legacy Notes and EFH LBO Notes, to (i) execute this Agreement, (ii) during the Plan Support Effective Period, not directly or indirectly, or encourage any other entity to directly or indirectly, object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, consummation, or amendment of the Plan, the Restructuring Transactions, the Claims Settlement, the EFIH PIK Note Claims Settlement, and the Fidelity

Claims Settlement, and (iii) during the Plan Support Effective Period, refrain from supporting and not pursue with respect to such notes payment of postpetition interest (except as contemplated herein) or any Makewhole Claims or any other Claims inconsistent with this Agreement; provided, that, the Fidelity Funds shall not be required to provide any indemnity or otherwise incur any liability to the EFH Notes Trustee or any other party in connection with such direction;

(h) notwithstanding Section 4.1(f), if holders of 50.10% or more of the aggregate principal amount of outstanding EFIH PIK Notes are or become Parties to this Agreement and accept the EFIH PIK Notes Claim Settlement in accordance with Section 10(t), such holders will direct the EFIH PIK Notes Trustee, in its capacity as indenture trustee for the EFIH PIK Notes, to (i) execute this Agreement, (ii) during the Plan Support Effective Period, not directly or indirectly, or encourage any other entity to directly or indirectly, object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, consummation, or amendment of the Plan, the Restructuring Transactions, the Claims Settlement, the EFIH PIK Note Claims Settlement, and the Fidelity Claims Settlement, and (iii) during the Plan Support Effective Period, refrain from supporting and not pursue with respect to such notes payment of postpetition interest (except as contemplated herein) or any Makewhole Claims or any other Claims inconsistent with this Agreement; and

(i) notwithstanding Section 4.1(f), if holders of 50.10% or more of the aggregate principal amount of outstanding EFIH Second Lien Notes are or become Parties to this Agreement, such holders will direct the EFIH Second Lien Notes Trustee and will in good faith attempt to cause the EFIH Second Lien Notes Trustee, in its capacity as indenture trustee for the EFIH Second Lien Notes, to (i) execute this Agreement, (ii) during the Plan Support Effective Period, not directly or indirectly, or encourage any other entity to directly or indirectly, object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, consummation, or amendment of the Plan, the Restructuring Transactions, the Claims Settlement, the EFIH PIK Note Claims Settlement, and the Fidelity Claims Settlement, and (iii) during the Plan Support Effective Period, refrain from supporting and not pursue with respect to such notes payment of any Makewhole Claims; provided, that, the Fidelity Funds shall not be required to provide any indemnity or otherwise incur any liability to the EFIH Second Lien Notes Trustee or any other party in connection with such direction. In addition, at the request of Parent, Parties holding EFIH Second Lien Notes agree that they will attempt to contact any holder of EFIH Second Lien Notes not then a Party hereto to request that such holder execute this Agreement, not oppose confirmation of the Plan and approval of the Claims Settlement, and not pursue payment of any Makewhole Claims or any other Claims inconsistent with this Agreement.

4.2	Commitments of the TCEH Official Committee.

During the Plan Support Effective Period, the TCEH Official Committee, in its capacity as a fiduciary for the unsecured creditors of the TCEH Debtors and EFH Corporate Services, agrees that:

(a) it shall (i) use commercially reasonable efforts to assist the Debtors in obtaining entry of the Settlement Order, the PSA Approval Order, the Approval Order, the Disclosure

Statement Order, the Rights Offering Procedures Order, and the Confirmation Order and consummation of the Plan as soon as reasonably practicable in accordance with the Bankruptcy Code and on terms consistent with this Agreement, including within the timeframes contemplated by this Agreement, and (ii) execute and deliver any other agreements reasonably required to effectuate and consummate the Plan and Restructuring Transactions;

(b) it shall not directly or indirectly, or encourage any other entity to directly or indirectly, (i) object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, consummation or amendment (whether before or after confirmation, provided that such amendment is consistent with this Agreement, including Section 13) of the Plan and Restructuring Transactions and the Claims Settlement; (ii) propose, file, support, or take any other action in furtherance of any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors other than the Plan, including, for the avoidance of doubt, making or supporting any filings with the Bankruptcy Court or any regulatory agency, including the PUCT and the NRC, or making or supporting any press release, press report or comparable public statement, or filing with respect to any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors other than the Plan; or (iii) exercise any right or remedy for the enforcement, collection, or recovery of any claim against the Debtors or any direct or indirect subsidiaries of the Debtors that are not Debtors other than as expressly permitted by the Plan and the Settlement Agreement; provided, however, that notwithstanding the foregoing, (Y) each Party may file with the Bankruptcy Court all documents necessary to obtain approval of this Agreement and the Claims Settlement and entry of the PSA Approval Order, the Approval Order, and the Settlement Order and (Z) each Party (subject to Section 4.4 with respect to the Investor Parties) may, during and after the Plan Support Effective Period, (I) solicit from (other than within the meaning of 11 U.S.C. § 1125), and negotiate with the Debtors and/or their other stakeholders, facilitate, and document the other terms of an Alternative Restructuring, (II) solicit from (other than within the meaning of 11 U.S.C. § 1125) and negotiate with the Debtors and/or their other stakeholders, facilitate, and document the terms of another plan or other restructuring transaction that contains the Required Alternative Terms, and (III) solicit from and enter into an agreement or agreements with the Debtors and/or their other stakeholders regarding support for and/or financing of such Alternative Restructuring or other restructuring so long as entering into such agreement or agreements does not violate such Party’s commitments and obligations under this Agreement; provided, however, that each Party shall use commercially reasonable efforts (x) to keep confidential any solicitation, negotiation, facilitation, and documentation by such Party of an Alternative Restructuring and (y) to enter into a confidentiality agreement with any counterparty to any agreement regarding support for and/or financing of an Alternative Restructuring, which confidentiality agreement provides that the existence and material terms of such Alternative Restructuring shall be kept confidential and shall not be publicly disclosed, except in each case to the extent required by applicable law or pursuant to such confidentiality agreements (including any “cleansing” provisions set forth in such confidentiality agreements) as determined by such Party in its sole and absolute discretion, and the Parties each waive any right to challenge such a determination made by any other Party; provided, further, however, that nothing in this Agreement shall affect the obligations of the TCEH Official Committee, if any, to coordinate discovery propounded in connection with confirmation pursuant to the Order (A) Scheduling Certain Hearing Dates and Deadlines,

(B) Establishing Certain Protocols in Connection with the Confirmation of Debtors’ Plan of Reorganization, and (C) Revising Certain Dates in the Disclosure Statement Scheduling Order [D.I. 4916]; and

(c) it shall (i) refrain from supporting the allowance or payment of any make-whole claim on account of the prepayment, repayment, or other redemption of any debt incurred by EFH or EFIH and (ii) not object, encourage others to object, or support any objection to the payment of postpetition interest (if any) at the Federal Judgment Rate to any of the unsecured creditors of EFH, EFIH, or EFIH Finance.

4.3	Commitments of the Debtors.

(a) During the Plan Support Effective Period, the Debtors shall use commercially reasonable efforts to: (i) file, as soon as reasonably practicable, the Plan (which shall amend and supersede the Initial Plan), the Disclosure Statement, and the Settlement Motion; (ii) file, as soon as reasonably practicable, the motion seeking approval of the Debtors’ entry into and performance under the Backstop Agreement and the Merger Agreement; (iii) file on or before 28 days after the Debtors’ execution of this Agreement, the Supplemental Ruling Request pursuant to Section 10(e) hereof; (iv) take all steps reasonably necessary or desirable to obtain orders of the Bankruptcy Court (A) on or before September 30, 2015, approving the Debtors’ entry into and performance under this Agreement, (B) on or before October 31, 2015, approving the Disclosure Statement, and (C) on or before December 15, 2015, confirming the Plan, the Settlement Agreement, and the Debtors’ entry into and performance under the Settlement Agreement, the Backstop Agreement, and the Merger Agreement; (v) take all steps reasonably necessary to consummate the Rights Offering and the registration of common equity of Parent in connection therewith as soon as practicable, including by providing all assistance and cooperation reasonably requested by Parent in connection therewith in accordance with EFH’s and EFIH’s obligations pursuant to Section 8.4 of the Backstop Agreement; (vi) support and take all steps reasonably necessary or desirable to consummate as soon as possible, and in any event no later than April 30, 2016 (subject to extension in accordance with Section 11(g)), the Plan and Restructuring Transactions in accordance with this Agreement, including the preparation, execution (where applicable) and filing of the Definitive Restructuring Documents within the dates provided herein and therein; (vii) execute and deliver any other agreements reasonably required to effectuate and consummate the Plan and Restructuring Transactions as soon as reasonably practicable, and in any event no later than April 30, 2016 (subject to extension in accordance with Section 11(g)); (viii) take all steps reasonably necessary to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions as soon as possible, and in any event no later than April 30, 2016 (subject to extension in accordance with Section 11(g)); (ix) take all other steps reasonably necessary to complete the Restructuring Transactions consistent with the dates provided herein; (x) agree to an indefinite adjournment of any litigation or requests for standing to pursue litigation, and any related deadlines, with respect to any claim or cause of action that is proposed to be settled pursuant to the Plan or the Settlement Agreement, and upon entry of the Settlement Order, agree to dismissal or withdrawal, with prejudice, of any such litigation or request; (xi) not object to, delay, impede, or take any other action or any inaction that is inconsistent with or is intended to interfere with acceptance, implementation, consummation, or amendment (whether before or after confirmation, provided that such amendment is consistent with this Agreement, including Section 13) of the Plan and Restructuring Transactions and the Claims Settlement; and (xii) not propose, file, support, or take any other action in furtherance of any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors other than the Plan, including, for the avoidance of doubt, making or supporting any filings with the Bankruptcy Court or any regulatory agency, including the PUCT, or making or supporting any public statements with respect to any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors other than the Plan; provided, however, that notwithstanding the foregoing, (Y) the Debtors may file with the Bankruptcy Court all documents necessary to obtain approval of this Agreement and the Claims Settlement and entry of the PSA Approval Order, the Approval Order, and the Settlement Order, and (Z) the Debtors may, during and after the Plan Support Effective Period, (I) solicit (other than within the meaning of 11 U.S.C. § 1125), negotiate, facilitate, and document the other terms of an Alternative Restructuring, (II) solicit (other than within the meaning of 11 U.S.C. § 1125), negotiate, facilitate, and document the terms of another plan or other restructuring transaction that contains the Required Alternative Terms, and (III) solicit and enter into an agreement or agreements regarding support for and/or financing of such Alternative Restructuring or other restructuring so long as entering into such agreement or agreements does not violate the Debtors’ commitments and obligations under this Agreement; provided, however, that the Debtors shall use commercially reasonable efforts (x) to keep confidential any solicitation, negotiation, facilitation, and documentation by the Debtors of an Alternative Restructuring and (y) to enter into a confidentiality agreement with any counterparty to any agreement regarding support for and/or financing of an Alternative Restructuring, which confidentiality agreement provides that the existence and material terms of such Alternative Restructuring shall be kept confidential and shall not be publicly disclosed, except in each case to the extent required by applicable law or pursuant to such confidentiality agreements (including any “cleansing” provisions set forth in such confidentiality agreements) as determined by the Debtors in their sole and absolute discretion, and the Parties each waive any right to challenge such a determination made by the Debtors. Additionally, during the Plan Support Effective Period, the Debtors shall use commercially reasonable efforts to substantially complete the process of reconciling claims prior to the Effective Date of the Plan.

(b) The Debtors, the Investor Parties, Consenting Interest Holders, Consenting Creditor Parties, and the TCEH Official Committee represent and warrant to each of the other Parties that there are no currently effective agreements (oral or written) or understandings, with respect to any plan of reorganization or liquidation, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets or equity interests or restructuring (other than the Definitive Restructuring Documents, the Alternative Restructuring Documents, and any other proposals, agreements, or understandings relating to the Plan or an Alternative Restructuring) involving the Debtors, or any of their assets, properties or businesses (an “Alternative Proposal”). If the Debtors make or receive a written proposal or expression of interest regarding an Alternative Proposal during the Plan Support Effective Period that is reasonably likely to lead to a Superior Proposal (as defined in the Merger Agreement), the Debtors shall promptly notify counsel to the Parties of any such proposal or expression of interest relating to an Alternative Proposal, with such notice to include the material terms thereof, including (unless prohibited by a separate agreement) the identity of the person or group of persons involved. The Debtors shall promptly furnish counsel to the Parties with copies of any written offer or other information that they make or receive relating to an Alternative Proposal and shall keep counsel to the Parties reasonably informed of any material changes to such Alternative Proposal. The Debtors shall not enter into any confidentiality agreement with a party proposing an Alternative Proposal unless such party consents to identifying and providing to counsel to the Parties (under a reasonably acceptable confidentiality agreement) the information contemplated under this Section 4.3(b).

(c) Notwithstanding anything to the contrary in this Agreement, (i) the board of directors, the board of managers, or any such similar governing body of a Debtor shall be permitted to take (or permitted to refrain from taking) any action with respect to the Restructuring Transactions to the extent such board of directors, board of managers, or such similar governing body determines, in good faith based upon advice of counsel, that taking such action, or refraining from taking such action, as applicable, is reasonably required to comply with applicable law, including its fiduciary duties, and (ii) the officers and employees of the Debtors shall not be required to take any actions inconsistent with applicable law.

4.4	Commitments Between and Among Investor Parties Regarding Alternative Restructurings.

During the Plan Support Effective Period, each Investor Party agrees that: (a) prior to entering into any discussions with any person regarding an Alternative Restructuring, such Investor Party shall provide to each other Investor Party (i) written notice of such proposed discussions and (ii) a reasonable opportunity to participate in any such discussions; and (b) such Investor Party shall not enter into any agreement regarding an Alternative Restructuring absent written consent from the other Investor Parties; provided, however, that this Section 4.4 shall not apply to such discussions or agreements with any Investor Party to the extent such discussions or agreements relate solely to such Investor Party’s capacity in an Alternative Restructuring as a holder of E-Side Claims.

4.5	Commitments of the TCEH First Lien Creditors.

During the Plan Support Effective Period and the Alternative Restructuring Support Period, each Consenting TCEH First Lien Creditor agrees that it shall: (a) use its commercially reasonable efforts to support an expeditious resolution of the claims and causes of action set forth in the TCEH First Lien Note Intercreditor Action (as defined in the Plan); (b) not directly or indirectly, or encourage any other entity to directly or indirectly, object to, delay, impede, or otherwise oppose entry of a reasonable scheduling order by the Bankruptcy Court with respect to the TCEH First Lien Note Intercreditor Action that provides for the conclusion of briefing and oral argument, if any, on or prior to November 3, 2015; (c) to the extent it holds any TCEH First Lien Note Claims, use its commercially reasonable efforts to direct the TCEH First Lien Notes Trustee (as defined in the Plan) to amend the complaint in the TCEH First Lien Note Intercreditor Action as soon as reasonably practicable to include any claim or cause of action that the TCEH First Lien Creditor Distributions (as defined in the Plan) should be based on the TCEH First Lien Creditor Postpetition Interest Allocated Claim Amounts (as defined in the Plan) (hereinafter referred to as it relates to distributions under the Plan as the “TCEH First Lien Creditor Plan Distribution Allocation Dispute” and as it

relates to Adequate Protection Payments (as defined in the Cash Collateral Order) the “TCEH First Lien Creditor Adequate Protection Payment Allocation Dispute”); and (d) to the extent it holds any TCEH Credit Agreement Claims, not consent to, and not direct the TCEH First Lien Agent to execute, any amendments, modifications, waivers, or terminations of the TCEH First Lien Intercreditor Agreement (as defined in the Plan) that would, directly or indirectly, adversely affect any of the claims, causes of action, counterclaims, or defenses of the parties to the TCEH First Lien Creditor Plan Distribution Allocation Dispute or the TCEH First Lien Creditor Adequate Protection Payment Allocation Dispute, without the consent of each Consenting TCEH First Lien Creditor; provided, however, that nothing herein shall limit the ability to assert any defenses or counterclaims to the complaint or amended complaint or to file any pleading, motion, or other document in the TCEH First Lien Creditor Plan Distribution Allocation Dispute or the TCEH First Lien Creditor Adequate Protection Payment Allocation Dispute; provided, further, however, for the avoidance of doubt, nothing in this Section 4.5 shall relieve any Consenting TCEH First Lien Creditor of its obligations under Section 4.1 hereof, and the Parties agree that nothing with respect to the TCEH First Lien Creditor Plan Distribution Allocation Dispute or the TCEH First Lien Creditor Adequate Protection Payment Allocation Dispute is intended to, and no Party shall take any action or inaction that would cause such disputes to, interfere with or delay in any material way the confirmation, implementation, and consummation of the Plan and Restructuring Transactions, including within the time frames contemplated under this Agreement. Further, in connection with the foregoing commitment contained in subsection (d) of this Section 4.5, each Consenting TCEH First Lien Lender represents that it has not previously directed the TCEH First Lien Agent to execute any amendments, modifications, waivers, or terminations of the TCEH First Lien Intercreditor Agreement that would adversely affect any of the claims, causes of action, counterclaims, or defenses of the parties to the TCEH First Lien Creditor Plan Distribution Allocation Dispute or the TCEH First Lien Creditor Adequate Protection Payment Allocation Dispute.

Section 5.	Commitments Regarding Alternative Restructuring.

5.1	Commitments of the Consenting Interest Holders and the Consenting Creditor Parties (other than Consenting TCEH First Lien Creditors).

During the period if any, beginning on the Plan Support Termination Date (as defined in Section 11 hereof) and ending on the Agreement Termination Date (as defined in Section 12 hereof) applicable to the Party (such period, the “Alternative Restructuring Support Period”), so long as an Alternative Restructuring contains or otherwise implements, and is not inconsistent with, the Required Alternative Terms, each Consenting Interest Holder and each Consenting Creditor Party (other than Consenting TCEH First Lien Creditors) agrees that:

(a) if an Alternative Restructuring is to be consummated pursuant to an Alternative Plan, subject to receipt of the Alternative Plan Disclosure Statement approved by the Bankruptcy Court as containing “adequate information” as such term is defined in section 1125 of the Bankruptcy Code, and the other Alternative Plan Solicitation Materials approved by the Bankruptcy Court;

(i) to the extent a class of Debtor Claims/Interests is permitted to vote to accept or reject the Alternative Plan, it shall vote each such Debtor Claim/Interest it holds in such class in the same manner as the Required TCEH First Lien Creditors vote on such Alternative Plan by delivering its duly executed and completed ballot(s) on a timely basis following the commencement of solicitation, in a manner to be agreed upon by the Required TCEH First Lien Creditors, the Consenting Interest Holders, the Required TCEH Unsecured Noteholders, and the Required TCEH Second Lien Noteholders;

(ii) to the extent it is permitted to elect whether to opt out of the releases set forth in the Alternative Plan, it shall not elect to opt out of the releases set forth in the Alternative Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iii) it shall not change or withdraw (or cause to be changed or withdrawn) any such vote or election;

(b) it shall not directly or indirectly, or encourage any other entity to directly or indirectly, (i) object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, consummation, or amendment (whether before or after confirmation, provided that such amendment is consistent with this Agreement, including Section 13) of the Alternative Plan or any other Alternative Restructuring; (ii) propose, file, support, vote for, or take any other action in furtherance of any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors (including the Plan and the Restructuring Transactions) other than an Alternative Restructuring, including, for the avoidance of doubt, making or supporting any filings with the Bankruptcy Court or any regulatory agency, including the PUCT and the NRC, or making or supporting any press release, press report or comparable public statement, or filing with respect to any applicable restructuring, workout, plan of arrangement, or plan of reorganization, (including the Plan and the Restructuring Transactions) other than an Alternative Restructuring; (iii) other than as may be required by the Bankruptcy Court with respect to any fees, expenses, or other reimbursements that are payable from the TCEH Cash Payment, request, or encourage or support any other creditor’s request for, a claim against any of the TCEH Debtors for any fees, expenses, or other reimbursements (including professional fees) pursuant to section 503(b)(3)(D) of the Bankruptcy Code; (iv) other than as explicitly permitted or required under Section 5.1(a), support or take any other action in furtherance of any Alternative Restructuring, including, for the avoidance of doubt, making or supporting any filings with the Bankruptcy Court or any regulatory agency, including the PUCT and the NRC, or making or supporting any press release, press report or comparable public statement, or filing, if both the Debtors and the Required TCEH First Lien Creditors have filed competing Alternative Restructurings; or (v) exercise any right or remedy for the enforcement, collection, or recovery of any claim against the Debtors or any direct or indirect subsidiaries of the Debtors that are not Debtors other than as permitted by the Alternative Plan, any other Alternative Restructuring, and the Settlement Agreement; and

(c) it shall not direct any administrative agent or indenture trustee (as applicable) to take any action inconsistent with such Party’s respective obligations under this Agreement, and if any applicable administrative agent or indenture trustee takes any action inconsistent with a Parties’ obligations under this Agreement, such Party shall promptly direct such administrative agent or indenture trustee to cease and refrain from taking any such action.

Notwithstanding anything to the contrary in this Agreement, the Consenting Interest Holders shall have no obligations under this Agreement to support, and reserve all of their rights to object to, any proposed restructuring for the Debtors contemplating a sale or transfer of any or all of the TCEH Debtors’ assets, including any Alternative Restructuring, that generates an unpaid cash income tax liability to the Debtors, as determined by the Consenting Interest Holders in their reasonable discretion.

5.2	Commitments of Hunt.

If (A) the Merger Agreement is validly terminated after (i) the joint filing made by Hunt and Oncor with the PUCT relating to the Restructuring Transactions is rejected by the PUCT; (ii) the approval of such filing by the PUCT is not granted because it is conditioned upon the acceptance of conditions and restrictions that are rejected by Parent, the Purchasers or Hunt or (iii) such filing is withdrawn by or with the written consent of Parent, the Purchasers or Hunt because it has not been approved by the PUCT or because Parent, the Purchasers or Hunt are not able to reach agreement with the PUCT regarding any such conditions or restrictions or (B) the Merger Agreement is validly terminated (x) in accordance with Section 8.2 of the Merger Agreement, (y) by either EFH or EFIH in accordance with Section 8.3(a) or 8.3(b) of the Merger Agreement or (z) by either EFH or EFIH in accordance with Section 8.3(g) of the Merger Agreement if such termination pursuant to Section 8.3(g) of the Merger Agreement occurs on or after June 30, 2016, then, in the case of either clause (A) or (B), during the period, if any, beginning on the Plan Support Termination Date (as defined in Section 11 hereof) and ending on the Agreement Termination Date (as defined in Section 12.10 hereof) applicable to Hunt, neither Hunt nor any of its Affiliates shall, directly or indirectly, or encourage any other entity to, directly or indirectly, (a) object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, consummation or amendment (whether before or after confirmation, provided that such amendment was made consistent with this Agreement, including Section 13) of an Alternative Plan or any other Alternative Restructuring; or (b) propose, file, support, or take any other action in furtherance of any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors (including the Plan and the Restructuring Transactions) other than an Alternative Restructuring, including, for the avoidance of doubt, making or supporting any filings with the Bankruptcy Court or any regulatory agency, including the PUCT, FERC or the NRC, or making or supporting any public statements with respect to any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors other than an Alternative Plan or any other Alternative Restructuring.

Notwithstanding anything in this Section 5.2 to the contrary, neither Hunt nor any of its Affiliates shall be prohibited or restricted from taking any actions that they determine in their reasonable discretion are necessary or appropriate, including intervening in any proceedings before or making or supporting any filings with the PUCT, in order (i) to preserve and protect the business, operations, goodwill or assets of any existing electric utility (excluding Oncor Electric Delivery Company LLC) or electric utility property real estate investment trust in the

State of Texas for which any of them or their direct or indirect equity owners exercise management control or provide management services or in which any such persons has a direct or indirect equity interest, including InfraREIT, Inc. (“InfraREIT”) and Sharyland Utilities, L.P. and their respective subsidiaries or (ii) based on the advice of counsel, to fulfill the contractual, legal or other duties and obligations that any such Person has to or in respect of any such existing electric utility or electric utility investment trust or subsidiary. In addition, the parties hereto expressly acknowledge and agree that Hunt and its Affiliates have no obligation to bind or seek to bind InfraREIT or its subsidiaries to the foregoing provisions of this Section 5.2, it being understood that InfraREIT and its subsidiaries are not parties to this Agreement and have no liabilities or obligations of any kind hereunder.

5.3	Commitments of the TCEH Official Committee.

(a) During the Alternative Restructuring Support Period, if any, so long as an Alternative Restructuring contains or otherwise implements and is not inconsistent with the Required Alternative Terms, the TCEH Official Committee, in its capacity as a fiduciary for the unsecured creditors of the TCEH Debtors and EFH Corporate Services, agrees that it shall not directly or indirectly, or encourage any other entity to directly or indirectly, (i) object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, consummation, or amendment (whether before or after confirmation, provided that such amendment is consistent with this Agreement, including Section 13) of the Alternative Plan or any other Alternative Restructuring; (ii) propose, file, support, vote for, or take any other action in furtherance of any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors (including the Plan and the Restructuring Transactions) other than an Alternative Restructuring, including, for the avoidance of doubt, making or supporting any filings with the Bankruptcy Court or any regulatory agency, including the PUCT and the NRC, or making or supporting any press release, press report or comparable public statement, or filing with respect to any restructuring, workout, plan of arrangement, or plan of reorganization (including the Plan but excluding any Alternative Restructuring); (iii) support or take any other action in furtherance of any Alternative Restructuring, including, for the avoidance of doubt, making or supporting any filings with the Bankruptcy Court or any regulatory agency, including the PUCT and the NRC, or making or supporting any press release, press report or comparable public statement, or filing, if both the Debtors and the Required TCEH First Lien Creditors have filed competing Alternative Restructurings; or (iv) exercise any right or remedy for the enforcement, collection, or recovery of any claim against the Debtors or any direct or indirect subsidiaries of the Debtors that are not Debtors other than as permitted by the Alternative Plan, any other Alternative Restructuring, and the Settlement Agreement.

(b) Notwithstanding anything contained in this Section 5.3, (i) if the TCEH Official Committee determines in good faith after consultation with its financial advisors and legal counsel and based on the advice of such counsel, that supporting the Alternative Restructuring would be inconsistent with the exercise of its fiduciary duties with respect to the unsecured creditors of EFH Corporate Services, the TCEH Official Committee shall be relieved of its obligations under this Section 5.3 to support such Alternative Restructuring solely with respect to EFH Corporate Services; and (ii) the TCEH Official Committee reserves its right to pursue any good-faith objection with respect to the allowance of any Claim that would materially reduce recoveries to holders of General Unsecured Claims Against the TCEH Debtors Other Than EFCH or EFH Corporate Services during the Alternative Restructuring Support Period.

5.4	Commitments of the Consenting TCEH First Lien Creditors.

During the Alternative Restructuring Support Period, if any, each Consenting TCEH First Lien Creditor agrees:

(a) that it shall not directly or indirectly, or encourage any other entity to directly or indirectly, propose, file, support, vote for, or take any other action in furtherance of any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors (including the Plan and the Restructuring Transactions) other than an Alternative Restructuring, including, for the avoidance of doubt, making or supporting any filings with the Bankruptcy Court or any regulatory agency, including the PUCT and the NRC, or making or supporting any press release, press report or comparable public statement, or filing with respect to any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors (including the Plan and the Restructuring Transactions) other than an Alternative Restructuring;

(b) if an Alternative Restructuring is to be consummated pursuant to an Alternative Plan, subject to receipt of the Alternative Plan Disclosure Statement approved by the Bankruptcy Court as containing “adequate information” as such term is defined in section 1125 of the Bankruptcy Code, and the other Alternative Plan Solicitation Materials approved by the Bankruptcy Court, it shall:

(i) to the extent a class of Debtor Claims/Interests is permitted to vote to accept or reject the Alternative Plan, vote each such claim or interest it holds in such class to accept the Alternative Plan by delivering its duly executed and completed ballot(s) accepting the Alternative Plan on a timely basis following the commencement of the solicitation

(ii) to the extent a holder of Debtor Claims/Interests is permitted to elect whether to opt out of the releases set forth in the Alternative Plan, elect not to opt out of the releases set forth in the Alternative Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iii) not change or withdraw (or cause to be changed or withdrawn) any such vote or election;

(c) it shall (i) use commercially reasonable efforts to assist in obtaining approval of an Alternative Restructuring as soon as reasonably practicable in accordance with the Bankruptcy Code and on terms consistent with this Agreement and (ii) execute and deliver any other agreements reasonably required to obtain confirmation of and consummate an Alternative Restructuring;

(d) if the Alternative Restructuring is to be consummated pursuant to an asset sale or other similar transaction, it shall take such actions as are commercially reasonable and appropriate to assist in obtaining Bankruptcy Court approval of an Alternative APA and the Alternative APA Order as soon as reasonably practicable;

(e) it shall not directly or indirectly, or encourage any other entity to directly or indirectly, (i) object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, consummation, or amendment (whether before or after confirmation, provided that such amendment is consistent with this Agreement, including Section 13) of an Alternative Plan or any other Alternative Restructuring; (ii) exercise any right or remedy for the enforcement, collection, or recovery of any claim against the Debtors or any direct or indirect subsidiaries of the Debtors that are not Debtors other than as permitted by any Alternative Restructuring and the Settlement Agreement (if approved by the Bankruptcy Court); and

(f) it shall not direct any administrative agent, collateral agent, or indenture trustee (as applicable) to take any action inconsistent with such Party’s respective obligations under this Agreement, and if any applicable administrative agent, collateral agent, or indenture trustee takes any action inconsistent with a Parties’ obligations under this agreement, such Party shall promptly direct such administrative agent, collateral agent, or indenture trustee to cease and refrain from taking any such action.

Notwithstanding anything in this Section 5.4 to the contrary, (y) during the Alternative Restructuring Support Period, the Consenting TCEH First Lien Creditors shall have no obligations under this Agreement to support (and may vote their TCEH First Lien Claims to reject), and reserve all of their rights to object to and otherwise litigate in connection with, any disclosure statement, plan of reorganization, or other restructuring transaction for any Debtor that is not filed or supported by the Required TCEH First Lien Creditors (including any proposed amendment to the Plan for the purpose of incorporating an Alternative Plan); provided, however, that if the Debtors file or propose any Alternative Restructuring for the EFH Debtors or the EFIH Debtors (i) that is not materially inconsistent with and does not adversely affect any Alternative Restructuring for the TCEH Debtors filed or supported by the Required TCEH First Lien Creditors and (ii) for so long as the Debtors are not continuing to object to or otherwise obstruct such Alternative Restructuring for the TCEH Debtors, the obligations set forth in this Section 5.4 shall apply to the Consenting TCEH First Lien Creditors with respect to such Alternative Restructuring for the EFH Debtors or the EFIH Debtors proposed by the Debtors; and (z) subject to the terms of the Amended Cash Collateral Order (as defined below), the Consenting TCEH First Lien Creditors shall be permitted to take or direct any action relating to the maintenance, protection, or preservation of the Prepetition Collateral (as defined in the Cash Collateral Order (as defined below)), and reserve all rights and remedies with respect thereto, including in relation to the TCEH Debtors’ use of cash collateral, and nothing herein shall be deemed to waive or release any such rights or remedies; provided, however, that the Consenting TCEH First Lien Creditors shall take no action in opposition of or otherwise inconsistent with Section 6 of this Agreement.

Furthermore, notwithstanding anything in this Section 5.4 or this Agreement to the contrary except Sections 6.1 and 6.2 of this Agreement, no Consenting TCEH First Lien Creditor shall be required to support, or vote in favor of, or otherwise be bound by the requirements of Section 5.4 with respect to, an Alternative Restructuring that does not provide that: (i) the allocation of distributions among the TCEH First Lien Claims is to be made in accordance with the terms of the Plan; and (ii) the ability of the TCEH First Lien Notes Trustee or any Consenting TCEH First Lien Creditor to pursue or defend the TCEH First Lien Creditor Plan Distribution Allocation Dispute and the TCEH First Lien Creditor Adequate Protection Payment Allocation Dispute, to the extent set forth in the Plan, is preserved.

5.5	Commitments of the Debtors and Reservation of Rights.

(a) During the Alternative Restructuring Support Period, if any, so long as the Alternative Plan or any other Alternative Restructuring contains or otherwise implements and is not inconsistent with the Required Alternative Terms, the Debtors shall make commercially reasonable efforts to (a) support and take all steps reasonably necessary or desirable to consummate an Alternative Plan or any other Alternative Restructuring in accordance with this Agreement, including the preparation, execution (where applicable) and filing of the Alternative Restructuring Documents, (b) take all steps reasonably necessary to obtain Bankruptcy Court approval of the Alternative Restructuring Documents, as applicable, (c) take all steps reasonably necessary to obtain any and all required regulatory and/or third-party approvals of an Alternative Plan or any other Alternative Restructuring as soon as possible, (d) take all other steps reasonably necessary to complete an Alternative Plan or any other Alternative Restructuring, (e) not object to, delay, impede, or take any other action or any inaction that is inconsistent with, or is intended to or is reasonably likely to interfere with the acceptance, implementation, consummation, or amendment (whether before or after confirmation, provided that such amendment is consistent with this Agreement, including Section 13) of an Alternative Plan or any other Alternative Restructuring, (f) not propose, file, support, vote for, or take any other action in furtherance of any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors (including the Plan and the Restructuring Transactions) other than an Alternative Restructuring, including, for the avoidance of doubt, making or supporting any filings with the Bankruptcy Court or any regulatory agency, including the PUCT and the NRC, or making or supporting any press release, press report or comparable public statement, or filing with respect to any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors (including the Plan and the Restructuring Transactions) other than an Alternative Restructuring, and (g) substantially complete the process of reconciling claims before the Effective Date of an Alternative Plan.

(b) Notwithstanding anything in this Section 5.5 to the contrary, during the Alternative Restructuring Support Period, the Debtors shall have no obligations under this Agreement to support, and reserve all of their rights to object to and otherwise litigate in connection with, any disclosure statement, plan of reorganization, or other restructuring transaction for the Debtors that is not filed by the Debtors, including any Alternative Restructuring filed by the TCEH First Lien Creditors.

5.6	Commitments With Respect to Claims Against the EFH Debtors and the EFIH Debtors.

Notwithstanding anything to the contrary in this Agreement, the Fidelity Funds, each Consenting EFIH PIK Noteholder, and each Consenting EFIH Second Lien Noteholder, and any Permitted Transferee (defined below) of such Parties with respect to E-Side Claims, shall be permitted to vote to reject and object to an Alternative Restructuring solely as it relates to

Debtor Claims/Interests against the EFH Debtors or the EFIH Debtors (“E-Side Claims”) held by such Parties (including by beneficial ownership) and exercise its rights and remedies as a holder of such E-Side Claims, and shall not otherwise be bound by or subject to Section 3.2, Section 5 (other than this Section 5.6) or Section 6 with respect to such E-Side Claims; provided, however, for the avoidance of doubt, nothing in this Section 5.6 shall waive or diminish such Party’s obligations (a) under this Agreement with respect to all other Debtor Claims/Interests or (b) under the Fidelity Claims Settlement or EFIH PIK Note Claims Settlement; provided, further, however, that such Parties shall take no action in opposition of or otherwise inconsistent with the terms of the Settlement Agreement, whether or not approved by the Bankruptcy Court.

Section 6.	Additional Commitments.

6.1	Additional Commitments Between and Among the Consenting Creditor Parties, the TCEH First Lien Agent, and the TCEH Official Committee.

Notwithstanding anything to the contrary in this Agreement (subject to Sections 5.3(b) and 5.6), each Consenting Creditor Party, the TCEH First Lien Agent, solely in its capacity as such, and the TCEH Official Committee covenants and agrees that, beginning on the Agreement Effective Date, and unless and until such Party’s obligations under this Agreement are terminated pursuant to Section 12:

(a) it will not propose, file, support, vote for, or take any other action in furtherance of, and will vote against (if entitled to vote) any Alternative Restructuring with respect to one or more of the TCEH Debtors (other than any Alternative Restructuring solely with respect to one or more TCEH Debtors whose total assets are less than 2.5% of the consolidated total assets, or whose revenues are less than 2.5% of the consolidated revenues, of all the TCEH Debtors as of the date of such Alternative Restructuring), as applicable, that does not contain or otherwise implement the following terms (the “Required TCEH Alternative Terms”):

(i) upon consummation of such an Alternative Restructuring, holders of Allowed TCEH First Lien Deficiency Claims, Allowed TCEH Unsecured Note Claims, Allowed TCEH Second Lien Note Claims, Allowed PCRB Claims, and Allowed General Unsecured Claims Against the TCEH Debtors Other Than EFCH shall receive, in the aggregate, $550 million in Cash (which shall be subject to reduction only pursuant to Section 11 of this Agreement and Section 2.7 of the Settlement Agreement, and shall not otherwise be subject to dilution or reduction as a consequence of any claim or liability incurred as a result of any act, event or transaction) (the “TCEH Cash Payment”). The TCEH Cash Payment shall be made (i) from the Cash on hand at the TCEH Debtors and, if none (or if Cash on hand is insufficient to make the full amount of the TCEH Cash Payment), the first proceeds of any sale, transfer, or other disposition of, or any financing or similar transaction secured or supported by the Prepetition Collateral (as defined in the Cash Collateral Order) (the “TCEH Cash Payment Carve Out”) and (ii) before any payment or other distribution (including transfer) is made in connection with such an Alternative Restructuring to the holders of Allowed TCEH First Lien Claims (the “TCEH First Lien Creditors”); provided, however, that the TCEH Cash Payment Carve Out shall be subordinate in all respects to: (a) the RCT Reclamation Support Carve Out (as defined in the Cash Collateral Order); (b) the Carve Out (as defined in the Cash Collateral Order); and (c) the Permitted Liens (as defined in the Cash Collateral Order). If the Settlement Agreement is not approved and the Plan is not consummated, upon consummation of an Alternative Restructuring, (y) the TCEH Unsecured Group (but not the individual members thereof) and the TCEH Unsecured Notes Indenture Trustee shall be paid from the TCEH Cash Payment the reasonable and documented out-of-pocket fees, expenses, and reimbursements of such Entities (including professional fees) that would not be subject to or covered by the TCEH Unsecured Notes Indenture Trustee’s “charging lien,” and which have not been paid or otherwise reimbursed by the Debtors, and (z) the TCEH Second Lien Group (but not the individual members thereof) and Wilmington Savings Fund Society, as successor indenture trustee to The Bank of New York Mellon (the “TCEH Second Lien Notes Indenture Trustee”) shall be paid from the TCEH Cash Payment the reasonable and documented out-of-pocket fees, expenses, and reimbursements of such Entities (including professional fees) that would not be subject to or covered by the TCEH Second Lien Notes Indenture Trustee’s “charging lien” and which have not been paid or otherwise reimbursed by the Debtors; in the case of each of clause (y) and (z), unless otherwise ordered by the Bankruptcy Court (or other court of competent jurisdiction). For the avoidance of doubt, any distribution of the TCEH Cash Payment that would otherwise be made to or received by holders of Allowed TCEH First Lien Deficiency Claims pursuant to this Section 6.1(a)(i) shall be subject to Section 6.1(a)(ii) of this Agreement;

(ii) the TCEH First Lien Creditors will waive, and the TCEH First Lien Agent will not take any action to interfere or that is inconsistent with the waiver of, any recovery or distribution on account of (but not voting rights in respect of) the Allowed TCEH First Lien Deficiency Claims (including any recovery or distribution provided for in Section 6.1(a)(i)) (the “Limited Waiver”) for the benefit of the holders of Allowed TCEH Unsecured Note Claims, Allowed TCEH Second Lien Note Claims, and Allowed General Unsecured Claims Against the TCEH Debtors Other Than EFCH (collectively, the “Beneficiary-Claimants”), such that any payment or other distribution (including transfer) that would otherwise have been made to, or for the benefit of, one or more of the TCEH First Lien Creditors on account of their Allowed TCEH First Lien Deficiency Claims pursuant to an Alternative Restructuring will instead be paid or distributed pro rata to the Beneficiary-Claimants on the basis of the amounts of their respective Allowed Claims; provided, however, that, (x) if the Bankruptcy Court (or other court of competent jurisdiction) determines that the Limited Waiver cannot be for the benefit of only the Beneficiary-Claimants or (y) if each of the Required TCEH Unsecured Noteholders, the Required TCEH Second Lien Noteholders, and the TCEH Official Committee agree, in consultation with the Consenting TCEH First Lien Creditors, then the Limited Waiver shall be for the benefit of the Beneficiary-Claimants and such other holders of Allowed Unsecured Claims against the TCEH Debtors as ordered by such court or agreed by the Required TCEH Unsecured Noteholders, the Required TCEH Second Lien Noteholders, and the TCEH Official Committee, in consultation with the Consenting TCEH First Lien Creditors, but in no event shall include the holders of Allowed TCEH First Lien Deficiency Claims, such that any payment or other distribution (including transfer) that would otherwise have been made to, or for the benefit of, one or more of the TCEH First Lien Creditors on account of their Allowed TCEH First Lien Deficiency Claims pursuant to an Alternative Restructuring will instead be paid or distributed pro rata to the Beneficiary-Claimants and such other holders of Allowed Unsecured Claims against the TCEH Debtors on the basis of the amounts of their respective Allowed Claims. For the avoidance of doubt, (A) under no circumstances will any Holder of a TCEH First Lien Deficiency Claim receive on account of such claim any portion of or distribution from the TCEH Cash Payment, and (B) the Limited Waiver shall not increase the aggregate amount of payments, distributions, or transfers required pursuant to Section 6.1(a)(i) and only relates to the allocation of such payments, distributions and transfers as between the holders of Allowed Unsecured Claims against the TCEH Debtors;

(iii) upon consummation of any such Alternative Restructuring, (A) the TCEH Debtors’ current and former officers, directors, and managers, the Consenting Interest Holders (including affiliates thereof), Holders of TCEH First Lien Claims, Holders of TCEH Unsecured Note Claims, Holders of TCEH Second Lien Claims, Holders of PCRB Claims, Holders of Allowed General Unsecured Claims Against the TCEH Debtors Other Than EFCH, and the TCEH Official Committee and its members, each such Entity’s respective current and former affiliates, and each such Entity’s and its current and former affiliates’ current and former equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and their current and former officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals (each in their capacities as such) shall receive standard exculpation and releases of all of the TCEH Debtors’ Estate claims and Causes of Action against such Entities, including all claims and Causes of Action against such Entities proposed to be released under the Plan or the Settlement Agreement (whether or not the Plan is consummated or the Settlement Agreement is approved), and, to the fullest extent permitted by applicable law, releases of all claims and Causes of Action against such Entities held by Holders of Claims against or Interests in the TCEH Debtors approved on or before consummation of any form of Alternative Restructuring with respect to the TCEH Debtors, including any request to modify the automatic stay and foreclose on any of the TCEH Debtors’ assets, except that with respect to any releases of claims or Causes of Action by and among the holders of TCEH First Lien Claims as against each other, such releases shall be as agreed to by the Consenting TCEH First Lien Creditors, and (B) the Parties shall be deemed to agree to such exculpation and releases;

(iv) upon consummation of any such Alternative Restructuring, all Non-TCEH Debtor Intercompany Claims, including any derivative claims, asserted on behalf of the Debtors that any Party would have been legally entitled to assert (whether individually or collectively) shall be released or discharged; provided, for the avoidance of doubt, that the Parties shall be deemed to agree to such releases; provided, further, that any Alternative Restructuring of the TCEH Debtors shall not be inconsistent with the Settlement Intercompany Claim (as defined below);

(v) the Reorganized TCEH Debtors shall waive all Causes of Action against creditors of the TCEH Debtors and EFH Corporate Services that arise under sections 544, 547, 548, and 549 of the Bankruptcy Code and state fraudulent conveyance law; and

(vi) the same terms, treatment, and conditions set forth in the Plan and in this Agreement (including Sections 10(l), 10(m), 10(n), and 10(o) hereof) regarding each of the 2015 Compensation Order, the 2016 Compensation Order (which shall be in form and substance reasonably acceptable to the Required TCEH First Lien Creditors), the Reorganized Debtor Management Incentive Plans, the New Employee Agreements/Arrangements, and the Employment Agreements in existence as of the date of such Alternative Restructuring;

(b) it will not propose, file, support, vote for, or take any other action in furtherance of, and will vote against (if entitled to vote) any Alternative Restructuring with respect to one or more of the EFH Debtors or the EFIH Debtors, as applicable, that does not contain or otherwise implement the following terms (the “Required EFH Alternative Terms,” and together with the Required TCEH Alternative Terms, as applicable to a Debtor that is subject to an Alternative Restructuring, the “Required Alternative Terms”):3

(i) upon consummation of such an Alternative Restructuring, (A) the EFH and EFIH Debtors’ current and former officers, directors, and managers and the Consenting Interest Holders (including affiliates thereof), each such Entity’s respective current and former affiliates, and each such Entity’s and its current and former affiliates’ current and former equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and their current and former officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals (each in their capacity as such) shall receive standard exculpation and releases of all of the EFH and EFIH Debtors’ Estate claims and Causes of Action against such Entities, including all claims and Causes of Action against such Entities proposed to be released under the Plan or the Settlement Agreement (whether or not the Plan is consummated or the Settlement Agreement is approved) and, to the fullest extent permitted by applicable law, releases of all claims and Causes of Action against such Entities held by Holders of Claims against or Interests in the EFH and EFIH Debtors approved on or before consummation of any form of Alternative Restructuring with respect to the EFH Debtors and the EFIH Debtors, including any request to modify the automatic stay and foreclose on any of the EFH Debtors’ or the EFIH Debtors’ assets, and (B) the Parties shall be deemed to agree to such exculpation and releases;

[3]	For the avoidance of doubt, in any Alternative Restructuring that only includes the TCEH Debtors, the Required Alternative Terms shall only include the Required TCEH Alternative Terms, and in any Alternative Restructuring that only includes the EFH Debtors and/or the EFIH Debtors, the Required Alternative Terms shall only include the Required EFH Alternative Terms.

(ii) all Non-EFH Debtor Intercompany Claims and all Non-EFIH Debtor Intercompany Claims, including any derivative claims, asserted on behalf of the Debtors that any Party would have been legally entitled to assert (whether individually or collectively) shall be released or discharged; provided, for the avoidance of doubt, that the Parties shall be deemed to agree to such releases; provided, further, that unless otherwise agreed by the Debtors and the Required TCEH First Lien Lenders, TCEH shall have an Allowed, non-priority, unsecured Claim against EFH in the amount of $700 million provided for in any Alternative Restructuring of the EFH Debtors (the “Settlement Intercompany Claim”); provided, further, that in connection with (A) any such Alternative Plan that includes the TCEH Debtors, TCEH shall be deemed to vote in the same manner as the class of claims that includes the TCEH First Lien Secured Claims (as defined in the Plan), or (B) any Alternative Plan other than as set forth in (A), the Required TCEH First Lien Creditors shall have the sole right to submit a vote to accept or reject such plan of reorganization on account of the Settlement Intercompany Claim on behalf of TCEH; provided, further, however, that if EFH at any time ceases to be a Party to this Agreement, this paragraph (ii) shall not be a Required Alternative Term; and

(iii) the Reorganized EFH Debtors and the Reorganized EFIH Debtors, as applicable, shall waive all Causes of Action against creditors of the TCEH Debtors and EFH Corporate Services that arise under sections 544, 547, 548, and 549 of the Bankruptcy Code and state fraudulent conveyance law.

(c) it shall (i) adjourn indefinitely or agree to an indefinite adjournment of any litigation or requests for standing to pursue litigation, including the TCEH Ad Hoc Standing Motion and the TCEH Official Committee Standing Motion, and any related deadlines (including the Challenge Period Termination Date (as defined in the Cash Collateral Order)), with respect to any claim or Cause of Action against, or that otherwise relates to or adversely affects, the TCEH First Lien Creditors that is proposed to be settled or released pursuant to the terms of the Settlement Agreement, whether or not approved by the Bankruptcy Court, including the TCEH Official Committee Standing Motion and the TCEH Ad Hoc Standing Motion; (ii) not pursue (but may defend consistent with this Agreement), in any manner, seek standing to pursue, or encourage or support others to pursue or seek standing to pursue, any of the claims or causes of action described in the TCEH Ad Hoc Standing Motion or the TCEH Official Committee Standing Motion; and (iii) use its commercially reasonable efforts to oppose any litigation or requests for standing to pursue litigation with respect to any claim or cause of action that is proposed to be settled pursuant to the Plan or the Settlement Agreement, including the EFH Official Committee Standing Motion;

(d) any limitations period applicable to any claim or cause of action against, or that otherwise relates to or adversely affects, the TCEH First Lien Creditors that is proposed to be settled or released pursuant to the terms of the Settlement Agreement, whether or not approved by the Bankruptcy Court including the TCEH Official Committee Standing Motion and TCEH Ad Hoc Standing Motion, shall be tolled and suspended, and all claims, arguments or defenses applicable to such claims, or to any defenses thereto that are based upon the passage of time (including all statute of limitations and repose and any claim of waiver, laches, or other time-based claim or defense) shall be tolled and suspended (to the extent the applicable limitations period has not already expired under applicable law as of the Agreement Effective Date);

(e) promptly following the earliest to occur of (i) the Settlement Agreement Effective Date (as defined in the Settlement Agreement), (ii) the Effective Date of the Plan, and (iii) consummation of an Alternative Restructuring and receipt of the TCEH Cash Payment as set forth in Section 6.1(a)(i)-(ii), it shall dismiss or withdraw with prejudice, or agree to such dismissal or withdrawal of, any litigation or request described in Section 6.1, and any and all related claims and causes of action shall be forever released without further notice or action by any Party or the Bankruptcy Court.

6.2	Additional Commitments Between and Among the Debtors, Consenting Interest Holders, Consenting Creditor Parties, and the TCEH Official Committee.

(a) Notwithstanding anything in this Agreement to the contrary, each Debtor and Consenting Interest Holder covenants and agrees that, beginning on the Agreement Effective Date (or, with respect to the Debtors, the date of entry by the Bankruptcy Court of the PSA Approval Order), and unless and until such Party’s obligations under this Agreement are terminated pursuant to Section 12:

(i) it will not propose, file, support, vote for, or take any other action in furtherance of, and will vote against (if entitled to vote) any Alternative Restructuring with respect to all of the Debtors that does not contain or otherwise implement the Required Alternative Terms;

(ii) it shall adjourn indefinitely or agree to an indefinite adjournment of any deadlines (including under the Case Matters Protocol) related to any litigation or requests for standing to pursue litigation with respect to any claim or cause of action described in Section 6.1(c)(i); and

(iii) any limitations period applicable to any claim or cause of action described in Section 6.1(c)(i) shall be tolled and suspended, and all claims, arguments or defenses applicable to such claims, or to any defenses thereto that are based upon the passage of time (including all statute of limitations and repose and any claim of waiver, laches, or other time-based claim or defense) shall be tolled and suspended (to the extent the applicable limitations period has not already expired under applicable law as of the Agreement Effective Date).

(b) Notwithstanding anything in this Agreement to the contrary (subject to Sections 5.3(b) and 5.6), each Party covenants and agrees that, beginning on the Agreement Effective Date, and unless and until such Party’s obligations under this Agreement are terminated pursuant to Section 12:

(i) it shall adjourn indefinitely or agree to an indefinite adjournment of any litigation or requests for standing to pursue litigation, and any related deadlines (including under the Case Matters Protocol), and not pursue (but may defend consistent with this Agreement) in any manner, seek standing to pursue, or object to any settlement of any claim or cause of action against a Consenting Interest Holder or the

Debtors’ officers, directors, or managers, or by one Debtor against another Debtor proposed to be settled or released under the Plan, the Settlement Agreement, or the Required Alternative Terms, or (except with respect to the Consenting TCEH First Lien Creditors) the Alternative Plan or any other Alternative Restructuring, as applicable, including (x) any claims against the Debtors and their affiliates, equity owners, directors, managers, officers, creditors, or any other person or entity, (y) any causes of action of the Debtors against their affiliates, direct or indirect equity owners, directors, managers, officers, creditors, or any other person or entity, or (z) any of the claims or causes of action described in the Litigation Letters, but excluding, for the avoidance of doubt, any good-faith objection by the TCEH Official Committee with respect to the allowance of any Claim that would materially reduce recoveries to holders of General Unsecured Claims Against the TCEH Debtors Other Than EFCH or EFH Corporate Services; provided that until the earlier of the entry of the Settlement Order and the consummation of the Plan or an Alternative Restructuring, the Consenting TCEH First Lien Creditors reserve all rights with respect to any claim of a TCEH Debtor against any other Debtor, but, for the avoidance of doubt, are required to support the allowance and amount of any such claims as set forth in the Settlement Agreement and the Required Alternative Terms;

(ii) any limitations period applicable to any claim or cause of action described in Section 6.2(b)(i) shall be tolled and suspended, and all claims, arguments or defenses applicable to such claims and causes of action, or to any defenses thereto that are based upon the passage of time (including all statute of limitations and repose and any claim of waiver, laches, or other time-based claim or defense) shall be tolled and suspended (to the extent the applicable limitations period has not already expired under applicable law as of the Agreement Effective Date);

(iii) promptly following the earliest to occur of (i) the Settlement Agreement Effective Date (as defined in the Settlement Agreement), (ii) the Effective Date of the Plan, and (iii) consummation of an Alternative Restructuring and receipt of the TCEH Cash Payment as set forth in Section 6.1(a)(i)-(ii), it shall dismiss or withdraw with prejudice, or agree to such dismissal or withdrawal of, any litigation or request described in Section 6.2(b)(i), and any and all related claims and causes of action shall be forever released without further notice or action by any Party or the Bankruptcy Court; and

(iv) in the event an Entity that is not a Party pursues and recovers on a claim or cause of action described in Sections 6.1 or 6.2 against the EFH Debtors or the EFIH Debtors, the Holders of EFH Interests, any other Consenting Interest Holders, or the Debtors’ directors, officers, or managers, any such recovery or distribution on account of such claim or cause of action received by a Consenting Creditor Party shall be deposited in and held in an escrow account and, (i) upon consummation of an Alternative Restructuring and receipt of the TCEH Cash Payment as set forth in Section 6.1(a)(i)-(ii), released to EFH or its designee for the benefit of the EFH Debtors, the EFIH Debtors, the Consenting Interest Holders, and the Debtors’ officers, directors, or managers and distributed to them based on any economic losses incurred by each as a result of the litigation of the claims and causes of action described in Sections 6.1 or 6.2, and (ii) in all other events, returned to each Party that deposited such recoveries or distribution into escrow.

6.3	Additional Commitments Between and Among the Consenting Interest Holders and certain of the Consenting TCEH Creditor Parties.

Upon consummation of an Alternative Restructuring for the EFH Debtors, TCEH Debtors, and EFIH Debtors that includes all releases in Section 2.3 of the Settlement Agreement, Texas Holdings agrees that it will pay over and deposit into escrow for the benefit of holders of Allowed TCEH Unsecured Note Claims, Allowed TCEH Second Lien Note Claims, Allowed PCRB Claims, and Allowed General Unsecured Claims Against the TCEH Debtors Other Than EFCH (but, in no event, holders of Allowed TCEH First Lien Deficiency Claims) 100% of the proceeds of any recovery received by Texas Holdings on account of its Interests in EFH (except for the payment of up to $15,000,000.00 referred to in Section 2.7(b) of the Settlement Agreement).

Section 7.	Transfers of Supporting Claims/Interests.

(a) During the period beginning on the Agreement Effective Date and ending on the Agreement Termination Date (as defined in Section 12 hereof) applicable to the Party (such period, the “Agreement Effective Period”), neither Consenting Interest Holders, any Investor Party, nor any Consenting Creditor Party shall sell, use, pledge, assign, transfer, or otherwise dispose of (each, a “Transfer”) any ownership (including any beneficial ownership)4 in its respective Debtor Claims/Interests, general partnership interests in Texas Holdings, or interests in TEF (but not including, for the avoidance of doubt, limited partnership interests in Texas Holdings) (the “Supporting Claims/Interests”), unless all of the following requirements are satisfied (a transfer that satisfies such requirements, a “Permitted Transfer,” and such transferee, a “Permitted Transferee”):

(i) the intended transferee executes and delivers to counsel to the other Parties on the terms set forth below an executed joinder agreement in the form attached hereto as Exhibit F (a “Joinder Agreement”) before such Transfer is effective; and

(ii) the intended transferee, the intended transferee’s affiliates, and/or any unaffiliated third-party in which the intended transferee has a direct or indirect beneficial ownership, or any group of persons acting pursuant to a plan or arrangement as described in Treasury Regulation Section 1.355-6(c)(4) (provided, however, that for the avoidance of doubt, in accordance with Treasury Regulations Section 1.355-6(c)(4)(ii), none of the Investor Parties, Consenting Interest Holders or Consenting Creditor Parties will be treated as acting pursuant to a plan or arrangement as a result of its being a Party or participating in the Plan and the other Restructuring Transactions, or the Alternative Plan, as applicable), will not, after giving effect to such Transfer, and assuming the Plan and the other Restructuring Transactions were to be consummated

[4]

As used herein, the term “beneficial ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of voting rights and the disposition of, the Supporting Claims/Interests or the right to acquire such Supporting Claims/Interests.

immediately upon such Transfer, have beneficial ownership of, in the aggregate, fifty percent (50%) or more of the Reorganized TCEH Common Stock or the Reorganized EFH Common Stock.

Notwithstanding the foregoing, so long as a Transfer by an Investor Party, Consenting Interest Holder, or Consenting Creditor Party (i) is to an Investor Party, Consenting Interest Holder or Consenting Creditor Party that is not in breach of its obligations under this Agreement and remains a Party to this Agreement, and (ii) would comply with Section 7(a)(ii), above, then such Transfer shall be a Permitted Transfer, and such transferee a Permitted Transferee, without the requirement of executing and delivering a Joinder Agreement.

(b) Notwithstanding anything to the contrary herein, (i) the foregoing provisions shall not preclude an Investor Party, Consenting Interest Holder, or Consenting Creditor Party from settling or delivering securities or bank debt that would otherwise be subject to the terms of this Agreement to settle any confirmed transaction pending as of the date of such Party’s entry into this Agreement (subject to compliance with applicable securities laws and it being understood that such securities or bank debt so acquired and held (i.e., not as a part of a short transaction) shall be subject to the terms of this Agreement; (ii) a Qualified Marketmaker5 that acquires any of the Supporting Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Supporting Claims/Interests, shall not be required to execute and deliver a Joinder Agreement or otherwise agree to be bound by the terms and conditions set forth in this Agreement if such Qualified Marketmaker Transfers such Supporting Claims/Interests (by purchase, sale, assignment, participation, or otherwise) as soon as reasonably practicable, and in no event later than the earlier of (A) one (1) Business Day prior to any voting deadline established by the Bankruptcy Court with respect to the Plan or any Alternative Plan (solely if the Qualified Marketmaker acquires such Supporting Claims/Interests prior to such voting deadline) and (B) twenty (20) Business Days of its acquisition, to a Permitted Transferee and the Transfer otherwise is a Permitted Transfer (including, for the avoidance of doubt, the requirement that such transferee execute a Joinder Agreement in accordance with Section 7(a)); (iii) to the extent any Party is acting solely in its capacity as a Qualified Marketmaker, it may Transfer any ownership interests in the Supporting Claims/Interests that it acquires from a holder of such Supporting Claims/Interests that is not a Party to a transferee that is not a Party at the time of such Transfer without the requirement that such transferee be or become a signatory to this Agreement or execute a Joinder Agreement; and (iv) a Consenting Creditor Party may Transfer any Supporting Claims/Interests pursuant to or in connection with any repurchase transaction, reverse repurchase transaction, or any swap or other derivative transaction without satisfying the requirements set forth in this Section 7 only if, in connection with such Transfer, the Consenting Creditor Party (or a wholly-owned subsidiary controlled by it) retains the contractual right to exercise any voting right or other direction that may be made on account of

[5]

As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Supporting Claims/Interests (or enter with customers into long and short positions in Supporting Claims/Interests), in its capacity as a dealer or market maker in Supporting Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

such Supporting Claims/Interests, and such Consenting Creditor Party exercises (or causes its wholly-owned subsidiary controlled by it to exercise) such rights so that the Transferred Supporting Claims/Interests are voted in accordance with this Agreement and the transferee thereof does not otherwise take any action inconsistent with such Consenting Creditor Party’s obligations under this Agreement. For purposes of subclause (iv), a Person shall be deemed to “control” another person if such person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract, or otherwise.

(c) This Agreement shall in no way be construed to preclude any Investor Party, Consenting Interest Holder or Consenting Creditor Party from acquiring additional Supporting Claims/Interests; provided, however, that (i) any Investor Party, Consenting Interest Holder or Consenting Creditor Party that acquires additional Supporting Claims/Interests, as applicable, during the Agreement Effective Period shall promptly notify the other Parties in accordance with Section 14.8 hereof of such acquisition, including the amount of such acquisition, and (ii) such acquired Supporting Claims/Interests shall automatically and immediately upon acquisition by an Investor Party, Consenting Interest Holder or Consenting Creditor Party be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to the other Parties); provided further, however, that any such acquisition shall not cause such Investor Party, Consenting Interest Holder, or Consenting Creditor Party to breach Section 7(a)(ii).

(d) This Section 7 shall not impose any obligation on any Debtor to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Party to Transfer any Supporting Claims/Interests. Notwithstanding anything to the contrary herein, to the extent the Debtors and another Party have entered into a separate agreement with respect to the issuance of a “cleansing letter” or other public disclosure of information in connection with any proposed restructuring transactions (each such executed agreement, a “Confidentiality Agreement”), the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms.

(e) Any Transfer made in violation of this Section 7 shall be void ab initio. Upon satisfaction of the requirements set forth in Section 7(a), the applicable Permitted Transferee shall be and shall be deemed to be a Party hereunder solely to the extent of such transferred Supporting Claims/Interests and not, for the avoidance of doubt, with respect to any other Debtor Claims/Interest held by such Permitted Transferee at the time of such Transfer unless already subject to this Agreement. Any Party that effectuates a Permitted Transfer to a Permitted Transferee shall have no liability under this Agreement arising from or related to the failure of the Permitted Transferee to comply with the terms of this Agreement.

(f) For the avoidance of doubt, this Agreement shall not modify the rights of Parties to transfer their rights and obligations under the Equity Commitment Letter and Backstop Agreement, which shall be governed by the terms of the Equity Commitment Letter and Backstop Agreement, respectively.

Section 8.	Representations and Warranties.

8.1	Representations and Warranties of the Debtors.

Each Debtor jointly and severally represents and warrants that:

(a) it has not filed any IRS Submissions other than (i) the Pre-Submission Memorandum on April 30, 2014, (ii) the Ruling Request on June 10, 2014, (iii) correspondence regarding the no-rule policy on June 20, 2014, (iv) a ruling checklist on June 24, 2014; (v) a transaction slide presentation on August 27, 2014, (vi) the response to Information Request #1 on November 10, 2014, (vii) the Memorandum on Busted 351 Transaction on March 25, 2015, (viii) the supplemental letter on Busted 351 Transaction on May 7, 2015; (ix) the response to Information Request #2 on May 27, 2015; (x) the Memorandum on E&P Allocation on June 5, 2015; (xi) the response to IRS Questions on E&P Allocation on June 15, 2015; (xii) the Memorandum on Determining the E&P Subject to Allocation on June 19, 2015; (xiii) an email from D. Wheat to E. Raineri on E&P Allocation Estimates on June 19, 2015; (xiv) the Memorandum on E&P Allocation re Fair Market Value and Net Worth Cap on July 1, 2015; and (xv) the Memorandum on Section 355(d) Rulings on August 7, 2015; and

(b) since the internal corporate transactions on April 15, 2013 to eliminate the excess loss account and a deferred intercompany gain, it has not taken any action to change the entity classification for U.S. tax purposes of any Debtor entity, by changing their legal form or otherwise, provided, however, that (i) Eagle Mountain Power Company LLC, a Debtor entity that is a disregarded entity for U.S. federal income tax purposes, was formed after April 15, 2013; and (ii) Comanche Peak Nuclear Power Company LLC, a non-Debtor indirect subsidiary of TCEH, became a disregarded entity after April 15, 2013.

(c) since October 10, 2007, it has not taken any action (and, to its knowledge, none of its direct or indirect owners has taken any action) that result in an ownership change of EFH within the meaning of Section 382(g) of the Internal Revenue Code (including by treating the equity interests of EFH as becoming worthless within the meaning of Section 382(g)(4)(D) of the Internal Revenue Code).

8.2	Representations and Warranties of Investor Parties, Consenting Interest Holders and Consenting Creditor Parties.

Each Investor Party, Consenting Interest Holder and Consenting Creditor Party, severally, and not jointly, represents and warrants that, during the Agreement Effective Period (except as otherwise provided below):

(a) (i) it is, as of the Agreement Effective Date or, if after the Agreement Effective Date, the date upon which it delivers its executed signature page to this Agreement, the beneficial owner (including pursuant to any swap or derivative transaction) of the face amount of the Debtor Claims/Interests, or is the nominee, investment manager, or advisor for beneficial holders of or discretionary accounts holding the Debtor Claims/Interests, and of no other Debtor Claims/Interests, other than EFIH First Lien DIP Claims, as reflected in such Party’s signature block to this Agreement (such Debtor Claims/Interests, the “Owned Debtor Claims/Interests”), excluding any Debtor Claims/Interests that are to be sold by such Party through a confirmed transaction pending as of the date of such Party’s entry into this Agreement, or (ii) if no amount of Debtor Claims/Interests is reflected in such Party’s signature block to this Agreement, it is not the beneficial owner of, or a nominee, investment manager, or advisor for beneficial holders of or discretionary accounts holding, any Debtor Claims/Interests;

(b) it will not beneficially or legally own, either directly or indirectly through its affiliates, any unaffiliated third parties in which it may hold a direct or indirect beneficial interest, or as part of any group of persons acting pursuant to a plan or arrangement as described in Treasury Regulation Section 1.355-6(c)(4) (provided, however, that for the avoidance of doubt, in accordance with Treasury Regulations Section 1.355-6(c)(4)(ii), none of the Investor Parties, Consenting Interest Holders, or Consenting Creditor Parties will be treated as acting pursuant to a plan or arrangement as a result of its being a Party (or its owning, directly or indirectly, of an interest in a Party) or participating in the Plan and the other Restructuring Transactions, or the Alternative Plan, as applicable), assuming the Plan and the other Restructuring Transactions are consummated, in the aggregate, fifty percent (50%) or more of the Reorganized TCEH Common Stock, the Reorganized EFH Common Stock, or the New EFH Common Stock (as defined in the Plan);

(c) if it elects to purchase the common equity of Parent pursuant to the Rights Offering, it is making its own investment decision, which is not being made in conjunction with the investment decision of any other person to acquire a predetermined percentage of Parent or Reorganized EFH;

(d) if it owns any Owned Debtor Claims/Interests, it has the full power and authority to act on behalf of, vote and consent to matters concerning the Owned Debtor Claims/Interests or, with respect to any Owned Debtor Claims/Interests beneficially held through any swap or derivative transaction, it has the right (i) to demand the counterparty thereof retransfer such Owned Debtor Claims/Interests to the applicable Party and/or (ii) to instruct (directly or indirectly) the counterparty thereof with respect to the exercise of any voting right or other direction that may be made on account of such Owned Debtor Claims/Interests;

(e) if it owns any Owned Debtor Claims/Interests, such Owned Debtor Claims/Interests are not subject to any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that could reasonably be expected to adversely affect in any way such Party’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(f) (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), (B) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act), (C) a non-U.S. person under Regulation S of the Securities Act, or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of any Debtor acquired by the applicable Party in connection with the Plan and Restructuring Transactions, or an Alternative Restructuring, as applicable, will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act; and

(g) as of the date hereof, it has no actual knowledge of any event that, due to any fiduciary or similar duty to any other person or entity, would prevent it from taking any action required of it under this Agreement.

In addition, Texas Holdings represents and warrants that, during the Agreement Effective Period (except as otherwise provided below):

(a) since October 10, 2007 through the date hereof, it has not taken any action (and, to its knowledge, none of its direct or indirect owners has taken any action) that resulted in an ownership change of EFH within the meaning of Section 382(g) of the Internal Revenue Code (including by treating the equity interests of EFH as becoming worthless within the meaning of Section 382(g)(4)(D) of the Internal Revenue Code and thereby resulting in an ownership change of EFH within the meaning of Section 382(g) of the Internal Revenue Code);

(b) to its knowledge, as of the date hereof, no person has owned directly, indirectly, or constructively ( by operation of Section 318 as modified by Section 382(l)(3)(A) of the Internal Revenue Code) 50% or more of the equity interests of EFH during the three-year period ending on the Agreement Effective Date; and

(c) as of the date hereof, for U.S. federal income tax purposes, its taxable year is the calendar year.

8.3	Mutual Representations and Warranties of All Parties.

Each Party, severally, and not jointly, represents and warrants that:

(a) it is (other than the TCEH Official Committee) validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) except as expressly provided in this Agreement (including the exhibits hereto) or the Bankruptcy Code (and subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the Plan and Restructuring Transactions and an Alternative Restructuring, as applicable), no consent or approval is required by any other person or entity for it to effectuate the Plan and Restructuring Transactions and an Alternative Restructuring, as applicable, contemplated by, and perform the respective obligations under, this Agreement;

(c) except as expressly provided in this Agreement (including the exhibits hereto) or the Bankruptcy Code (and subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the Plan and Restructuring Transactions and an Alternative Restructuring, as applicable), it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Plan and Restructuring Transactions and an Alternative Restructuring, as applicable, contemplated by, and perform its respective obligations under, this Agreement;

(d) except as expressly provided in this Agreement (including the exhibits hereto) or the Bankruptcy Code and with respect to the Debtors’ performance of this Agreement (and subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the Plan and Restructuring Transactions and an Alternative Restructuring, as applicable), the execution, delivery, and performance by it of this Agreement does not, and shall not, require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body; and

(e) subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the Plan and Restructuring Transactions and an Alternative Restructuring, as applicable, the execution, delivery, and performance of this Agreement does not and shall not: (i) violate any provision of law, rules, or regulations applicable to it or any of its subsidiaries in any material respect; (ii) violate its certificate of incorporation, bylaws, or other organizational documents or those of any of its subsidiaries; or (iii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it is a party, which conflict, breach, or default, would have a material and adverse effect on the Plan and Restructuring Transactions or an Alternative Restructuring, as applicable.

Section 9.	Acknowledgement.

Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities laws and provisions of the Bankruptcy Code. The relevant Parties will not solicit acceptances of the Plan, or the Alternative Plan, as applicable, from the relevant Parties in any manner inconsistent with the Bankruptcy Code or applicable non-bankruptcy law.

Section 10.	Certain Additional Chapter 11 Matters.

(a) During the Plan Support Effective Period, counsel to the Creditor-Investor Parties, counsel to the Hunt-Investor Parties, counsel to the Consenting TCEH Creditor Parties and counsel to the Fidelity Funds shall (i) be given the reasonable opportunity to participate in all scheduled substantive communications with the IRS concerning the Supplemental Ruling Request and any other IRS Submission, including all scheduled conference calls and in-person meetings and (ii) be updated promptly regarding any unscheduled communications with the IRS; provided, however, that such participation shall be limited to two individuals for each of (x) the Creditor-Investor Parties, (y) the Hunt-Investor Parties, and (z) the Consenting TCEH Creditor Parties, and one individual for the Fidelity Funds. The TCEH Official Committee shall be updated by the Debtors promptly following any such communications or meetings.

(b) During the Plan Support Effective Period, the Debtors will use commercially reasonable efforts to provide to counsel to the Creditor-Investor Parties, counsel to the Hunt-Investor Parties, counsel to the Consenting Interest Holders, counsel to the Consenting TCEH Creditor Parties, counsel to the TCEH Official Committee and counsel to the Fidelity Funds draft copies of all material motions, pleadings and other documents that the Debtors intend to file with any court or regulatory body (including the Bankruptcy Court and the PUCT, but excluding the IRS) relating to the Plan and Restructuring Transactions at least three (3) Business Days before the date on which the Debtors intend to file any such document; provided, however, that all Parties acknowledge such three (3) Business Day period, as applicable, may not be reasonably practicable in all cases, and that in such cases the Debtors shall provide as much advance notice as is reasonably practicable. The Debtors will incorporate all reasonably requested comments of the Creditor-Investor Parties, Hunt-Investor Parties, Consenting Interest Holders, Consenting TCEH Creditor Parties, counsel to TCEH Official Committee and counsel to the Fidelity Funds in such motions, filings, and orders.

(c) During the Plan Support Effective Period (and, solely with respect to the Debtors and the Consenting TCEH First Lien Creditors, during an Alternative Restructuring Support Period, if an Alternative Restructuring contemplates a tax-free spin-off of the TCEH Debtors’ assets), (i) the Debtors will use commercially reasonable efforts to provide to counsel to the Creditor-Investor Parties, counsel to the Hunt-Investor Parties, counsel to the Consenting Interest Holders, counsel to the Consenting TCEH Creditor Parties, counsel to the TCEH Official Committee and counsel to the Fidelity Funds draft copies of all substantive documents (including the Supplemental Ruling Request (as defined below) and any other IRS Submissions) that the Debtors intend to file with the IRS and copies of all correspondence with, and documents received from the IRS, in each case relating to the Plan and Restructuring Transactions, at least five (5) Business Days before the date on which the Debtors intend to submit any such document, or no later than five (5) Business Days after the date on which the Debtors receive such document, as applicable; provided, however, that all Parties acknowledge such five (5) Business Day period, as applicable, may not be reasonably practicable in all cases, and that in such cases the Debtors shall provide as much advance notice as is reasonably practicable; and (ii) at the request of the Required TCEH First Lien Creditors, and with the consent of the Debtors and the Required Investor Parties, not to be unreasonably withheld or conditioned, the Debtors shall amend the Plan to provide that Reorganized TCEH shall enter into a tax receivable agreement (under terms and conditions reasonably requested by the Required TCEH First Lien Creditors) under which it agrees to make payments in respect of its (or its subsidiaries’) tax items to or for the benefit of the holders of Allowed TCEH First Lien Secured Claims (or their assigns). The Debtors will incorporate all reasonably requested comments of the Creditor-Investor Parties, Hunt-Investor Parties, Consenting Interest Holders, Consenting TCEH Creditor Parties, counsel to TCEH Official Committee and the Fidelity Funds in such documents; provided, however, that such rights shall not result in unreasonable delays in submitting the IRS Submissions to the IRS. No additional rulings will be requested pursuant to such rights without the consent of the Parties (such consent not to be unreasonably withheld, delayed, or conditioned).

(d) EFH will use commercially reasonable efforts to obtain the Private Letter Ruling. The Parties agree to cooperate with, and use their commercially reasonable efforts to assist, EFH in obtaining the Private Letter Ruling. Each Party agrees to (i) use its commercially reasonable efforts to provide any appropriate information and additional representations as the IRS shall require in connection with the Required Rulings; provided, however, that providing such information and representations does not restrict the liquidity of equity in Reorganized TCEH on or after the Effective Date of the Plan or the TCEH First Lien Claims against the Debtors prior to the Effective Date of the Plan and (ii) to negotiate in good faith with the other Parties to implement any reasonable changes to the transactions contemplated herein, in each case as reasonably requested by the IRS in order to issue the Private Letter Ruling.

(e) EFH will use commercially reasonable efforts to file, on or before 28 days after the date the Debtors execute this Agreement, a supplemental written request to the IRS Submissions (the “Supplemental Ruling Request”), which shall be in form and substance reasonably acceptable to the Required Investor Parties and the Required TCEH Creditor Parties:

(i) describing any changes to the Plan and Restructuring Transactions (including the Merger and the REIT Reorganization) since the previously filed IRS Submission;

(ii) requesting rulings that (A) (i) EFH will be respected as the seller of the Preferred Stock Entity’s preferred stock for U.S. federal income tax purposes; (ii) for U.S. federal income tax purposes, (x) upon Reorganized TCEH’s conversion to a corporation under Delaware law, EFH will be treated as contributing both the common stock of the Preferred Stock Entity and the other assets subject to the Contribution (other than the assets transferred to the Preferred Stock Entity) to Reorganized TCEH in exchange for all of Reorganized TCEH’s stock, and such contribution will be treated as occurring immediately after EFH’s sale of the Preferred Stock Entity’s preferred stock, and (y) upon the Distribution, EFH will be treated as distributing the stock of Reorganized TCEH to the TCEH First Lien Creditors, and such distribution will be treated as occurring immediately after EFH’s contribution to Reorganized TCEH; and (iii) EFH’s pre-arranged sale of the Preferred Stock Entity’s preferred stock will be taken into account for purposes of the “control immediately after” test under Section 351 of the Internal Revenue Code; (B) Oncor’s electrical transmission and distribution system(s) and related regulatory assets (the “System”) is (exclusive of certain System assets not to comprise more than 12.5% of the total value of the System) a real estate asset within the meaning of Section 856; and (C) neither EFH’s and Oncor’s activities with respect to the System nor the Transactions will cause amounts received under the lease of the System to be treated as other than “rents from real property” under Section 856; and

(iii) withdrawing or modifying rulings previously requested in the IRS Submissions as necessary to reflect changes to the Plan and Restructuring Transactions (including the Merger and the REIT Reorganization), including (A) modifying Ruling (17) in the Initial Ruling Request to read as follows: “(i) persons receiving Reorganized EFH Common Stock pursuant to the Plan will not be aggregated for purposes of applying Section 355(d) to the Spin-Off; and (ii) persons acquiring Parent Common Shares pursuant to or in connection with the Rights Offering, the Equity

Commitment Letter, and the Backstop Agreement will not be considered for purposes of applying Section 355(d) to the Spin-Off”; provided, however, that clause (ii) of the foregoing may alternatively read as follows: (1) “the anti-avoidance rule does not apply with respect to the Merger”; or (2) “persons acquiring Parent Common Shares pursuant to or in connection with the Rights Offering, the Equity Commitment Letter, and the Backstop Agreement will not be treated as acquiring Reorganized EFH Common Stock by ‘purchase’ within the meaning of Section 355(d)”; and (B) modifying Ruling (26) in the Initial Ruling Request to read as follows: “Neither Spinco nor the Preferred Stock Entity will be treated as ever having been a member of the consolidated group of which EFH is the common parent as a result of the Reorganization.”; and

(iv) adding Parent as a taxpayer (within the meaning of Treasury Regulations Section 601.201(l)(1)) to the Supplemental Ruling Request with respect to the Required Rulings described in clauses (l), (m), and (n) of the definition of “Required Rulings” in the Plan.

(f) During the Plan Support Effective Period, except as otherwise provided in the Plan or in the Private Letter Ruling, the Debtors shall not take any action to change the entity classification for U.S. tax purposes of any Debtor entity, by changing their legal form or otherwise, without the consent of the Required Investor Parties and the Required TCEH First Lien Creditors; provided, however, that the consent of the Required TCEH First Lien Creditors shall not be required with respect to any such action with respect to any Debtor entity other than TCEH, the Reorganized EFH Shared Services Debtors, Reorganized TCEH, the Preferred Stock Entity, or any of their respective subsidiaries, if such action does not directly affect the Contribution, the Preferred Stock Sale, the Reorganized TCEH Conversion or the Distribution and does not prevent or delay EFH from obtaining the Private Letter Ruling or adversely affect the Intended Tax Treatment.

(g) Before the Effective Date, EFH shall take such actions so as to cause all discharge of indebtedness income of the EFH Group attributable to cancellation of indebtedness income of the EFH Group that was previously deferred by the EFH Group under Section 108(i) of the Code to accelerate, pursuant to Section 108(i)(5)(D) of the Code, so that such income shall be taken into account before the Effective Date.

(h) During the Plan Support Effective Period, the Debtors and the Consenting TCEH First Lien Creditors shall perform their respective commitments, covenants and other obligations with respect to the Preferred Stock Sale as set forth on Exhibit G hereto.

(i) The Parties agree that their obligations under Section 4 shall not be affected, and the Parties will continue to be obligated to support and vote in favor of the Plan, and will not change such vote, solely as a result of the Bankruptcy Court not approving the second paragraph of Article IV.B.15 of the Plan, other than the last sentence thereof. For the avoidance of doubt, under no circumstance will any Holder of an Allowed TCEH First Lien Deficiency Claim receive any recovery or distribution on account of such Allowed TCEH First Lien Deficiency Claim under the Plan (including on account of any recovery or distribution provided for in Article III.B.29). Except as expressly set forth in this Agreement, nothing in this Agreement shall or shall be deemed to be an agreement by a Party that holds claims or interests in a particular class of claims or interests under the Plan to accept a treatment of such claims or interests under the Plan that is different from or less favorable than the treatment provided to other claims or interests in the same such class under the Plan.

(j) The Parties shall enter into and seek as soon as reasonably practicable after the Agreement Effective Date entry of amendments to the (i) Stipulation and Agreed Order Regarding Certain Confirmation Scheduling Matters [D.I. 4918] (the “Scheduling Stipulation”) and (ii) Order (A) Scheduling Certain Hearing Dates and Deadlines, (B) Establishing Certain Protocols in Connection With the Confirmation of Debtors’ Plan of Reorganization, and (C) Revising Certain Dates in the Disclosure Statement Scheduling Order [D.I. 4916] (the “Scheduling Order Amendment”), which Scheduling Stipulation shall include the agreement of the Parties to, and which Scheduling Order Amendment shall provide for, (A) a revised confirmation schedule that will be effective with respect to any plan of reorganization, including any Alternative Plan, after the earlier of the Plan Support Termination Date or any termination of this Agreement and before entry of all of the following: the Confirmation Order, PSA Approval Order, Settlement Order, and Approval Order and (B) a confirmation hearing of reasonable length that concludes on or before 90 days after the filing of such plan of reorganization.

(k) The Parties shall seek as soon as reasonably practicable after the Agreement Effective Date entry of an order (the “Amended Cash Collateral Order”) amending that certain Final Order (A) Authorizing Use of Cash Collateral for Texas Competitive Electric Holdings Company LLC and Certain of Its Debtor Affiliates, (B) Granting Adequate Protection, and (C) Modifying the Automatic Stay [D.I. 855] (the “Cash Collateral Order”), in form and substance satisfactory to the Debtors and the Required TCEH First Lien Creditors (and reasonably satisfactory to the TCEH Committee as to subparagraph (iv) below), which order shall provide for: (i) the TCEH Debtors’ continued use of cash collateral on the terms set forth in the Cash Collateral Order (as may be amended or modified from time to time) through the earliest to occur of (A) the Effective Date of the Plan or consummation of an Alternative Restructuring, (B) the expiration of the Remedies Notice Period (as will be defined in the Amended Cash Collateral Order on terms substantially consistent with the definition of such term in the Cash Collateral Order), or (C) 60 calendar days after the earlier of (1) the Plan Support Termination Date or (2) the Agreement Termination Date as to the Debtors or as to the Consenting TCEH First Lien Creditors; (ii) a waiver of the TCEH Debtors’ right to surcharge the Prepetition Collateral (as defined in the Cash Collateral Order) pursuant to section 506(c) of the Bankruptcy Code; (iii) the TCEH Debtors’ payment of the reasonable and documented out-of-pocket fees and expenses incurred by the professionals retained by any member of the steering committee of the TCEH First Lien Ad Hoc Committee; and (iv) for payment by TCEH of the reasonable and documented out-of-pocket expenses of the TCEH Official Committee relating to the TCEH Official Committee’s investigation and prosecution of the claims set forth in the TCEH Official Committee Standing Motion.

(l) The Parties agree that, on the Effective Date of the Plan, (i) the Debtors shall assume the Employment Agreements and assign the Employment Agreements to Reorganized TCEH and Reorganized TCEH shall be responsible for any cure costs arising from or related to the assumption of such Employment Agreement, and (ii) Reorganized TCEH shall enter into

New Employee Agreements/Arrangements with the 18 individuals of the Debtors’ management team who are considered “insiders” but who are not party to an Employment Agreement as of the Petition Date. For the avoidance of doubt, in the event any party to an Employment Agreement and the Reorganized EFH Debtors or Reorganized EFIH Debtors mutually agree that such party’s Employment Agreement shall be assumed by Reorganized EFH or Reorganized EFIH and not assigned to Reorganized TCEH, the consent of the Required Investor Parties shall be required with respect to such assumption and the Reorganized EFH Debtors and Reorganized EFIH Debtors, as applicable, shall be responsible for any cure costs arising from or related to the assumption of such Employment Agreements.

(m) The Parties agree that the occurrence of the Effective Date shall be deemed to constitute a “change in control” under each Employment Agreement to be assigned to Reorganized TCEH (notwithstanding anything to the contrary in the Plan, the Plan Supplement, or any Employment Agreement), and, on the Effective Date, Reorganized TCEH shall execute a written agreement (in a form reasonably acceptable to the Required TCEH First Lien Creditors) with each employee who is party to such Employment Agreement acknowledging that the transactions consummated upon the occurrence of the Effective Date shall constitute a “change in control” under such employee’s Employment Agreement.

(n) The Parties agree that, except as otherwise agreed to by the Debtors, an employee party to a New Employee Agreement/Arrangement, and the Required TCEH First Lien Creditors, the New Employee Agreements/Arrangements shall: (i) provide for the same level of severance and benefits such employee would be entitled to immediately after the Effective Date of the Plan pursuant to the terms of the Energy Future Holdings Corp. Executive Change in Control Policy (effective as of May 20, 2005, as amended on December 23, 2008 and December 20, 2010, and in effect as of the date hereof) (the “EFH Change in Control Plan”); (ii) provide that all severance and other benefits set forth in Section 3 of the EFH Change in Control Plan shall be provided on the same terms and conditions set forth in the EFH Change in Control Plan; (iii) acknowledge that the transactions consummated upon the occurrence of the Effective Date of the Plan will constitute a “change in control” under the EFH Change in Control Plan; and (iv) provide that “Good Reason” for purposes of their continued participation in the EFH Change in Control Plan shall have the same definition as that set forth in the EFH Change in Control Plan.

(o) The material terms of Reorganized Debtor Management Incentive Plan, including potential equity pool available for distribution, shall be set forth in Plan Supplement (and will be in form and substance acceptable to the Required TCEH First Lien Creditors). The Reorganized Debtor Management Incentive Plan shall include an $11 million cash pool to be paid after the Effective Date by Reorganized TCEH (the “Additional Payment Pool”). A portion of the Additional Payment Pool shall be allocated to each employee who is eligible to participate in the “Key Leader Plan” or “Supplemental Incentive Award” pursuant to the 2015 Compensation Order in an amount not greater than the difference between (x) the total amount available to be paid to an eligible employee under the “Key Leader Plan” or “Supplemental Incentive Award,” as applicable, at target and (y) the total amount an eligible employee actually received under the “Key Leader Plan” or “Supplemental Incentive Award,” as applicable, before the Effective Date. The remaining portion of the Additional Payment Pool (if any) that is available after the allocation described in the immediately preceding sentence shall be allocated among the senior management of Reorganized TCEH in amounts, if any, determined in the discretion of the Reorganized TCEH Board (as defined in the Plan). In the event an employee becomes eligible to receive severance within the 12-month period after the Effective Date of the Plan, the amount of such employee’s severance shall be reduced dollar-for-dollar for any amounts actually paid by Reorganized TECH to such employee from the Additional Payment Pool. In no event shall amounts to be paid on account of the Additional Payment Pool after the Effective Date of the Plan constitute claims against the Debtors (whether administrative priority or otherwise) or otherwise be due and owing by the Debtors before the occurrence of the Effective Date of the Plan.

(p) During the Plan Support Effective Period, (i) no Debtor shall take any action that results in an ownership change of EFH within the meaning of Section 382(g) of the Internal Revenue Code (including by treating the equity interests of EFH as becoming worthless within the meaning of Section 382(g)(4)(D) of the Internal Revenue Code); and (ii) Texas Holdings shall not (A) take any action that results in an ownership change of EFH within the meaning of Section 382(g) of the Internal Revenue Code (including by treating the equity interests of EFH as becoming worthless within the meaning of Section 382(g)(4)(D) of the Internal Revenue Code and thereby resulting in an ownership change of EFH within the meaning of Section 382(g) of the Internal Revenue Code); (B) knowingly permit any person (other than Texas Holdings) to own directly, indirectly, or constructively (by operation of Section 318 as modified by Section 382(l)(3)(A) of the Internal Revenue Code) 50% or more of the equity interests of EFH; or (C) change its taxable year to be other than the calendar year.

(q) The Rights Offering Procedures shall provide, and the parties to the Backstop Agreement shall amend the Backstop Agreement as soon as reasonably practicable to provide, that (i) the Rights issued in respect of the TCEH First Lien Claims (other than any Assigned C5 Rights), and the common equity of Parent issuable with respect to the exercise of such Rights, shall be freely and separately transferable from such TCEH First Lien Claims, provided that (A) all transfers shall be made in compliance with applicable law and (B) no Rights shall be transferable at any time after the date that such Rights are validly exercised (it being understood that, subject to Clause (A), the common equity of Parent issuable with respect to such validly exercised Rights shall be freely transferable on a “when issued” basis) and (ii) no holder of Rights issued in respect of the TCEH First Lien Claims (other than any Assigned C5 Rights), including any transferee of such Rights, shall be required to own any TCEH First Lien Claims in order to validly exercise such Rights or to receive the common equity of Parent issuable with respect to the exercise of such Rights.

(r) The Claims of the Fidelity Funds shall be Allowed as set forth in the Fidelity Claims Settlement. During the Plan Support Effective Period, the Debtors will use commercially reasonable efforts to seek as soon as reasonably practicable, and the Parties will support and not oppose, Bankruptcy Court approval of the Fidelity Claims Settlement pursuant to Bankruptcy Rule 9019, and the Debtors will request that the Fidelity Claims Settlement be approved prior to or in connection with Confirmation of the Plan. The Fidelity Settlement Approval Order will be in form and substance acceptable to the Fidelity Funds. Upon entry of the Fidelity Settlement Approval Order, the Parties agree they will not, during the Plan Support Effective Period, exercise the option in Article III, Section B(4)(c) of the Plan to reinstate EFH Legacy Series Q Claims and EFH Legacy Series R Claims held by the Fidelity Funds.

(s) As soon as reasonably practicable following the execution of this Agreement by the Fidelity Funds, but in no event later than November 26, 2015, certain of those Fidelity Funds that have been previously disclosed to the Debtors, the Investor Parties and Parent (the “Fidelity Equity Funds”) will execute (i) the Equity Commitment Letter or a joinder to the Equity Commitment Letter (as applicable, the “Fidelity Commitment Letter”) evidencing the Fidelity Equity Funds’ several, and not joint and several, commitment to purchase on the Effective Date of the Plan that amount of New EFH Common Stock set forth opposite its name on Exhibit A of the Fidelity Commitment Letter which, in the aggregate across the Fidelity Equity Funds, shall equal $500 million, at the same price per share required to exercise Rights in the Rights Offering, (ii) a joinder to the Guarantee (as defined in the Merger Agreement), and (iii) a joinder to the guarantee entered into on August 28, 2015 among Oncor, Oncor Holdings (as defined in the Merger Agreement), Parent, OV2 and the guarantors party thereto. The Fidelity Equity Funds acknowledge and agree that (i) the commitment of the Fidelity Equity Funds shall be subject to reduction on a pro rata basis with the commitments of the parties to the Equity Commitment Letter (in the same circumstances as specified in Section 1 of the Equity Commitment Letter) and (ii) if the Fidelity Equity Funds do not execute the Interim Investors Agreement dated August 9, 2015 (the “Interim Investors Agreement”), they shall not be entitled to vote on or grant their consent with respect to any matter contemplated thereby and the parties to such agreement shall not owe any duty to the Fidelity Equity Funds in exercising their rights to vote or make other decisions contemplated by such agreement. The Fidelity Equity Funds shall have the right, but not the obligation, to (y) enter into and become a party to the Interim Investors Agreement; and (z) fund a portion of the Default Amount, as defined in Section 4 of the Equity Commitment Letter.

(t) The EFIH PIK Note Claims of the Consenting EFIH PIK Noteholders shall be Allowed as set forth in the EFIH PIK Note Claims Settlement. During the Plan Support Effective Period, the Debtors will use commercially reasonable efforts to seek as soon as reasonably practicable, and the Parties will support and not oppose, Bankruptcy Court approval of the EFIH PIK Note Claims Settlement pursuant to Bankruptcy Rule 9019, and the Debtors will request that the EFIH PIK Note Claims Settlement be approved prior to or in connection with Confirmation of the Plan. The EFIH PIK Settlement Approval Order will be in form and substance acceptable to each Consenting EFIH PIK Noteholder and will provide, among other things, that the EFIH PIK Notes Trustee shall not use money or property held or collected by the EFIH PIK Notes Trustee with respect to the EFIH PIK Notes held by the Consenting EFIH PIK Noteholders to secure the payment of, or to pay, obligations of the Debtors to the EFIH PIK Notes Trustee under Section 7.07 of the EFIH PIK Notes Indenture incurred or arising on or after entry of the EFIH PIK Settlement Approval Order in connection with actions undertaken by the EFIH PIK Notes Trustee to seek allowance of payment of postpetition interest (except as contemplated herein) or Makewhole Claims.

During the Plan Support Effective Period, the Parties shall not (i) make or accept an offer to settle the disputes with respect to EFIH PIK Note Claims held by holders of EFIH PIK Notes that are not Consenting EFIH PIK Noteholders (“Non-Settling EFIH PIK Noteholders”) on terms that are more favorable to such Non-Settling EFIH PIK Noteholders than the EFIH PIK Note Claims Settlement described herein, or (ii) amend, or support an amendment to, the Plan that would result in Non-Settling EFIH PIK Noteholders being entitled to more favorable treatment under the Plan than the Consenting EFIH PIK Noteholders. The

Parties shall be permitted to make or accept an offer to settle the disputes with respect to EFIH PIK Note Claims held by Non-Settling EFIH PIK Noteholders on terms that are equal to or less favorable to such Non-Settling EFIH PIK Noteholders than the EFIH PIK Note Claims Settlement.

(u) The Fidelity Funds’ execution of this Agreement and their obligations to perform hereunder and under the Fidelity Claims Settlement, are expressly conditioned on: (i) execution of a stipulation of dismissal with prejudice (the “Stipulation of Dismissal”), attached hereto as Exhibit L, of the adversary proceeding captioned Avenue Capital Management II LP et al., v. Fidelity Investments, Adv. Pro. No. 14-50797 (CSS) (Bankr. D. Del.), including any and all pending appeals related thereto (the “Fidelity Call Litigation”); and (ii) the dismissal with prejudice of the Fidelity Call Litigation. Upon the Fidelity Funds’ execution of this Agreement, this Agreement shall constitute an irrevocable written instruction to counsel to plaintiff-appellants or defendants-appellees in the Fidelity Call Litigation as set forth in the Stipulation of Dismissal, to take all actions and file all pleadings necessary to withdraw and dismiss with prejudice the Fidelity Call Litigation, including, but not limited to, the Stipulation of Dismissal; provided, that, the Stipulation of Dismissal shall be filed no later than one business day following the Fidelity Funds’ execution of this Agreement. For the avoidance of doubt and purposes of clarity, in the event that the Fidelity Call Litigation is not dismissed for any reason, then in that event the Fidelity Funds’ execution of this Agreement and the Fidelity Claims Settlement shall be a nullity, and the Fidelity Funds shall have no obligations whatsoever in connection with this Agreement or the Fidelity Claims Settlement.

(v) If the EFH Notes Trustee becomes a Party to this Agreement, (A) it shall not directly or indirectly, or encourage any other entity to directly or indirectly, object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, consummation, or amendment of the Plan and Restructuring Transactions and the Claims Settlement; (B) it shall refrain from supporting the allowance or payment of postpetition interest (except as contemplated hereunder) or any Makewhole Claims with respect to the EFH Legacy Notes and EFH LBO Notes, and (C) on the Effective Date, EFH shall pay the reasonable and documented out-of-pocket fees, expenses and reimbursements of the EFH Notes Trustee.

(w) If the EFIH PIK Notes Trustee becomes a Party to this Agreement, it (A) shall not directly or indirectly, or encourage any other entity to directly or indirectly, object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, consummation, or amendment of the Plan and Restructuring Transactions and the Claims Settlement; and (B) shall refrain from supporting the allowance or payment of postpetition interest (except as contemplated hereunder) or any Makewhole Claims with respect to the EFIH PIK Notes.

(x) If the EFIH Second Lien Notes Trustee becomes a Party to this Agreement, it (A) shall not directly or indirectly, or encourage any other entity to directly or indirectly, object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, consummation, or amendment of the Plan and Restructuring Transactions and the Claims Settlement; and (B) shall refrain from supporting the allowance or payment of any Makewhole Claims with respect to the EFIH Second Lien Notes.

Section 11.	Termination of Support for Plan and Restructuring Transactions.

The Parties’ commitments and obligations with respect to the Plan and Restructuring Transactions, as set forth in Section 4 hereof (which, for the avoidance of doubt, shall not include any commitments, covenants, or obligations with respect to the Settlement Agreement or an Alternative Restructuring), shall terminate automatically, and without further action by any Party, upon delivery by the Debtors, the Required TCEH First Lien Creditors, or the Required Investor Parties to the other Parties of a written notice (a “Plan Support Termination Notice”) in accordance with Section 14.8 hereof, setting forth the particular relevant facts and circumstances, upon the occurrence and during the continuation of any of the following (each a “Plan Support Termination Event,” and the date upon which a Plan Support Termination Event occurs, the “Plan Support Termination Date”):

(a) a condition to the occurrence of the Effective Date, as defined and set forth in the Plan, or to the closing of the transactions contemplated by the Merger Agreement, that either (i) cannot be waived or (ii) can be waived and is not timely waived by the entity or entities entitled to waive it, becomes incapable of being satisfied (which shall include an oral or written statement made by an authorized agent, official, or other representative of the IRS (in the case of an oral statement, witnessed, or verified by counsel to the Investor Parties; provided, that such Investor Parties shall direct their counsel to promptly verify any such oral statement, if not already witnessed by such counsel) that one or more of the Required Rulings will not be issued (unless such condition with respect to such Required Ruling can be and is timely waived)). For the avoidance of doubt, such oral or written statement with respect to a ruling described in clauses (l), (m), or (n) of the definition of “Required Rulings” in the Plan shall not be a Plan Support Termination Event if the Required Investor Parties (or other party authorized by the Required Investor Parties) waive the corresponding condition in respect of any such ruling described in clauses (l), (m), or (n) of the definition of “Required Rulings” in the Plan;

(b) all conditions to the occurrence of the Effective Date, as defined and set forth in the Plan, have been satisfied or waived but the Plan is not consummated, due to some action or inaction by Parent, OV2, or the Investor Parties, by the date that is thirty (30) days after the date upon which the last condition to the occurrence of the Effective Date has been satisfied or waived;

(c) termination of the Merger Agreement or a termination of this Agreement by the Required Investor Parties or the Required TCEH Unsecured Noteholders pursuant to Section 12.1(c);

(d) the Bankruptcy Court shall not have entered the Disclosure Statement Order on or before November 15, 2015 (the “Disclosure Statement Milestone”), provided that entry of such order shall be deemed to occur upon an oral indication by the Bankruptcy Court that it is approving or will approve the Disclosure Statement; provided, further, upon the written request of the Required Investor Parties, with the consent of the TCEH Official Committee (which consent shall not be unreasonably withheld or delayed), which request shall be received by the Debtors and the Consenting TCEH First Lien Creditors by no later than November 15, 2015, the Disclosure Statement Milestone shall be extended through December 15, 2015, whereupon such request, the TCEH Cash Payment shall be immediately and irrevocably reduced by $50 million (whether or not the full thirty day extension is required or proves necessary) (the “Disclosure Statement Milestone Extension”);

(e) the Bankruptcy Court shall not have entered the Confirmation Order on or before January 15, 2016 (the “Confirmation Milestone”), provided that entry of any such order shall be deemed to occur upon an oral indication by the Bankruptcy Court that it is approving or will approve confirmation of the Plan; provided, further, (i) if there is a Disclosure Statement Milestone Extension pursuant to Section 11(d), then the Confirmation Milestone shall automatically be extended to and be February 15, 2016; (ii) if there was no Disclosure Statement Milestone Extension, then upon the written request of the Required Investor Parties, with the consent of the TCEH Official Committee (which consent shall not be unreasonably withheld or delayed), which request shall be received by the Debtors and the Consenting TCEH First Lien Creditors by no later than January 15, 2016, the Confirmation Milestone shall be extended through February 15, 2016, whereupon such request pursuant to Section 11(e)(ii), the TCEH Cash Payment shall be immediately and irrevocably reduced by $50 million (whether or not the full thirty-one day extension is required or proves necessary); and (iii) if the Class comprised of Allowed TCEH First Lien Secured Claims is permitted to vote to accept or reject the Plan and fails to accept the Plan, as determined pursuant to section 1126(c) of the Bankruptcy Code, then the Confirmation Milestone will be extended by the lesser of the number of days required to cure such failure to accept the Plan and fifteen (15) Business Days.

(f) the knowing and willful breach by any of the Investor Parties of any of the representations, warranties, or covenants of such breaching Party as set forth in this Agreement, the Merger Agreement, the Equity Commitment Letter, or the Backstop Agreement that would have a material adverse effect on the Plan and the Restructuring Transactions or that would materially delay the occurrence of the Effective Date of the Plan beyond the applicable Plan Support Outside Date (as defined below); provided, however, if such breach is capable of being cured, the Parties shall have fifteen (15) Business Days after receiving such notice to cure any such breach; and

(g) April 30, 2016 (the “Plan Support Outside Date”); provided, however, that

(i) if all approvals required from the PUCT with respect to consummation of the Plan have been obtained before April 30, 2016, and so long as the Investor Parties, and Consenting TCEH Unsecured Noteholders are not in material breach of their obligations under this Agreement, the Merger Agreement, the Equity Commitment Letter, or the Backstop Agreement, then the Plan Support Outside Date automatically shall be extended to and be June 30, 2016;

(ii) if all approvals required from the PUCT with respect to consummation of the Plan have not been obtained before April 30, 2016, and so long as the Investor Parties and Consenting TCEH Unsecured Noteholders are not in material breach of their obligations under this Agreement, then (A) upon the written request of the Required Investor Parties, with the consent of the TCEH Official Committee (which consent shall not be unreasonably withheld or delayed) and with notice to the Debtors, which request shall be received by the Consenting TCEH First Lien Creditors by no later than April 30, 2016, the Plan Support Outside Date shall be extended to and be May 31, 2016, whereupon such extension, the TCEH Cash Payment shall be immediately and irrevocably reduced by $50 million (whether or not the full thirty-one day extension is required or proves necessary), and (B) following an extension of the Plan Support Outside Date in Section 11(g)(ii)(A), upon the written request of the Required Investor Parties, with the consent of the TCEH Official Committee (which consent shall not be unreasonably withheld or delayed) and with notice to the Debtors, which request shall be received by the Consenting TCEH First Lien Creditors by no later than May 31, 2016, the Plan Support Outside Date shall be extended to and be June 30, 2016, whereupon such extension, the TCEH Cash Payment shall be immediately and irrevocably reduced by an additional $50 million (whether or not the full thirty day extension is required or proves necessary); and

(iii) so long as all conditions to the occurrence of the Effective Date, other than any condition with respect to the Spin-Off requiring either (A) the termination or expiration of any waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or similar law or statute, or (B) any necessary approvals and consents from the Federal Energy Regulatory Commission or the NRC, have been satisfied or waived before an extended Plan Support Outside Date set forth in Section 11(g)(i) or (ii), then the Plan Support Outside Date shall be extended at the request of any Party until a date that is the earlier of (Y) August 31, 2016 (unless the failure of such waiting periods referenced in clause (A) to terminate or expire or such approvals referenced in clause (B) to be obtained by such date is the result of any action or inaction of any Party, other than an Investor Party), and (Z) thirty (30) days after the latest date upon which such waiting periods have terminated or expired or such approvals have been obtained. For the avoidance of doubt, any extension of the Plan Support Outside Date pursuant to this Section 11(g)(iii) shall not require a reduction of the TCEH Cash Payment amount.

A Plan Support Termination Notice may only be issued by the Debtors, the Required TCEH First Lien Creditors, or the Required Investor Parties, and no such Party may issue a Plan Support Termination Notice if such Party failed to perform or comply in all material respects with the terms and conditions of this Agreement, and such failure to perform or comply caused, or resulted in, the occurrence of the applicable Plan Support Termination Event.

Section 12.	Agreement Termination Events.

12.1	Investor Party and Consenting Creditor Party (other than Consenting TCEH First Lien Creditors) Termination Events.

This Agreement may be terminated as between the Investor Parties and the other Parties; the Consenting TCEH Unsecured Noteholders and the other Parties; the Consenting TCEH Second Lien Noteholders and the other Parties; the Fidelity Funds and the other Parties; each Consenting EFIH Second Lien Noteholder and the other parties; or each Consenting EFIH PIK Noteholder and the other Parties, in each case, by the delivery to the other Parties of a written notice in accordance with Section 14.8 hereof by, as applicable, the Required Investor

Parties, the Required TCEH Unsecured Noteholders, the Required TCEH Second Lien Noteholders, the Fidelity Funds, a Consenting EFIH Second Lien Noteholder, or a Consenting EFIH PIK Noteholder, in each case, in the exercise of their discretion, upon the occurrence and during the continuation of any of the following events:

(a) beneficial holders (or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders) of at least 50.10% of the aggregate outstanding principal amount of the TCEH First Lien Claims (determined without regard to any claims held by Debtors) have not executed and delivered to the other Parties signature pages to this Agreement on or before September 11, 2015, provided that this Agreement may only be terminated pursuant to this clause (a) before the earlier to occur of (i) entry of the PSA Approval Order and (ii) entry of the Disclosure Statement Order;

(b) the TCEH First Lien Agent has not executed and delivered to the other Parties a signature page to this Agreement on or before September 11, 2015, provided that this Agreement may only be terminated pursuant to this clause (b) before the earlier to occur of (i) entry of the PSA Approval Order and (ii) entry of the Disclosure Statement Order;

(c) the Oncor Letter Agreement (as defined in the Merger Agreement) shall not have been executed on or before the earlier of (i) the conclusion of the hearing on approval of the Disclosure Statement or (ii) fifteen (15) Business Days after the Agreement Effective Date, provided that this Agreement may only be terminated pursuant to this clause (c) before the earlier to occur of (i) entry of the PSA Approval Order and (ii) entry of the Disclosure Statement Order;

(d) subject to the occurrence of the Plan Support Termination Date, the knowing and willful breach by a Consenting TCEH First Lien Creditor of any of the representations, warranties, or covenants of such breaching Party as set forth in this Agreement that would prevent and result in a material adverse effect on the consummation of all Alternative Restructurings in accordance with this Agreement, provided, however, that the Parties seeking to terminate the Agreement shall include in such notice the details of any such breach, and if such breach is capable of being cured, the Parties shall have fifteen (15) Business Days after receiving such notice to cure any such breach;

(e) subject to the occurrence of the Plan Support Termination Date, the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of a Final Order (or other comparable final and non-appealable injunction, judgment, decree, charge, ruling or order issued by a regulatory authority) permanently enjoining or otherwise preventing the consummation of all Alternative Restructurings in accordance with this Agreement; provided, however, that the Parties shall have thirty (30) Business Days after issuance of such Final Order or other comparable final and non-appealable injunction, judgment, decree, charge, ruling or order to obtain relief that would allow consummation of an Alternative Restructuring in accordance with this Agreement;

(f) the Class comprised of Allowed TCEH First Lien Secured Claims is permitted to vote to accept or reject the Plan and fails to accept the Plan, as determined pursuant to section 1126(c) of the Bankruptcy Code, provided, however, that the Parties shall have fifteen (15) Business Days after receiving notice of such failure to accept the Plan to cure any such failure; provided further, however, that this Agreement may only be terminated pursuant to this clause (f) within fifteen (15) Business Days after the end of this cure period; or

(g) the PSA Approval Order shall not have been entered on or before September 30, 2015, provided that this Agreement may only be terminated pursuant to this clause (g) before the entry of the PSA Approval Order.

In addition to the foregoing, this Agreement may be terminated as between the Fidelity Funds and the other Parties, each Consenting EFIH PIK Noteholder and the other Parties, or each Consenting EFIH Second Lien Noteholder and the other Parties, in each case solely with respect to their obligations under this Agreement with respect to their E-Side claims, by the delivery by such Parties to the other Parties of a written notice in accordance with Section 14.8 hereof, upon a modification, amendment, or supplement to the Plan or other Definitive Restructuring Document that materially and adversely affects (other than as expressly provided for in or contemplated by this Agreement) the treatment of E-Side Claims held by such terminating Parties, as applicable, without such terminating Party’s prior written consent, as applicable; provided, however, that the Parties shall have fifteen (15) Business Days after receiving such notice to cure any such breach. In addition, this Agreement shall be terminated as between all Consenting EFIH PIK Noteholders, solely with respect to their obligations under this Agreement with respect to their E-Side claims, and the other Parties, and as between the EFIH PIK Notes Trustee and the other Parties (A) automatically upon a termination of this Agreement by EFIH; (B) automatically upon the occurrence of the Plan Support Termination Date; or (C) by the delivery by the Debtors to the other Parties of a written notice in accordance with Section 14.8 hereof, upon any action by the EFIH PIK Notes Trustee (i) to directly or indirectly, or to encourage any other entity to directly or indirectly, object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, consummation, or amendment of the Plan, the Restructuring Transactions, the Claims Settlement, and the EFIH PIK Note Claims Settlement; and (ii) to support the allowance or payment of postpetition interest (except as contemplated hereunder) or any Makewhole Claims with respect to the EFIH PIK Notes; provided, however, that the EFIH PIK Notes Trustee shall have five (5) Business Days after receiving such notice to cure such action. Moreover, this Agreement shall be terminated as between the Fidelity Funds, solely with respect to their obligations under this Agreement with respect to its E-Side claims, and the other Parties, and as between the EFH Notes Trustee and the other Parties automatically upon (A) termination of this Agreement by EFH or (B) the occurrence of the Plan Support Termination Date.

12.2	TCEH Official Committee Termination Events.

This Agreement may be terminated as between the TCEH Official Committee and the other Parties by delivery to the other Parties of a written notice in accordance with Section 14.8 hereof by the TCEH Official Committee, upon the occurrence and during the continuation of any of the following events:

(a) beneficial holders (or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders) of at least 50.10% of the aggregate outstanding principal amount of the TCEH First Lien Claims (determined without regard to any claims held by Debtors) have not executed and delivered to the other Parties signature pages to this Agreement on or before September 11, 2015, provided that this Agreement may only be terminated pursuant to this clause (a) before the earlier to occur of (i) entry of the PSA Approval Order and (ii) entry of the Disclosure Statement Order;

(b) the TCEH First Lien Agent has not executed and delivered to the other Parties a signature page to this Agreement on or before September 11, 2015, provided that this Agreement may only be terminated pursuant to this clause (b) before the earlier to occur of (i) entry of the PSA Approval Order and (ii) entry of the Disclosure Statement Order;

(c) subject to the occurrence of the Plan Support Termination Date, the knowing and willful breach by a Consenting TCEH First Lien Creditor of any of the representations, warranties, or covenants of such breaching Party as set forth in this Agreement that would prevent and result in a material adverse effect on the consummation of all Alternative Restructurings in accordance with this Agreement, provided, however, that the TCEH Official Committee shall include in such notice the details of any such breach, and if such breach is capable of being cured, the Parties shall have fifteen (15) Business Days after receiving such notice to cure any such breach;

(d) subject to the occurrence of the Plan Support Termination Date, the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of a Final Order (or other comparable final and non-appealable injunction, judgment, decree, charge, ruling or order issued by a regulatory authority) permanently enjoining or otherwise preventing the consummation of all Alternative Restructurings in accordance with this Agreement; provided, however, that the Parties shall have thirty (30) Business Days after issuance of such Final Order or other comparable final and non-appealable injunction, judgment, decree, charge, ruling or order to obtain relief that would allow consummation of an Alternative Restructuring in accordance with this Agreement;

(e) the Class comprised of Allowed TCEH First Lien Secured Claims is permitted to vote to accept or reject the Plan and fails to accept the Plan, as determined pursuant to section 1126(c) of the Bankruptcy Code, provided, however, that the Parties shall have fifteen (15) Business Days after receiving notice of such failure to accept the Plan to cure any such failure; provided further, however, that this Agreement may only be terminated pursuant to this clause (e) within fifteen (15) Business Days after the end of this cure period;

(f) the Required TCEH Unsecured Noteholders terminate this Agreement in accordance with Section 12.1(c); provided that this Agreement may only be terminated pursuant to this clause (f) before the earlier to occur of (i) entry of the PSA Approval Order and (ii) entry of the Disclosure Statement Order; or

(g) the PSA Approval Order shall not have been entered on or before September 30, 2015; provided that this Agreement may only be terminated pursuant to this clause (g) before entry of the PSA Approval Order.

12.3	Consenting Interest Holder Termination Events.

This Agreement may be terminated as between the Consenting Interest Holders and the other Parties by delivery to the other Parties of a written notice in accordance with Section 14.8 hereof by all of the undersigned Consenting Interest Holders, upon the occurrence and during the continuation of any of the following events: (a) subject to the occurrence of the Plan Support Termination Date, upon the knowing and willful breach by a Consenting TCEH First Lien Creditor of any of the representations, warranties, or covenants of such breaching Party as set forth in this Agreement that would prevent and result in a material adverse effect on the consummation of all Alternative Restructurings in accordance with this Agreement; provided, however, that the Consenting Interest Holders seeking to terminate this Agreement shall include in such notice the details of any such breach, and if such breach is capable of being cured, the Parties shall have fifteen (15) Business Days after receiving such notice to cure any such breach; (b) subject to the occurrence of the Plan Support Termination Date, the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of a Final Order (or other comparable final and non-appealable injunction, judgment, decree, charge, ruling or order issued by a regulatory authority) permanently enjoining or otherwise preventing the consummation of all Alternative Restructurings in accordance with this Agreement; provided, however, that the Parties shall have thirty (30) Business Days after issuance of such Final Order or other comparable final and non-appealable injunction, judgment, decree, charge, ruling or order to obtain relief that would allow consummation of an Alternative Restructuring in accordance with this Agreement; or (c) the PSA Approval Order shall not have been entered on or before September 30, 2015; provided that this Agreement may only be terminated pursuant to this clause (c) before entry of the PSA Approval Order.

12.4	Consenting TCEH First Lien Creditor and TCEH First Lien Agent Termination Events.

This Agreement may be terminated as between (i) the Consenting TCEH First Lien Creditors and the other Parties, or (ii) the TCEH First Lien Agent and the other Parties, in each case by the delivery to the other Parties of a written notice in accordance with Section 14.8 hereof by, as applicable: (i) the Required TCEH First Lien Creditors, or (ii) the TCEH First Lien Agent, in each case, in the exercise of their discretion, upon the occurrence and during the continuation of any of the following events:

(a) subject to the occurrence of the Plan Support Termination Date, the knowing and willful breach by any of the Investor Parties, Consenting TCEH Unsecured Noteholders, Consenting TCEH Second Lien Noteholders, or the TCEH

Official Committee of any of the representations, warranties, or covenants of such breaching Party as set forth in this Agreement that would prevent and result in a material adverse effect on the consummation of all Alternative Restructurings in accordance with this Agreement; provided, however, that the Parties seeking to terminate this Agreement shall include in such notice the details of any such breach, and if such breach is capable of being cured, the Parties shall have fifteen (15) Business Days after receiving such notice to cure any such breach;

(b) subject to the occurrence of the Plan Support Termination Date, the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of a Final Order (or other comparable final and non-appealable injunction, judgment, decree, charge, ruling or order issued by a regulatory authority) permanently enjoining or otherwise preventing the consummation of all Alternative Restructurings in accordance with this Agreement; provided, however, that the Parties shall have thirty (30) Business Days after issuance of such Final Order or other comparable final and non-appealable injunction, judgment, decree, charge, ruling or order to obtain relief that would allow consummation of an Alternative Restructuring in accordance with this Agreement;

(c) beneficial holders (or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders) of at least 50.10% of the aggregate outstanding principal amount of the TCEH Second Lien Note Claims (determined without regard to any claims held by Debtors) have not executed and delivered signature pages to this Agreement on or before September 11, 2015, provided that this Agreement may only be terminated pursuant to this clause (c) before the earlier to occur of (i) entry of the PSA Approval Order and (ii) entry of the Disclosure Statement Order;

(d) beneficial holders (or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders) of at least 66.67% of the aggregate outstanding principal amount of the TCEH Unsecured Note Claims (determined without regard to any claims held by Debtors) have not executed and delivered signature pages to this Agreement on or before September 11, 2015, provided that this Agreement may only be terminated pursuant to this clause (d) before the earlier to occur of (i) entry of the PSA Approval Order and (ii) entry of the Disclosure Statement Order;

(e) the Oncor Letter Agreement shall not have been executed on or before the earlier of (i) the conclusion of the hearing on approval of the Disclosure Statement or (ii) fifteen (15) Business Days after the Agreement Effective Date, provided that this Agreement may only be terminated pursuant to this clause (e) before the earlier to occur of (i) entry of the PSA Approval Order and (ii) entry of the Disclosure Statement Order; or

(f) the PSA Approval Order shall not have been entered on or before September 30, 2015, provided that this Agreement may only be terminated pursuant to this clause (f) before entry of the PSA Approval Order.

12.5	Hunt-Investor Party Termination Events.

This Agreement may be terminated as between any of the Hunt-Investor Parties that do not hold Debtor Claims/Interests and the other Parties by delivery to the other Parties of a written notice in accordance with Section 14.8 hereof by such Hunt-Investor Parties upon the Plan Support Termination Date; provided that Hunt’s obligations under Section 5.2 shall survive any such termination as set forth therein.

12.6	Debtors’ Termination Events.

A Debtor may terminate this Agreement as to it upon five (5) Business Days’ prior written notice to the other Parties, delivered in accordance with Section 14.8 hereof, upon the occurrence and during the continuation of any of the following events:

(a) beneficial holders (or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders) of at least 50.10% of the aggregate outstanding principal amount of the TCEH First Lien Claims (determined without regard to any claims held by Debtors) have not executed and delivered to the other Parties signature pages to this Agreement on or before September 11, 2015, provided that this Agreement may only be terminated pursuant to this clause (a) before the earlier to occur of (i) entry of the PSA Approval Order or (ii) entry of the Disclosure Statement Order;

(b) beneficial holders (or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders) of at least 50.10% of the aggregate outstanding principal amount of the TCEH Second Lien Note Claims (determined without regard to any claims held by Debtors) have not executed and delivered to the other Parties signature pages to this Agreement on or before September 11, 2015, provided that this Agreement may only be terminated pursuant to this clause (b) before the earlier to occur of (i) entry of the PSA Approval Order and (ii) entry of the Disclosure Statement Order;

(c) beneficial holders (or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders) of at least 66.67% of the aggregate outstanding principal amount of the TCEH Unsecured Note Claims (determined without regard to any claims held by Debtors) have not executed and delivered to the other Parties signature pages to this Agreement on or before September 11, 2015, provided that this Agreement may only be terminated pursuant to this clause (c) before the earlier to occur of (i) entry of the PSA Approval Order and (ii) entry of the Disclosure Statement Order;

(d) subject to the occurrence of the Plan Support Termination Date, the knowing and willful breach by any of the Investor Parties, Consenting Interest Holders, or Consenting TCEH Creditor Parties of any of the representations, warranties, or covenants of such breaching Party as set forth in this Agreement that would prevent and result in a material adverse effect on the consummation of all Alternative Restructurings in accordance with this Agreement; provided, however, that the Debtors seeking to terminate this Agreement shall include in such notice the details of any such breach, and if such breach is capable of being cured, the Parties shall have fifteen (15) Business Days after receiving such notice to cure any such breach;

(e) subject to the occurrence of the Plan Support Termination Date, the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of a Final Order (or other comparable final and non-appealable injunction, judgment, decree, charge, ruling or order issued by a regulatory authority) permanently enjoining or otherwise preventing the consummation of all Alternative Restructurings in accordance with this Agreement; provided, however, that the Parties shall have thirty (30) Business Days after issuance of such Final Order or other comparable final and non-appealable injunction, judgment, decree, charge, ruling or order to obtain relief that would allow consummation of an Alternative Restructuring in accordance with this Agreement;

(f) the PSA Approval Order shall not have been entered on or before September 30, 2015, provided that this Agreement may only be terminated pursuant to this clause (f) before entry of the PSA Approval Order;

(g) the Oncor Letter Agreement shall not have been executed on or before the earlier of (i) the conclusion hearing on approval of the Disclosure Statement or (ii) fifteen (15) Business Days after the Agreement Effective Date, provided that this Agreement may only be terminated pursuant to this clause (g) before the earlier to occur of (i) entry of the PSA Approval Order and (ii) entry of the Disclosure Statement Order; or

(h) the board of directors, board of managers, or such similar governing body of any Debtor determines in good faith after consultation with its outside financial advisors and outside legal counsel, and based on the advice of such counsel, that proceeding with the Plan and Restructuring Transactions or the Alternative Restructuring would be inconsistent with its applicable fiduciary duties.

12.7	Termination Event for Breach by Debtors or Consenting Interest Holders.

This Agreement may be terminated as between the Debtors and the other non-Debtor Parties (but not, for the avoidance of doubt, as between the non-Debtor Parties) by the delivery to the Debtors of a written notice in accordance with Section 14.8 hereof by the Required Investor Parties and the Required TCEH Creditor Parties, upon the occurrence and during the continuation of any knowing and willful breach by any of the Debtors of any of the representations, warranties, or covenants of such breaching Party as set forth in this Agreement that would prevent and result in a material adverse effect on the consummation of the Plan or, subject to the occurrence of the Plan Support Termination Date, all Alternative Restructurings in accordance with this Agreement; provided, however, that the Parties seeking to terminate this Agreement shall include in such notice the details of any such breach, and if such breach is capable of being cured, the Parties shall have fifteen (15) Business Days after receiving such notice to cure any such breach.

This Agreement may be terminated as between the Consenting Interest Holders and the Parties other than Consenting Interest Holders (but not, for the avoidance of doubt, as between the Parties other than the Consenting Interest Holders) by the delivery to the Consenting Interest Holders of a written notice in accordance with Section 14.8 hereof by the Required Investor Parties and the Required TCEH Creditor Parties, upon the occurrence and during the continuation of any knowing and willful breach by any of the Consenting Interest Holders of any of the representations, warranties, or covenants of such breaching Party as set forth in this Agreement that would prevent and result in a material adverse effect on the consummation of the Plan or, subject to the occurrence of the Plan Support Termination Date, all Alternative Restructurings in accordance with this Agreement; provided, however, that the Parties seeking to terminate this Agreement shall include in such notice the details of any such breach, and if such breach is capable of being cured, the Parties shall have fifteen (15) Business Days after receiving such notice to cure any such breach.

12.8	Mutual Termination.

This Agreement, and the obligations of all Parties hereunder, may be terminated:

(a) during the Plan Support Effective Period, by mutual agreement among all of the following: (i) the Debtors; (ii) at least two unaffiliated Creditor-Investor Parties holding in the aggregate at least 50.1% in amount of the (A) “Investment Commitments” (as defined in the Equity Commitment Letter) set forth on Exhibit A to the Equity Commitment Letter (as amended from time to time in accordance therewith and with this Agreement) and (B) “Backstop Commitments” (as defined in the Backstop Agreement) set forth on Schedule 1 to the Backstop Agreement (as amended from time to time in accordance therewith and with this Agreement), made by Creditor-Investor Parties; (iii) the Hunt-Investor Parties; (iv) the Required TCEH Creditor Parties; (v) all of the undersigned Consenting Interest Holders; and (vi) the TCEH Official Committee; or

(b) during the Alternative Restructuring Support Period, if any, by mutual agreement among all of the following: (i) the Debtors; (ii) the Required TCEH Creditor Parties; (iii) all of the undersigned Consenting Interest Holders; and (iv) the TCEH Official Committee.

12.9	Termination Upon Consummation of the Plan or Alternative Restructuring.

This Agreement shall terminate automatically without any further required action or notice with respect to all Parties on the earlier to occur of the Effective Date of the Plan and the consummation of an Alternative Restructuring.

12.10	Effect of Termination.

No Party may terminate this Agreement, and no Party may be counted among the Required Investor Parties, Investor Parties, Required TCEH Creditor Parties, Consenting TCEH Creditor Parties or Consenting Interest Holders, as applicable, for purposes of terminating this Agreement if such Party failed to perform or comply in all material respects with the terms and conditions of this Agreement, and such failure to perform or comply caused, or resulted in, the occurrence of one or more termination events specified herein. The date on which termination of this Agreement as to a Party is effective in accordance with Section 12 shall be referred to as an “Agreement Termination Date.” Upon the occurrence of an Agreement Termination Date as to a Party (but only as to such Party), except as expressly provided in this Agreement, (i) this Agreement shall be of no further force and effect with respect to such Party, (ii) each Party subject to such termination shall be released from its commitments, undertakings, and agreements under this Agreement and shall have the rights that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, and (iii) the remaining Parties to this Agreement, if any, shall be released from any commitments, undertaking, and agreements owed to such terminated Party under this Agreement; provided, however, that this Section 12.10, Section 5.2, Section 10(j), Section 14.4, Section 14.6, Section 14.8, Section 14.10, Section 14.12, and Section 14.14 shall survive termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, the foregoing shall not be construed to prohibit any of the Parties from contesting whether any such termination is in accordance with the terms of this Agreement. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Party, or the ability of any Party to protect and preserve its rights, remedies, and interests, including its claims against any Debtor or any other Party. Nothing in this Section 12.10 shall restrict any Debtor’s right to terminate this Agreement in accordance with Section 12.6(h).

In addition, and for the avoidance of doubt, the termination rights and effect of termination provided for under this Section 12 apply only to this Agreement (without reference to the exhibits). The applicable termination rights and effect of termination of other agreements between or among any of the Parties, including those attached to this Agreement as exhibits, are governed according to the respective terms and conditions of such agreements.

12.11	No Violation of Automatic Stay.

The automatic stay applicable under section 362 of the Bankruptcy Code shall not prohibit a Party from taking any action necessary to effectuate the termination of this Agreement pursuant to and in accordance with the terms hereof.

Section 13.	Amendments.

This Agreement may not be modified, amended, or supplemented in any manner except:

(a) during the Plan Support Effective Period, in writing signed by (i) the Required Investor Parties; (ii) the Required TCEH Creditor Parties; (iii) all of the undersigned Consenting Interest Holders; (iv) each of the Debtors; and (v) the TCEH Official Committee; provided, however, that if the proposed modification, amendment, or supplement has a material, disproportionate, and adverse effect on any Party (in any capacity), then the consent of each such disproportionately affected Party shall also be required to effectuate such modification, amendment, or supplement;

(b) during the Alternative Restructuring Support Period, if any, in writing signed by (i) the Debtors; (ii) the Required TCEH Creditor Parties; (iii) all of the undersigned Consenting Interest Holders; and (iv) the TCEH Official Committee; provided, however, that if the proposed modification, amendment, or supplement has a material, disproportionate, and adverse effect on any Party (in any capacity), then the consent of each such disproportionately affected Party shall also be required to effectuate such modification, amendment, or supplement; and

(c) during the Plan Support Effective Period, if the proposed modification, amendment, or supplement (i) affects Section 5.6, Sections 10(r), (s), (u), or (v), Section 12.1, or this Section 13(c), then the consent of the Fidelity Funds shall also be required to effectuate such modification, amendment, or supplement, (ii) affects, during the Plan Support Effective Period, Section 5.6, Sections 10(t) or (u), Section 12.1, or this Section 13(c), then the consent of each Consenting EFIH PIK Noteholder shall also be required to effectuate such modification, amendment, or supplement, or (iii) affects Section 5.6, Section 12.1, or this Section 13(c), then the consent of each Consenting EFIH Second Lien Noteholder shall also be required to effectuate such modification, amendment, or supplement.

Any proposed modification, amendment, or supplement that is not approved in accordance with this Section 13 shall be ineffective and void ab initio. For the avoidance of doubt, the limitations and requirements for amendment, modification or supplementation provided for in this Section 13 apply only to this Agreement (without reference to the exhibits). Notwithstanding anything to the contrary in this Agreement, the applicable limitations and requirements to modify, amend, supplement, or waive any provision of other agreements between or among any of the Parties, including those attached to this Agreement as exhibits, are governed according to the respective terms and conditions of such agreements and must also comply with Sections 3.1 and 3.2 hereof, as applicable.

Section 14.	Miscellaneous.

14.1	Further Assurances.

Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Plan and the Restructuring Transactions, or, after the Plan Support Termination Date, the Alternative Restructuring, as applicable.

14.2	Complete Agreement.

This Agreement, including any exhibits, annexes, and/or schedules hereto and the exhibits, annexes, and/or schedules thereto, and the Settlement Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes and nullifies all prior agreements, oral or written, among the Parties with respect thereto, including any agreements related to Alternative Proposals.

14.3	Headings.

The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

14.4	Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in the United States Bankruptcy Court for the District of Delaware (the “Chosen Court”), and solely in connection with claims arising under this Agreement: (i) irrevocably submits to the exclusive jurisdiction and the authority of the Chosen Court; (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Court; and (iii) waives any objection that the Chosen Court is an inconvenient forum, does not have jurisdiction over any Party hereto, or lacks the constitutional authority to enter final orders in connection with such action or proceeding.

(b) Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding arising out of, or relating to, this Agreement or the transactions contemplated hereby (whether based on contract, tort, or any other theory). Each Party (i) certifies that no representative, agent, or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 14.4.

14.5	Execution of Agreement.

This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of such Party.

14.6	Interpretation and Rules of Construction.

This Agreement is the product of negotiations among the Parties and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel. In addition, this Agreement shall be interpreted in accordance with section 102 of the Bankruptcy Code.

14.7	Successors and Assigns.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity except as otherwise expressly permitted herein.

14.8	Notices.

All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to a Creditor-Investor Party or Consenting TCEH Unsecured Noteholder, to:

White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Attention: Gregory Pryor and J. Christopher Shore
	E-mail addresses:	gpryor@whitecase.com
cshore@whitecase.com

and

White & Case LLP
Southeast Financial Center
200 S. Biscayne Blvd., Suite 4900
Miami, Florida 33131
Attention: Thomas E Lauria and Matthew C. Brown
	E-mail addresses:	tlauria@whitecase.com
mbrown@whitecase.com

(b)	if to a Hunt-Investor Party, to:

Baker Botts L.L.P.
2001 Ross Avenue, Suite 600
Dallas, Texas 75201
Attention: Geoffrey L. Newton, C. Luckey McDowell and Preston Bernhisel
	E-mail addresses:	geoffrey.newton@bakerbotts.com
luckey.mcdowell@bakerbotts.com
preston.bernhisel@bakerbotts.com

and

Vinson & Elkins LLP
1001 Fannin Street
Houston, Texas 77002
Attention: Trina H. Chandler and Paul E. Heath
	E-mail addresses:	tchandler@velaw.com
pheath@velaw.com

(c)	if to a Consenting Interest Holder, to:

Wachtell Lipton Rosen & Katz
51 W. 52nd Street
New York, New York 10019
Attention: Richard G. Mason, Emil A. Kleinhaus and Austin T. Witt
	E-mail addresses:	rgmason@wlrk.com
eakleinhaus@wlrk.com
awitt@wlrk.com

(d)	if to a Consenting TCEH First Lien Creditor, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Alan W. Kornberg, Brian S. Hermann, and Jacob A. Adlerstein
	E-mail addresses:	akornberg@paulweiss.com
bhermann@paulweiss.com,
jadlerstein@paulweiss.com

(e)	if to a Consenting TCEH Second Lien Noteholder, to:

Brown Rudnick LLP
Seven Times Square
New York, NY 10036
Attention: Edward S. Weisfelner
	E-mail address:	eweisfelner@brownrudnick.com

(f)	if to the TCEH Official Committee, to:

Morrison & Foerster LLP
250 West 55th Street
New York, New York 10019-9601
Attention: Brett H. Miller, James M. Peck, Lorenzo Marinuzzi, and Todd M. Goren
	E-mail addresses:	brettmiller@mofo.com
jpeck@mofo.com
lmarinuzzi@mofo.com
tgoren@mofo.com

(g)		if to the Debtors, to:

Energy Future Holdings Corp., et al.
Energy Plaza
1601 Bryan Street
Dallas, Texas 75201
Attention: General Counsel
	E-mail addresses:	stacey.dore@energyfutureholdings.com
andrew.wright@energyfutureholdings.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Edward O. Sassower, P.C., Stephen E. Hessler, and Brian E. Schartz
	E-mail addresses:	esassower@kirkland.com
shessler@kirkland.com
bschartz@kirkland.com

and

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: James H.M. Sprayregen, P.C., Marc Kieselstein, P.C., Chad J. Husnick and Steven N. Serajeddini
	E-mail addresses:	jsprayregen@kirkland.com
marc.kieselstein@kirkland.com
chusnick@kirkland.com
steven.serajeddini@kirkland.com;

and

Proskauer Rose LLP
Three First National Plaza
70 W. Madison Street, Suite 3800
Chicago, IL 60602
Attention: Mark K. Thomas, Paul V. Possinger
	Email addresses:	mthomas@proskauer.com
ppossinger@proskauer.com

and

Cravath, Swaine and Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Philip A. Gelston
	Email address:	pgelston@cravath.com

and

Jenner & Block LLP
919 Third Avenue
New York, NY 10022
Attention: Richard Levin
	Email address:	rlevin@jenner.com

and

Munger, Tolles & Olson LLP
335 South Grand Avenue, 35th Floor
Los Angeles, CA 90071
Attention: Thomas B. Walper and Seth Goldman
	Email addresses:	thomas.walper@mto.com
seth.goldman@mto.com;

(h)		if to the Fidelity Funds, to:

Fidelity Management & Research Company
82 Devonshire Street, # F6b
Boston, MA 02109
Attention: Nate Van Duzer and Daniel Chisholm
	Email address:	Nate.VanDuzer@fmr.com
daniel.chisholm@fmr.com

with copies (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Brad Eric Scheler, Gary L. Kaplan, and Matthew Roose
	E-mail addresses:	brad.scheler@friedfrank.combrad.scheler@friedfrank.com
gary.kaplan@friedfrank.com
matthew.roose@friedfrank.com

(i)		if to a Consenting EFIH PIK Noteholder, to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
Bank of America Tower
New York, New York 10036
Attention: Ira S. Dizengoff and Scott L. Alberino
	E-mail addresses:	idizengoff@akingump.com
salberino@akingump.com

or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above. Any notice given by delivery, mail, or courier shall be effective when received.

14.9	Independent Due Diligence and Decision Making.

Each Party hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Debtors with the advice of its own counsel and advisors.

14.10	Waiver.

If the Plan or, if applicable, an Alternative Restructuring is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights, except as otherwise expressly set forth in this Agreement. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto, including with respect to the Plan and Restructuring Transactions and an Alternative Restructuring, shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or to pursue the consummation of the Plan and Restructuring Transactions or, if applicable, an Alternative Restructuring.

14.11	Specific Performance.

It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, that such breach would represent irreparable harm, and that each non-breaching Party shall be entitled to specific performance and injunctive relief (without the posting of any bond and without proof of actual damages), but no other form of equitable relief, as the sole and exclusive remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder; provided, however, for the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, no Party shall be entitled to seek or obtain specific performance of any obligations of any Investor Party (in its capacity as such) to consummate the Plan or consummate and close the Restructuring Transactions, whether such obligations may arise under this Agreement, the Merger Agreement, the Equity Commitment Letter, the Backstop Agreement, or any other Definitive Restructuring Document; provided further, however, for the avoidance of doubt, that the foregoing shall not limit any Party’s right to obtain specific performance of another Party’s obligations under Section 6 of this Agreement. For the avoidance of doubt, the remedies provided for in this Section 14.11 apply only to this Agreement (without reference to the exhibits). The applicable remedies for breaches of other agreements between or among any of the Parties, including those attached to this Agreement as Exhibits, are governed according to the terms of such agreements.

14.12	Several, Not Joint, Claims.

The agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

14.13	No Waiver of Participation and Preservation of Rights.

Except as expressly provided in this Agreement, nothing herein is intended to, does or shall be deemed in any manner to waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its Debtor Claims/Interests and its full participation in the Chapter 11 Cases so long as, in each case, such actions are not inconsistent with the Party’s obligations under this Agreement, the Plan, the other Definitive Restructuring Documents, or, if the Plan Support Termination Date occurs, the Alternative Restructuring or the Alternative Restructuring Documents, as applicable. Furthermore, nothing in this Agreement shall be construed to prohibit any Party from appearing as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are consistent with this Agreement and are not for the purpose of, and could not reasonably be expected to have the effect of, hindering, delaying, or preventing the timely consummation of the Plan or, if the Plan Support Termination Date occurs, an Alternative Restructuring, as applicable.

14.14	Relationship Among Parties.

Each of the Investor Parties and Consenting Creditor Parties acknowledge and agree that, notwithstanding any prior history, pattern, or practice of sharing confidences among or between the Investor Parties or Consenting Creditor Parties, no Investor Party or Consenting Creditor Party shall have any responsibility for any trading, investment, or voting decision with respect to any security by any other entity by virtue of this Agreement. The Investor Parties and Consenting Creditor Parties hereby represent and warrant they have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Debtors and do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended. No action taken by any Investor Party or Consenting Creditor Party pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Investor Parties or Consenting Creditor Parties are in any way acting in concert or as such a “group.”

14.15	Severability and Construction.

If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

[Signature pages redacted]

EXHIBIT F

FORM OF JOINDER AGREEMENT

This Joinder Agreement to the Plan Support Agreement, dated as of [            ], 2015 (as amended, supplemented, or otherwise modified from time to time, the “Agreement”), by and among the Parties is executed and delivered by                      (the “Joining Party”) as of             , 2015. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1. Agreement To Be Bound. The Joining Party hereby agrees to be bound by (a) all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions thereof), and (b) the vote with respect to the Plan or an Alternative Restructuring, as applicable, of the transferor of the Supporting Claims/Interests to be acquired in connection with the execution of this Joinder Agreement, if such vote was cast before the effectiveness of the transfer of such Supporting Claims/Interests. The Joining Party shall hereafter be deemed to be a “Party” under the Agreement solely with respect to any Supporting Claims/Interests transferred to such Joining Party in connection with this Joinder Agreement and not, for the avoidance of doubt, with respect to any other Debtor Claims/Interests held by such Joining Party at the time of such Transfer, unless already subject to the Agreement.

2. Representations and Warranties. The Joining Party hereby makes the representations and warranties of the Investor Parties, Consenting Interest Holders and Consenting Creditor Parties set forth in the Agreement to each other Party to the Agreement.

3. Governing Law. This Joinder Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to any conflict of laws provisions which would require the application of the law of any other jurisdiction.

*        *        *

IN WITNESS WHEREOF, the Joining Party has caused this Joinder Agreement to be executed as of the date first written above.

[JOINING PARTY]

By:
Name:
Title:

Notice information:

Owned Debtor Claims/Interests:

EXHIBIT G

MECHANICS RELATING TO THE PREFERRED STOCK SALE

Identification of Potential Preferred Stock Sale Assets. As promptly as is reasonably practicable after the Agreement Effective Date,1 the Consenting TCEH First Lien Creditors, the Investor Parties, and the Debtors shall attempt to identify assets that could potentially be contributed in the Preferred Stock Sale and shall appoint a mutually acceptable valuation expert to provide a valuation report for each such identified asset. Such Parties shall attempt to obtain updated valuation reports for each asset that is proposed to be included in the Preferred Stock Sale no more than thirty (30) days prior to the Effective Date. Furthermore, the Debtors shall provide to the Consenting TCEH First Lien Creditors and the Investor Parties for their review an estimate of the tax basis of each such asset and a projection of such tax basis on the Effective Date, which projection shall be periodically updated.

Estimated Tax Attributes. At least one hundred and twenty (120) days prior to the Effective Date, the Debtors shall provide to the Consenting TCEH First Lien Creditors and the Investor Parties for their review an estimate of the Agreed Tax Attributes (as defined below), as well as all documents (including all schedules and worksheets) used by the Debtors to determine such estimate. The Consenting TCEH First Lien Creditors, the Investor Parties, and EFH shall negotiate in good faith to determine a reasonable estimate of the Agreed Tax Attributes (the “Agreed Estimated Tax Attributes”). If such Parties cannot agree, any disputes shall be resolved by the Accounting Firm pursuant to the Dispute Resolution provisions described below.

Determination of Expected Gain and Selection of Assets for Preferred Stock Sale. As promptly as is reasonably practicable after the date when the Consenting TCEH First Lien Creditors, the Investor Parties, and the Debtors determine the Agreed Estimated Tax Attributes, the Consenting TCEH First Lien Creditors shall determine the amount of gain that is intended to be recognized, which amount shall not be greater than the excess of (i) the Agreed Estimated Tax Attributes over (ii) $500,000,000 (such excess, the “Maximum Gain”). Following such determination by the Consenting TCEH First Lien Creditors, the Debtors shall provide the Consenting TCEH First Lien Creditors and the Investor Parties for their review a proposed list of assets to include in the Preferred Stock Sale, such list to be comprised only of assets for which a valuation was obtained as described above. The Consenting TCEH First Lien Creditors and the Investor Parties shall select the assets to be included in the Preferred Stock Sale from the assets on the list, to be selected so as to not generate gain in excess of the Maximum Gain (based on the valuation and tax basis figures with respect to such assets determined in accordance with this Exhibit G).

Formula Clause Approach. The Debtors, the Investor Parties, and the Consenting TCEH First Lien Creditors shall, in good faith, discuss the implementation of a formula-based approach to setting the amount of taxable gain realized in connection with the Preferred Stock Sale (the “Formula Clause Approach”). Under such an approach, the Debtors would propose that the precise percentage of certain assets to be transferred in connection with the Preferred Stock Sale

[1]

Capitalized terms used but not otherwise defined in this Exhibit G have the meaning ascribed to such terms in (a) the Plan, which is attached to the Plan Support Agreement as Exhibit A, or (b) if not defined in the Plan, then the Plan Support Agreement to which this Exhibit G is attached.

would be based on a formula. Such formula would be designed to ensure that the aggregate fair market value of all of the assets transferred equals the sum of the tax basis of such assets plus the Agreed Tax Attributes (adjusted for the Maximum Gain), all as further agreed upon with the IRS as part of a pre-filing agreement or determined by the bankruptcy court or the IRS under the prompt determination of taxes procedure; provided, however, that if no agreement with the IRS is reached pursuant to such procedures and the bankruptcy court does not make a determination, the assets transferred in connection with the Preferred Stock Sale would be adjusted at such future time as ultimately determined pursuant to IRS audit and review procedures. For the avoidance of doubt, the Formula Clause Approach will be utilized only upon the agreement of the Debtors, the Investor Parties, and the Consenting TCEH First Lien Creditors.

Dispute Resolution. In the event of any dispute between the Debtors, the Investor Parties, and the Consenting TCEH First Lien Creditors as to any matter covered by the foregoing provisions of this Exhibit G, except for the Formula Clause Approach as discussed above (if applicable), the Consenting TCEH First Lien Creditors, the Investor Parties, and the Debtors shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by such Parties and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. Such Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement. Such Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by TCEH, on the one hand, and EFH, on the other hand.

Certain Definitions. For purposes of this Exhibit G,

(a)	“Agreed Tax Attributes” means 100% of the aggregate amount of net losses, net operating losses, and net capital losses (but only to the extent such net capital losses are deductible under applicable tax law against gain recognized on the Preferred Stock Sale) (in each case, including carryovers), available to the EFH Group as of the Effective Date (determined (a) as if the “consolidated year” (within the meaning of Section 1503(e)(2)(B) of the Code) of the EFH Group ended on the Effective Date and (b) without regard to any income, gain, loss or deduction generated as a result of the Preferred Stock Sale or transactions occurring outside the ordinary course of business on the Effective Date after the Preferred Stock Sale (other than any Deferred Intercompany and ELA Items (if any) and other transactions expressly contemplated by the Plan and the other Definitive Restructuring Documents)), such amount to be mutually agreed on by EFH, the Investor Parties, and the Consenting TCEH First Lien Creditors; and

(b)	“Deferred Intercompany and ELA Items” means intercompany items (as such term is defined in Treasury Regulations Section 1.1502-13(b)(2)) and excess loss accounts (as such term is defined in Treasury Regulations Section 1.1502-19(a)), in each case, of any subsidiary of TCEH (other than TCEH Finance) that are accelerated into income as a result of the Distribution pursuant to Treasury Regulations Section 1.1502-13(d) or Section 1.1502-19.

EXHIBIT H

EFIH PIK NOTE CLAIMS SETTLEMENT

STIPULATION

This STIPULATION (this “Stipulation”)1 is made and entered into as of October 27, 2015 (the “Stipulation Effective Date”), by and among the following parties:

(a)	(i) Energy Future Intermediate Holding Company LLC (“EFIH”), a Delaware limited liability company; and (ii) EFIH Finance Inc. (“EFIH Finance,” and together with EFIH, the “EFIH Debtors”), a Delaware corporation and a direct, wholly-owned subsidiary of EFIH; and

(b)	GSO Capital Partners LP, solely on behalf of the undersigned funds and accounts it manages or advises (collectively, “GSO”), Avenue Capital Management II, L.P. (“Avenue,” and together with GSO, the “Initial EFIH PIK Settling Noteholders”), and the other undersigned beneficial holders or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders (collectively with the Initial EFIH PIK Settling Noteholders, the “Settling EFIH PIK Noteholders”) that hold claims (the “EFIH PIK Note Claims”) against the EFIH Debtors arising out of the 11.25%/12.25% senior toggle notes due December 1, 2018 (the “EFIH PIK Notes”), issued pursuant to that certain Indenture (as amended and/or supplemented, the “EFIH PIK Notes Indenture”) dated as of December 5, 2012, by and among, inter alia, the EFIH Debtors, as issuers, and UMB Bank, N.A., as successor indenture trustee to The Bank of New York Mellon Trust Company, N.A. (the “EFIH PIK Notes Trustee”).

Each EFIH Debtor and each Settling EFIH PIK Noteholder is referred to herein as a “Party” and are collectively referred to herein as the “Parties.”

WHEREAS, on April 29, 2014 (the “Petition Date”), Energy Future Holdings Corp. (“EFH”), the EFIH Debtors, and certain of their affiliates commenced chapter 11 cases in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), which chapter 11 cases are being jointly administered and are captioned In re Energy Future Holdings Corp., et al., Case No. 14-10979 (CSS) (the “Chapter 11 Cases”);

WHEREAS, on or about October 23, 2014, the EFIH PIK Notes Trustee filed proof of claim 6347 (the “EFIH PIK Proof of Claim”) in the Chapter 11 Cases on behalf of itself and all holders of EFIH PIK Notes, whereby it asserted claims for, among other things, all “principal, premiums, the Applicable Premium, pre-payment penalties, make-whole premiums, [and/or] call premiums” and “interest … arising from and after” the Petition Date;

WHEREAS, on July 9, 2015, the EFIH Debtors filed the EFIH Debtors’ Partial Objection to Proof of Claim No. 6347 Filed by the Indenture Trustee for the EFIH Unsecured Notes [D.I. 4964] (the “EFIH PIK Claim Objection”), whereby the EFIH Debtors objected to the EFIH PIK Proof of Claim to the extent it seeks payment of (i) an Applicable Premium under section 3.07(a) of the EFIH PIK Notes Indenture, (ii) an Optional Redemption Price under section 3.07(d) of the EFIH PIK Notes Indenture, or (iii) unmatured interest;

[1]	Unless otherwise indicated, capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in the Plan, as defined below, and, if not defined therein, the PSA, as defined below.

WHEREAS, on September 11, 2015, the Debtors and certain other parties entered into that certain Amended & Restated Plan Support Agreement (the “PSA”) setting forth the terms and conditions on which such parties will pursue the approval and consummation of the Plan and the Restructuring Transactions;

WHEREAS, on September 21, 2015, the Debtors filed in the Chapter 11 Cases the Fifth Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 6122] (as may be amended from time to time, the “Plan”), which provides that the EFIH PIK Note Claims shall be allowed in an amount equal to outstanding principal, accrued but unpaid prepetition interest, and accrued postpetition interest on the principal amount outstanding as of the Petition Date at the Federal Judgment Rate, but excluding any Makewhole Claims; and

WHEREAS, the EFIH Debtors, the Settling EFIH PIK Noteholders, and certain other parties in interest in the Chapter 11 Cases have been engaged in good faith negotiations with each other regarding the disputes with respect to the EFIH PIK Note Claims, and the Parties have reached agreement with each other with respect to such disputes on the terms and conditions set forth in this Stipulation.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound, agrees as follows:

Section 1.	Effective Date of Stipulation.

This Stipulation shall be immediately effective and binding on each Party, other than the EFIH Debtors, upon the execution and delivery to the other Parties of a signature page to this Stipulation and entry by such Party into the PSA; provided, however, that this Stipulation shall become effective and binding with respect to the EFIH Debtors upon entry by the Bankruptcy Court of an order approving this Stipulation.

Section 2.	Settlement of EFIH PIK Note Claims.

2.1 Notwithstanding anything to the contrary in the Plan, the EFIH PIK Note Claims held by the Settling EFIH PIK Noteholders shall be Allowed in an amount equal to the sum of: (a) the principal amount outstanding of EFIH PIK Notes held by the Settling EFIH PIK Noteholders, plus accrued but unpaid prepetiton interest at the non-default contract rate set forth in the EFIH PIK Notes Indenture; and (b) 57.5% of accrued but unpaid postpetition interest at the non-default contract rate set forth in the EFIH PIK Notes Indenture through the effective date of a chapter 11 plan for EFIH, but not including for the avoidance of doubt any Makewhole Claims.

2.2 (a) the Initial EFIH PIK Settling Noteholders and (b) in the EFIH Debtors’ discretion, with (during the Plan Support Effective Period) the consent of the Required Investor Parties, other Settling EFIH PIK Noteholders shall receive a consent fee equal to 2.5% of unpaid

2

postpetition interest accrued at the non-default contract rate set forth in the EFIH PIK Notes Indenture through the effective date of a chapter 11 plan for EFIH with respect to the EFIH PIK Notes held by such Settling EFIH PIK Noteholder, which consent fee shall be (y) earned upon the last to occur of the effectiveness of this Stipulation as to such Settling EFIH PIK Noteholder and the date the Bankruptcy Court enters an order approving this Stipulation and (z) payable upon the effective date of a chapter 11 plan for EFIH, unless such Settling EFIH PIK Noteholder has terminated this Stipulation under section 4.1 hereof.

Section 3.	Other Commitments of the Settling EFIH PIK Noteholders.

If Fidelity Management & Research Company (“Fidelity”) executes and becomes a party to the PSA, then upon or as soon as reasonably practicable after such execution of the PSA by Fidelity, the Settling EFIH PIK Noteholders that are parties in the adversary proceeding captioned Avenue Capital Management II LP, et al., v. Fidelity Investments, Adv. Pro. No. 14-50797 (CSS) (Bankr. D. Del.) (the “Fidelity Call Litigation”), will take all commercially reasonable actions to dismiss with prejudice the Fidelity Call Litigation, including any and all pending appeals related thereto.

Section 4.	Termination.

4.1 This Stipulation shall be automatically terminated with respect to all Parties upon the occurrence of any of the following events: (a) termination of the PSA by EFIH or (b) the Plan Support Termination Date, as defined and set forth in Section 11 of the PSA. This Stipulation shall be automatically terminated with respect to a Settling EFIH PIK Noteholder upon a termination of the PSA with respect to such Settling EFIH PIK Noteholder.

4.2 Upon termination of this Stipulation with respect to a Party in accordance with Section 4.1 hereof: (a) this Stipulation shall be of no further force and effect with respect to such Party; (b) each Party subject to such termination shall be released from its commitments, undertakings, and agreements under this Stipulation and shall have the rights that it would have had, had it not entered into this Stipulation, and shall be entitled to take all actions that it would have been entitled to take had it not entered into this Stipulation; and (c) the remaining Parties to this Stipulation, if any, shall be released from any commitments, undertaking, and agreements owed to such terminated Party under this Stipulation (including Section 2.2 hereof); provided, however, for the avoidance of doubt, if the Fidelity Call Litigation has been dismissed with prejudice, no Settling EFIH PIK Noteholder shall take any action to revive or otherwise pursue the claims and causes of action asserted in such Fidelity Call Litigation.

Section 5.	Miscellaneous.

5.1	Complete Agreement.

This Stipulation constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes and nullifies all prior agreements, oral or written, among the Parties with respect thereto; provided, for the avoidance of doubt, the Parties’ agreements pursuant to the PSA shall not be affected by the Parties’ entry into this Stipulation.

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5.2	Governing Law; Jurisdiction; Waiver of Jury Trial.

(j) This Stipulation shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Stipulation in the United States Bankruptcy Court for the District of Delaware (the “Chosen Court”), and solely in connection with claims arising under this Stipulation: (i) irrevocably submits to the exclusive jurisdiction and the authority of the Chosen Court; (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Court; and (iii) waives any objection that the Chosen Court is an inconvenient forum, does not have jurisdiction over any Party hereto, or lacks the constitutional authority to enter final orders in connection with such action or proceeding.

(k) Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding arising out of, or relating to, this Stipulation or the transactions contemplated hereby (whether based on contract, tort, or any other theory). Each Party (i) certifies that no representative, agent, or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Stipulation by, among other things, the mutual waivers and certifications in this Section 5.2.

5.3	Execution of Stipulation.

This Stipulation may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Each individual executing this Stipulation on behalf of a Party has been duly authorized and empowered to execute and deliver this Stipulation on behalf of such Party.

5.4	Interpretation and Rules of Construction.

This Stipulation is the product of negotiations among the Parties and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Stipulation, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Parties were each represented by counsel during the negotiations and drafting of this Stipulation and continue to be represented by counsel. In addition, this Stipulation shall be interpreted in accordance with section 102 of the Bankruptcy Code.

5.5	Settlement Discussions.

This Stipulation and the transactions contemplated herein are part of a proposed settlement among the Parties. Nothing herein shall be deemed an admission of any kind. To the extent provided by Federal Rule of Evidence 408, all applicable mediation privileges, and any applicable state rules of evidence, this Stipulation and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Stipulation.

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5.6	Successors and Assigns; No Third Party Beneficiaries.

This Stipulation is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. Except as otherwise explicitly set forth herein, nothing in this Stipulation is intended to benefit or create any right or cause of action in or on behalf of any person other than the Parties hereto (and their affiliated persons and entities who are intended to be beneficiaries of the releases and settlements set forth herein).

5.7	Notices.

All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(l)		if to the EFIH Debtors, to:

Energy Future Holdings Corp., et al.
Energy Plaza
1601 Bryan Street
Dallas, Texas 75201
Attention: General Counsel
	E-mail addresses:	stacey.dore@energyfutureholdings.com
andrew.wright@energyfutureholdings.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Edward O. Sassower, P.C., Stephen E. Hessler, and Brian E. Schartz
	E-mail addresses:	esassower@kirkland.com
shessler@kirkland.com
bschartz@kirkland.com

and

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: James H.M. Sprayregen, P.C., Marc Kieselstein, P.C., Chad J. Husnick and Steven N. Serajeddini
	E-mail addresses:	jsprayregen@kirkland.com
marc.kieselstein@kirkland.com
chusnick@kirkland.com
steven.serajeddini@kirkland.com;

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and

Cravath, Swaine and Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Philip A. Gelston
	Email address:	pgelston@cravath.com

and

Jenner & Block LLP
919 Third Avenue
New York, NY 10022
Attention: Richard Levin
	Email address:	rlevin@jenner.com

(m)		if to a Settling EFIH PIK Noteholder, to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
Bank of America Tower
New York, New York 10036
Attention: Ira S. Dizengoff and Scott L. Alberino
	E-mail addresses:	idizengoff@akingump.com
salberino@akingump.com

or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above. Any notice given by delivery, mail, or courier shall be effective when received.

5.8	Severability and Construction.

If any provision of this Stipulation shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Stipulation for each Party remain valid, binding, and enforceable.

IN WITNESS WHEREOF, the Parties have caused this Stipulation to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

[Signature Pages Follow]

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Debtor Signature Pages

[DEBTOR]

By:
Name:
Title:

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Settling EFIH PIK Noteholder Signature Pages

[SETTLING EFIH PIK NOTEHOLDER]

By:
Name:
Title:

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EXHIBIT I

ORDER APPROVING EFIH PIK NOTE CLAIMS SETTLEMENT

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
ENERGY FUTURE HOLDINGS CORP., et al.,[1]	)	Case No. 14-10979 (CSS)
)
Debtors.	)	(Jointly Administered)
)

ORDER APPROVING SETTLEMENT OF CERTAIN EFIH PIK

NOTEHOLDER CLAIMS AND AUTHORIZING DEBTORS TO

ENTER INTO AND PERFORM UNDER STIPULATION

Upon the Amended Notice of Settlement of EFIH PIK Note Claims With Certain EFIH PIK Noteholders [D.I. 6699] filed by of the above-captioned debtors and debtors in possession (the “Debtors”) and the Debtors’ request (the “Requested Relief”) that this Court enter an order (this “EFIH PIK Settlement Order”), (a) approving the Stipulation, attached hereto as Exhibit 1 (the “Stipulation”),2 by and among (i) the Debtors and (ii) certain beneficial holders or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders (collectively, the “Settling EFIH PIK Noteholders”) of the 11.25%/12.25% senior toggle notes due December 1, 2018, issued pursuant to that certain Indenture (as supplemented and/or amended, the “EFIH PIK Notes Indenture”) dated as of December 5, 2012, by and among, inter alia, the EFIH Debtors, as issuers, and UMB Bank, N.A., as successor indenture trustee to The Bank of New York Mellon Trust Company, N.A. (the “EFIH PIK Notes Trustee”); and (b) authorizing the Debtors and the EFIH PIK Notes Trustee, as applicable, to

[1]	The last four digits of Energy Future Holdings Corp.’s tax identification number are 8810. The location of the debtors’ service address is 1601 Bryan Street, Dallas, Texas 75201. Due to the large number of debtors in these chapter 11 cases, which are being jointly administered, a complete list of the debtors and the last four digits of their federal tax identification numbers is not provided herein. A complete list of such information may be obtained on the website of the debtors’ claims and noticing agent at http://www.efhcaseinfo.com.
[2]	All capitalized terms used but not otherwise defined in this EFIH PIK Settlement Order shall have the meanings ascribed to them in the Stipulation.

take any and all actions reasonably necessary to consummate, and to perform any and all obligations contemplated by the Stipulation; and the Court having found that it has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334; and the Court having found that this is a core proceeding pursuant to 28 U.S.C. § 157(b)(2); and the Court having found that venue of this proceeding in this district is proper pursuant to 28 U.S.C. §§ 1408 and 1409; and the Court having found that the Requested Relief is in the best interests of the Debtors’ estates, their creditors, and other parties in interest; and the Court having found that the Debtors provided appropriate notice of the Requested Relief and the opportunity for a hearing on the Requested Relief under the circumstances; and the Court having reviewed Stipulation and having heard the statements in support of the Requested Relief at a hearing before the Court (the “Hearing”); and the Court having determined that the legal and factual bases set forth in the Requested Relief and at the Hearing establish just cause for the relief granted herein; and upon all of the proceedings had before the Court; and after due deliberation and sufficient cause appearing therefor, it is HEREBY ORDERED THAT:

1. The Requested Relief is GRANTED as set forth herein, and any objections to the Requested Relief not previously withdrawn, waived or settled, and all reservations of rights included therein, are hereby overruled with prejudice.

2. Pursuant to Fed. R. Bankr. P. 9019(a), the Stipulation, a true and correct copy of which is attached hereto as Exhibit 1, and the settlement and compromises set forth therein are hereby approved in their entirety, and all of the terms of the Stipulation are incorporated herein by reference and upon entry of this EFIH PIK Settlement Order are fully binding, effective, and enforceable as to each of the parties to the Stipulation, and this EFIH PIK Settlement Order shall be final, binding and effective on all parties in interest in the Debtors’ Chapter 11 Cases (including any subsequently appointed chapter 11 or chapter 7 trustee).

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3. The EFIH PIK Note Claims held by the Settling EFIH PIK Noteholders shall be Allowed for purposes of the Plan in an amount equal to the sum of: (a) the principal amount outstanding of EFIH PIK Notes held by the Settling EFIH PIK Noteholders, plus accrued but unpaid prepetiton interest at the non-default contract rate set forth in the EFIH PIK Notes Indenture; and (b) 57.5% of accrued but unpaid postpetition interest at the non-default contract rate set forth in the EFIH PIK Notes Indenture through the effective date of a chapter 11 plan for EFIH, but not including for the avoidance of doubt any Makewhole Claims. The Initial EFIH PIK Settling Noteholders and those Settling EFIH PIK Noteholders who executed the Stipulation and Direction Letter as of the date of entry of this Order shall receive upon consummation of the Plan a consent fee equal to 2.5% of unpaid postpetition interest accrued at the non-default contract rate set forth in the EFIH PIK Notes Indenture through the effective date of the Plan with respect to the EFIH PIK Notes held by such Settling EFIH PIK Noteholders as of October 30, 2015.

4. The parties to the Stipulation are authorized to execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers and to take any and all actions reasonably necessary or appropriate to consummate, complete, execute, and implement the Stipulation in accordance with the terms and conditions thereof, and the Debtors (with, during the Plan Support Effective Period, the consent of the Required Investor Parties) are authorized, without further order of the Court, to settle and compromise the EFIH PIK Note Claims of holders who are not Settling EFIH PIK Noteholders (the “Non-Settling EFIH PIK Noteholders”) as of the date of this order and claims of holders of the 9.75% Senior Notes due

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2019 (the “EFIH Unexchanged Noteholders”) on terms that are the same or less favorable to such Non-Settling EFIH PIK Noteholders and EFIH Unexchanged Noteholders than those set forth in the Stipulation.

5. Notwithstanding anything contained in the EFIH PIK Notes Indenture or the Plan, all distributions to the Settling EFIH PIK Noteholders pursuant to the Plan shall be made directly to the EFIH PIK Notes Trustee, and the EFIH PIK Notes Trustee shall make all distributions to the Settling EFIH PIK Noteholders with respect to the EFIH PIK Notes under the Plan, and it shall make such distributions consistent in all respects with this EFIH PIK Settlement Order, the Stipulation and that certain direction of holders of a majority of the aggregate principal amount of the EFIH PIK Notes dated November [    ], 2015 (the “Direction Letter”), a copy of which is attached hereto as Exhibit 2, and all money or property held or collected by the EFIH PIK Notes Trustee with respect to the EFIH PIK Notes held by the Settling EFIH PIK Noteholders shall be held in trust to pay principal and interest on those particular EFIH PIK Notes in accordance with this EFIH PIK Settlement Order, the Stipulation, the Plan and the Direction Letter, provided, however, subject to paragraph 5 of this EFIH PIK Settlement Order, nothing in this EFIH PIK Settlement Order shall impair, waive or extinguish any rights of the EFIH PIK Notes Trustee to use any such money or property held or collected with respect to the EFIH PIK Notes held by the Settling EFIH PIK Noteholders to secure the payment of, or to pay, the obligations of the Debtors to the EFIH PIK Notes Trustee under Sections 6.12, 6.13 and 7.07 of the EFIH PIK Notes Indenture or to establish reserves as set forth in the Direction Letter; provided further, however, that, unless the Plan is not consummated, the EFIH PIK Notes Trustee shall not seek payment by or recovery from the Debtors or their estates with respect to any fees or expenses of the EFIH PIK Notes Trustee that

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may be recovered from money or property held or collected by the EFIH PIK Notes Trustee under Sections 6.12, 6.13 and 7.07 of the EFIH PIK Notes Indenture with respect to the EFIH PIK Notes held by the Settling EFIH PIK Noteholders.

6. In accordance with the Direction Letter, all money or property held or collected by the EFIH PIK Notes Trustee with respect to the EFIH PIK Notes held by the Settling EFIH PIK Noteholders shall not be used to secure the payment of, or to pay, the fees and expenses of the EFIH PIK Notes Trustee under Sections 6.12, 6.13 and 7.07 of the EFIH PIK Notes Indenture (the “Charging Lien”) incurred or arising on or after entry of this EFIH PIK Settlement Order in connection with seeking the allowance or payment of postpetition interest, any Makewhole Claims or any Subsequent PIK Claim Objections (as defined herein); provided that the foregoing paragraph shall not apply (i) to any EFIH PIK Notes held by a Settling EFIH PIK Noteholder with respect to which the Stipulation is terminated pursuant to Section 4.1 thereof, or (ii) in the event the Plan is not consummated.

7. The EFIH PIK Notes Trustee and the Settling EFIH PIK Noteholders are authorized to comply with the terms of the Direction Letter (subject to the provisions therein), and upon entry of this EFIH PIK Settlement Order and satisfaction of the conditions in the Direction Letter, the EFIH PIK Notes Trustee shall dismiss, upon the terms set forth in the Direction Letter, its objections to the Plan, the Motion of Energy Future Holdings Corp., et al., to Approve a Settlement of Litigation Claims and Authorize the Debtors to Enter into and Perform Under the Settlement Agreement [Docket No. 5249] (the “Global Settlement Motion”) and the EFIH PIK Note Claims Settlement. Notwithstanding any other provision herein or in the Direction Letter, the EFIH PIK Notes Trustee waives any and all right to appeal, seek reconsideration of, or otherwise challenge the Court’s ruling made at the hearing held before the

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Court on November 2, 2015 denying the request of the EFIH PIK Notes Trustee to permit Non-Settling EFIH PIK Noteholders to be substituted for the EFIH PIK Notes Trustee with respect to its objections to the Plan and the Global Settlement Motion.

8. Notwithstanding any other provision herein or in the Stipulation, the Debtors and the Plan Sponsors (a) waive any and all right to argue that Non-Settling EFIH PIK Noteholders lack standing to (i) raise and pursue appeals and proceedings related thereto (the “Appeals”) of this Court’s decisions dated October 30, 2015 [D.I. 6781, 6782] with respect to the allowance or payment of postpetition interest or Makewhole Claims, and (ii) be heard in any proceeding in this Court relating to the Non-Settling EFIH PIK Noteholders’ entitlement, if any, to postpetition interest on equitable bases (which shall be litigated separate and apart from confirmation of the Plan and approval of the Global Settlement Motion) as set forth in the Court’s opinion dated October 30, 2015 [D.I. 6782]; (b) acknowledge that the EFIH PIK Notes Trustee may participate as a nominal party to any proceeding referenced in (a)(i) above solely for the purposes of preserving appellate jurisdiction, with such costs to be borne solely by the Non-Settling EFIH PIK Noteholders; provided, however, that all other rights of all parties with respect to any such litigation or Appeals referenced in this paragraph are reserved. In addition, the Settling EFIH PIK Noteholders agree that they will not direct the EFIH PIK Notes Trustee to stand down on any future objections to the Non-Settling EFIH PIK Noteholders’ claims brought by the Debtors or other parties interest (the “Subsequent PIK Claim Objections”).

9. This EFIH PIK Settlement Order is without prejudice to the rights of UMB Bank, N.A. (the “EFIH Unexchanged Notes Trustee”), as successor indenture trustee to The Bank of New York Mellon Trust Company, N.A. under the indenture (the “EFIH Unexchanged Notes Indenture”) for the 9.75% Senior Notes due 2019 (the “EFIH Unexchanged Notes”); provided,

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however, that based on the agreement of the Debtors and the Plan Sponsors that claims arising out of the EFIH Unexchanged Notes shall be allowed on terms that are the same or no less favorable than the claims of the Non-Settling EFIH PIK Noteholders with respect to the EFIH PIK Notes, the EFIH Unexchanged Notes Trustee shall not initiate or pursue any litigation with respect to the EFIH Unexchanged Notes or the EFIH Unexchanged Notes Indenture unless the Plan is not consummated.

10. The EFIH PIK Notes Trustee is authorized and directed to make distributions under the Plan to the Settling EFIH PIK Noteholders in accordance with the Stipulation, the Plan, this EFIH PIK Settlement Order, the Direction Letter and any other related documents or agreements.

11. The EFIH PIK Notes Trustee shall not have or incur any liability for, and is released and exculpated from any cause of action or any claim related to any act or omission in connection with, relating to, arising out of, or required under, the Stipulation, this EFIH PIK Settlement Order, and any other related documents or agreements.

12. Notwithstanding the possible applicability of Bankruptcy Rules 6004(h), 7062, 9014, or otherwise, the terms and conditions of this EFIH PIK Settlement Order shall be effective and enforceable immediately upon entry.

13. In the event of any inconsistencies between this EFIH PIK Settlement Order, the Motion, and the Stipulation, this EFIH PIK Settlement Order shall govern in all respects.

14. The Debtors are hereby authorized and empowered to take all actions necessary to implement the relief granted in this EFIH PIK Settlement Order.

15. The Court shall retain jurisdiction over any matter or disputes arising from or relating to the interpretation, implementation or enforcement of this EFIH PIK Settlement Order.

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Dated: , 2015
The Honorable Christopher S. Sontchi
United States Bankruptcy Judge

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EXHIBIT 1

Stipulation

EXHIBIT 2

Direction Letter

EXHIBIT J

FIDELITY CLAIMS SETTLEMENT

STIPULATION

This STIPULATION (this “Stipulation”)1 is made and entered into as of November 12, 2015 (the “Stipulation Effective Date”), by and among the following parties:

(s)	(i) Energy Future Holdings Corp., a Texas corporation (“EFH”); (ii) Energy Future Intermediate Holding Company LLC (“EFIH”), a Delaware limited liability company; and (iii) EFIH Finance Inc. (“EFIH Finance,” and together with EFIH, the “EFIH Debtors”), a Delaware corporation and a direct, wholly-owned subsidiary of EFIH; and

(t)	the undersigned funds and accounts advised or sub-advised by Fidelity Management & Research Company or one of its affiliates (collectively, “Fidelity”).

EFH, EFIH, EFIH Finance and Fidelity are each referred to herein as a “Party” and are collectively referred to herein as the “Parties.”

WHEREAS, on April 29, 2014 (the “Petition Date”), EFH, the EFIH Debtors, and certain of their affiliates commenced chapter 11 cases in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), which chapter 11 cases are being jointly administered and are captioned In re Energy Future Holdings Corp., et al., Case No. 14-10979 (CSS) (the “Chapter 11 Cases”);

WHEREAS, Fidelity holds (i) claims (the “EFH LBO Note Claims”) against EFH arising out of (a) the 10.875% senior notes due November 1, 2017 (the “EFH LBO Senior Notes”) issued pursuant to that certain indenture (as amended and/or supplemented, the “EFH LBO Note Indenture”) dated as of October 31, 2007 by and among EFH, as issuer, and American Stock Transfer & Trust Company, LLC, as indenture trustee (the “EFH Notes Trustee”), and (b) the 11.25%/12.00% toggle notes due November 1, 2017 (the “EFH LBO Toggle Notes” and together with the EFH LBO Senior Notes, the “EFH LBO Notes”) issued pursuant to the EFH LBO Note Indenture; (ii) claims (the “EFH Legacy Note Claims”) against EFH arising out of (a) the 5.55% Series P Notes due November 15, 2014 (the “EFH Legacy Series P Notes”) issued pursuant to that certain indenture (as amended and/or supplemented, the “EFH Legacy Series P Indenture”) dated as of November 1, 2004 by and among EFH, as issuer, and the EFH Notes Trustee, (b) the 6.50% Series Q Notes due November 15, 2024 (the “EFH Legacy Series Q Notes”) issued pursuant to that certain indenture (as amended and/or supplemented, the “EFH Legacy Series Q Indenture”) dated as of November 1, 2004 by and among EFH, as issuer, and the EFH Notes Trustee, and (c) the 6.55% Series R Notes due November 15, 2034 (the “EFH Legacy Series R Notes” and together with the EFH Legacy Series P Notes and the EFH Legacy Series Q Notes, the “EFH Legacy Notes”) issued pursuant to that certain indenture (as amended and/or supplemented, the “EFH Legacy Series R Indenture” and together with the EFH Legacy Series P Indenture and EFH Legacy Series Q Indenture, the “EFH Legacy Note Indentures”) dated as of November 1, 2004 by and among EFH, as issuer, and the EFH Notes Trustee; and (iii) claims (the “EFIH Second Lien Note Claims” and together with the EFH LBO Note Claims and EFH Legacy Note Claims, the

[1]

Unless otherwise indicated, capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in the Plan, as defined below, and, if not defined therein, the PSA, as defined below.

“Fidelity Claims”) against the EFIH Debtors arising out of the 11.00% senior secured second lien notes due October 1, 2021 and 11.75% senior secured second lien notes due March 1, 2022 (the “EFIH Second Lien Notes”) issued pursuant to that certain indenture (as amended and/or supplemented, the “EFIH Second Lien Note Indenture”) dated as of April 25, 2011 by and among the EFIH Debtors, as issuers, and Computershare Trust Company, N.A. and Computershare Trust Company of Canada, as successor indenture trustee to The Bank of New York Mellon Trust Company, N.A. (the “EFIH Second Lien Notes Trustee”);

WHEREAS, on June 16, 2014 the EFIH Second Lien Notes Trustee filed an adversary complaint against the EFIH Debtors, commencing the adversary proceeding captioned Computershare Trust Company, N.A. and Computershare Trust Company of Canada v. Energy Future Intermediate Holding Company LLC and EFIH Finance, Inc., Adv. Pro. No. 14-50405 (CSS) (Bankr. D. Del.), seeking a declaration that the EFIH Debtors are obligated to pay makewhole claims in connection with the EFIH Second Lien Notes, along with other contested amounts relating to indemnification obligations, professional fees and interest;

WHEREAS, on or about October 24, 2014, the EFH Notes Trustee filed proofs of claim 6524-6943, 7475, 7476, 7477, 7478, 7479, 7480, 7481 and 7482 in the Chapter 11 Cases on behalf of itself and all holders of EFH LBO Notes and EFH Legacy Notes, whereby it asserted claims for, among other things, principal, prepetition interest, postpetition interest at the default rate set forth in the EFH LBO Note Indenture and the EFH Legacy Note Indentures, interest on interest, makewhole and other applicable premiums and penalties, and certain fees and expenses;

WHEREAS, on or about October 24, 2014, the EFIH Second Lien Notes Trustee filed proofs of claim 7486 and 7487 in the Chapter 11 Cases on behalf of itself and all holders of EFIH Second Lien Notes, whereby it asserted claims for, among other things, principal, prepetition interest, postpetition interest, and certain fees and expenses, and reserved its right to assert claims for any premiums, postpetition interest including “Additional Interest,” and interest on overdue interest;

WHEREAS, on April 13, 2015, the EFIH Second Lien Notes Trustee filed the Amended Complaint for Damages and Declaratory Relief in the EFIH Second Lien Adversary Proceeding [Adv. D.I. 37], seeking, among other things, damages for a makewhole premium in connection with the Debtors’ partial pay down of the EFIH Second Lien Notes on March 11, 2015;

WHEREAS, on September 11, 2015, the Debtors and certain other parties entered into that certain Amended & Restated Plan Support Agreement (the “PSA”) setting forth the terms and conditions on which such parties will pursue the approval and consummation of the Plan and the Restructuring Transactions;

WHEREAS, on September 21, 2015, the Debtors filed in the Chapter 11 Cases the Fifth Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 6122] (as may be amended from time to time, the “Plan”), which provides that (i) EFH Legacy Note Claims and EFH LBO Note Claims (both primary claims at EFH and guaranty claims at the EFIH Debtors) shall be allowed in an amount equal to the sum of outstanding principal, accrued but unpaid prepetition interest, and accrued postpetition interest at the Federal Judgment Rate, but not including any Makewhole Claims; and

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(ii) EFIH Second Lien Note Claims shall be allowed in an amount equal to the sum of outstanding principal, accrued but unpaid prepetition interest, accrued postpetition interest (including Additional Interest and interest on interest) on such principal at the non-default contract rate set forth in the EFIH Second Lien Note Indenture through the Effective Date, and all reasonable and documented fees, expenses and indemnification claims owed under the EFIH Second Lien Note Indenture, but not including any Makewhole Claims;

WHEREAS, the Plan serves as the Debtors’ objection to all other claims asserted and amounts alleged to be owed with respect to the EFH LBO Notes, EFH Legacy Notes and EFIH Second Lien Notes;

WHEREAS, on October 7, 2015, the EFH Notes Trustee filed a motion for partial summary judgment in response to the Debtors’ objection with respect to Makewhole Claims on the EFH Legacy Series Q Notes and EFH Legacy Series R Notes arguing that payment of Makewhole Claims is compelled as a matter of law by the applicable indentures and governing law;

WHEREAS, on October 14, 2015, the Debtors filed the Objection of Energy Future Holdings Corp. to Proofs of Claim 6524-6733, 7477, 7478 and 7479 Filed by American Stock Transfer & Trust Co. as Indenture Trustee for the EFH Legacy Notes (the “EFH Legacy Note Claims Objection”) [D.I. 6463], objecting to the EFH Legacy Note Claims to the extent they, among other things, (a) assert an entitlement to (i) make-whole premiums, (ii) postpetition interest (including default interest and interest on overdue interest payments), (iii) unamortized original issue discount, (iv) alleged contractual damages in excess of the unpaid principal balance and prepetition interest and other amounts owing under the terms of the Legacy Notes that were accrued and unpaid as of the Petition Date, and (v) fees and expenses, including any right to indemnification from EFH or any other Debtor;

WHEREAS, on October 23, 2015, the Debtors filed the Objection of Energy Future Holdings Corp. Et Al., to Proofs of Claim 7475, 7480, 7481 and 6874-6943 Filed by American Stock Transfer & Trust Co. as Indenture Trustee for the EFH LBO Notes (the “EFH LBO Note Claims Objection”) [D.I. 6596], objecting to the EFH LBO Notes to the extent they, among other things, (a) assert an entitlement to (i) make-whole premiums, (ii) postpetition interest (including default interest and interest on overdue interest payments), (iii) unamortized original issue discount, and (b) assert claims against the Debtors other than EFH, as issuer, and Energy Future Competitive Holdings Company LLC and EFIH, as guarantors;

WHEREAS, on October 28, 2015, the EFH Notes Trustee filed the Response of EFH Legacy Notes Trustee to Objection of Energy Future Holdings Corp. to Proofs of Claim 6524-6733, 7477, 7478 and 7479 Filed by American Stock Transfer & Trust Co. LLC as Indenture Trustee for EFH Legacy Notes [D.I. 6718], arguing that the EFH Legacy Note Claims Objection and EFH LBO Note Claims Objection should be overruled; and

WHEREAS, EFH, the EFIH Debtors, Fidelity, and certain other parties in interest in the Chapter 11 Cases have been engaged in good faith negotiations with each other regarding the disputes with respect to the Fidelity Claims, and the Parties have reached agreement with each other with respect to such disputes on the terms and conditions set forth in this Stipulation.

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NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound, agrees as follows:

Section 1.	Effective Date of Stipulation.

This Stipulation shall be immediately effective and binding on Fidelity upon the last to occur of (a) execution and delivery by Fidelity to the other Parties of a signature page to this Stipulation and entry by Fidelity into the PSA, and (b) dismissal with prejudice of the adversary proceeding captioned Avenue Capital Management II LP, et al., v. Fidelity Investments, Adv. Pro. No. 14-50797 (CSS) (Bankr. D. Del.), including any and all pending appeals related thereto (the “Fidelity Call Litigation”). For the avoidance of doubt and purposes of clarity, in the event that the Fidelity Call Litigation is not dismissed with prejudice for any reason, then in that event Fidelity’s execution of this Stipulation shall be a nullity, and Fidelity shall have no obligations whatsoever in connection with this Stipulation. This Stipulation shall become effective and binding with respect to EFH and the EFIH Debtors upon the last to occur of (a) entry by the Bankruptcy Court of an order approving this Stipulation, and (b) dismissal with prejudice of the Fidelity Call Litigation.

Section 2.	Settlement of Fidelity Claims.

2.1 The EFH Legacy Note Claims held by Fidelity as of the date Fidelity executes this Stipulation will be Allowed in an amount equal to the sum of (a) the principal amount outstanding of the EFH Legacy Notes held by Fidelity, plus accrued but unpaid prepetition interest, under the EFH Legacy Note Indentures, and (b) postpetition interest at the Federal Judgment Rate through the effective date the Plan, but not including, for the avoidance of doubt, any Makewhole Claims.

2.2 The EFH LBO Note Claims held by Fidelity as of the date Fidelity executes this Stipulation will be Allowed in an amount equal to the sum of (a) the principal amount outstanding of EFH LBO Notes held by Fidelity, plus accrued but unpaid prepetition interest, under the EFH LBO Note Indenture, and (b) 57.5% of accrued but unpaid postpetition interest at the non-default contract rate set forth in the EFH LBO Note Indenture through the effective date of the Plan, but not including, for the avoidance of doubt, any Makewhole Claims. In addition, Fidelity shall receive a consent fee equal to 2.5% of unpaid postpetition interest accrued at the non-default contract rate set forth in the EFH LBO Note Indenture through the effective date of the Plan with respect to the EFH LBO Note Claims held by Fidelity, which consent fee shall be (y) earned upon the last to occur of the effectiveness of this Stipulation as to Fidelity and the date the Bankruptcy Court enters an order approving this Stipulation and (z) payable upon the effective date of the Plan, unless this Stipulation has been terminated under section 3.1 hereof. For the avoidance of doubt, Fidelity will only be entitled to a single recovery with respect to the EFH LBO Notes and related guarantees.

2.3 The EFIH Second Lien Note Claims held by Fidelity as of the date Fidelity executes this Stipulation will be Allowed in an amount equal to the sum of (a) the principal amount outstanding of EFIH Second Lien Notes held by Fidelity, plus accrued but unpaid prepetition

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interest thereon (including any Additional Interest and interest on interest, as applicable) at the applicable non-default contract rate set forth in, and calculated in accordance with, the EFIH Second Lien Note Indenture and all related agreements, as applicable, and (b) accrued but unpaid postpetition interest (including any Additional Interest and interest on interest) on such principal at the non-default contract rate set forth in, and calculated in accordance with, the EFIH Second Lien Note Indenture and all related agreements, as applicable, through the effective date of the Plan, but not including for the avoidance of doubt, any Makewhole Claims.

2.4 In exchange for Fidelity’s agreements contained herein and in the PSA, including the commitment to purchase $500 million of New EFH Common Stock, EFH shall pay on the Effective Date of the Plan all reasonable and documented unpaid fees and expenses incurred by Fidelity in connection with these Chapter 11 Cases in an amount not to exceed $12 million.

2.5 All Allowed EFH Legacy Note Claims, Allowed EFH LBO Note Claims and Allowed EFIH Second Lien Note Claims held by Fidelity shall be paid in Cash on the Effective Date of the Plan. The Debtors will not exercise the option in Article III, Section B(4)(c) of the Plan to reinstate EFH Legacy Series Q Claims and EFH Legacy Series R Claims held by Fidelity. For the avoidance of doubt, the commitments in this Section 2.5 shall apply only in connection with consummation of the Plan and shall not bind the Debtors or any other party in connection with any other restructuring transaction, including, without limitation, any Alternative Restructuring (as defined in the PSA).

Section 3.	Termination.

3.1 This Stipulation shall be automatically terminated with respect to all Parties upon the occurrence of any of the following events: (a) termination of the PSA by EFH or (b) the Plan Support Termination Date, as defined and set forth in Section 11 of the PSA.

3.2 Upon termination of this Stipulation with respect to a Party in accordance with Section 3.1 hereof: (a) this Stipulation shall be of no further force and effect with respect to such Party; (b) such Party subject to such termination shall be released from its commitments, undertakings, and agreements under this Stipulation and shall have the rights that it would have had, had it not entered into this Stipulation, and shall be entitled to take all actions that it would have been entitled to take had it not entered into this Stipulation; and (c) the remaining Parties to this Stipulation, if any, shall be released from any commitments, undertaking, and agreements owed to such terminated Party under this Stipulation (including Section 2 hereof).

Section 4.	Miscellaneous.

4.1	Complete Agreement.

This Stipulation constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes and nullifies all prior agreements, oral or written, among the Parties with respect thereto; provided, for the avoidance of doubt, the Parties’ agreements pursuant to the PSA shall not be affected by the Parties’ entry into this Stipulation.

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4.2	Governing Law; Jurisdiction; Waiver of Jury Trial.

(n) This Stipulation shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Stipulation in the United States Bankruptcy Court for the District of Delaware (the “Chosen Court”), and solely in connection with claims arising under this Stipulation: (i) irrevocably submits to the exclusive jurisdiction and the authority of the Chosen Court; (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Court; and (iii) waives any objection that the Chosen Court is an inconvenient forum, does not have jurisdiction over any Party hereto, or lacks the constitutional authority to enter final orders in connection with such action or proceeding.

(o) Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding arising out of, or relating to, this Stipulation or the transactions contemplated hereby (whether based on contract, tort, or any other theory). Each Party (i) certifies that no representative, agent, or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Stipulation by, among other things, the mutual waivers and certifications in this Section 3.2.

4.3	Execution of Stipulation.

This Stipulation may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Each individual executing this Stipulation on behalf of a Party has been duly authorized and empowered to execute and deliver this Stipulation on behalf of such Party.

4.4	Interpretation and Rules of Construction.

This Stipulation is the product of negotiations among the Parties and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Stipulation, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Parties were each represented by counsel during the negotiations and drafting of this Stipulation and continue to be represented by counsel. In addition, this Stipulation shall be interpreted in accordance with section 102 of the Bankruptcy Code.

4.5	Settlement Discussions.

This Stipulation and the transactions contemplated herein are part of a proposed settlement among the Parties. Nothing herein shall be deemed an admission of any kind. To the extent provided by Federal Rule of Evidence 408, all applicable mediation privileges, and any applicable state rules of evidence, this Stipulation and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Stipulation.

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4.6	Successors and Assigns; No Third Party Beneficiaries.

This Stipulation is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. Except as otherwise explicitly set forth herein, nothing in this Stipulation is intended to benefit or create any right or cause of action in or on behalf of any person other than the Parties hereto (and their affiliated persons and entities who are intended to be beneficiaries of the releases and settlements set forth herein).

4.7	Notices.

All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(p)	if to EFH or the EFIH Debtors, to:

Energy Future Holdings Corp., et al.
Energy Plaza
1601 Bryan Street
Dallas, Texas 75201
Attention: General Counsel
	E-mail addresses:	stacey.dore@energyfutureholdings.com
andrew.wright@energyfutureholdings.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Edward O. Sassower, P.C., Stephen E. Hessler, and Brian E. Schartz
	E-mail addresses:	esassower@kirkland.com
shessler@kirkland.com
bschartz@kirkland.com

and

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: James H.M. Sprayregen, P.C., Marc Kieselstein, P.C., Chad J. Husnick and Steven N. Serajeddini
	E-mail addresses:	jsprayregen@kirkland.com
marc.kieselstein@kirkland.com
chusnick@kirkland.com
steven.serajeddini@kirkland.com;

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and

Cravath, Swaine and Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Philip A. Gelston
	Email address:	pgelston@cravath.com

and

Jenner & Block LLP
919 Third Avenue
New York, NY 10022
Attention: Richard Levin
	Email address:	rlevin@jenner.com

(q)	if to Fidelity, to:

Fidelity Management & Research Company
82 Devonshire Street, # F6b
Boston, MA 02109
Attention: Nate Van Duzer and Daniel Chisholm
	Email address:	Nate.VanDuzer@fmr.com
daniel.chisholm@fmr.com

with copies (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Brad Eric Scheler, Gary Kaplan, and Matthew Roose
	E-mail addresses:	brad.eric.scheler@friedfrank.com
gary.kaplan@friedfrank.com
matthew.roose@friedfrank.com

or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above. Any notice given by delivery, mail, or courier shall be effective when received.

4.8	Severability and Construction.

If any provision of this Stipulation shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Stipulation for each Party remain valid, binding, and enforceable.

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IN WITNESS WHEREOF, the Parties have caused this Stipulation to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

[Signature Pages Follow]

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EXHIBIT K

ORDER APPROVING FIDELITY CLAIMS SETTLEMENT

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
ENERGY FUTURE HOLDINGS CORP., et al.,[1]	)	Case No. 14-10979 (CSS)
)
Debtors.	)	(Jointly Administered)
)

ORDER APPROVING SETTLEMENT OF CLAIMS

HELD BY FIDELITY AND AUTHORIZING DEBTORS

TO ENTER INTO AND PERFORM UNDER STIPULATION

Upon the motion (the “Motion”)2 of the above-captioned debtors and debtors in possession (the “Debtors”) for entry of an order (this “Fidelity Settlement Order”), (a) approving the Stipulation, attached hereto as Exhibit 1, by and among (i) the Debtors and (ii) Fidelity Management & Research Company on behalf of funds and accounts under management (collectively, “Fidelity”) with respect to EFIH Legacy Note Claims held by Fidelity, EFH LBO Note Claims held by Fidelity, and EFIH Second Lien Note Claims held by Fidelity; and (b) authorizing the Debtors to take any and all actions reasonably necessary to consummate, and to perform any and all obligations contemplated by the Stipulation, all as more fully set forth in the Motion; and the Court having found that it has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334; and the Court having found that this is a core proceeding pursuant to 28 U.S.C. § 157(b)(2); and the Court having found that venue of this proceeding and the Motion in this district is proper pursuant to 28 U.S.C. §§ 1408 and 1409; and the Court having found that the

[1]	The last four digits of Energy Future Holdings Corp.’s tax identification number are 8810. The location of the debtors’ service address is 1601 Bryan Street, Dallas, Texas 75201. Due to the large number of debtors in these chapter 11 cases, which are being jointly administered, a complete list of the debtors and the last four digits of their federal tax identification numbers is not provided herein. A complete list of such information may be obtained on the website of the debtors’ claims and noticing agent at http://www.efhcaseinfo.com.
[2]	All capitalized terms used but not otherwise defined in this Fidelity Settlement Order shall have the meanings ascribed to them in the Motion, and if not defined therein, then in the Stipulation.

relief requested in the Motion is in the best interests of the Debtors’ estates, their creditors, and other parties in interest; and the Court having found that the Debtors provided appropriate notice of the Motion and the opportunity for a hearing on the Motion under the circumstances; and the Court having reviewed the Motion and having heard the statements in support of the relief requested therein at a hearing, if any, before the Court (the “Hearing”); and the Court having determined that the legal and factual bases set forth in the Motion and at the Hearing establish just cause for the relief granted herein; and upon all of the proceedings had before the Court; and after due deliberation and sufficient cause appearing therefor, it is HEREBY ORDERED THAT:

16. The Motion is GRANTED as set forth herein, and any objections to the Motion not previously withdrawn, waived or settled, and all reservations of rights included therein, are hereby overruled with prejudice.

17. Pursuant to Fed. R. Bankr. P. 9019(a), the Stipulation, a true and correct copy of which is attached hereto as Exhibit 1, and the settlement and compromises set forth therein are hereby approved in their entirety, and all of the terms of the Stipulation are incorporated herein by reference and upon entry of this Fidelity Settlement Order are fully binding, effective, and enforceable as to each of the parties to the Stipulation, and this Fidelity Settlement Order shall be final, binding and effective on all parties in interest in the Debtors’ Chapter 11 Cases (including any subsequently appointed chapter 11 or chapter 7 trustee).

18. The parties to the Stipulation are authorized to execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers and to take any and all actions reasonably necessary or appropriate to consummate, complete, execute, and implement the Stipulation in accordance with the terms and conditions thereof and the Debtors (with, during the Plan Support Effective Period, the consent of the Required Investor Parties) are authorized,

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without further order of the Court, to settle and compromise the EFH Legacy Note Claims and EFH LBO Note Claims of holders other than Fidelity as of the date of this order on terms that are the same or less favorable than those set forth in the Stipulation.

19. If the EFH Notes Trustee accepts the direction letter issued to it by holders of the majority in aggregate principal amount of the outstanding EFH Legacy Notes with respect to the Plan, the EFH Notes Trustee shall not have or incur any liability for, and is released and exculpated from any cause of action or any claim related to any act or omission in connection with, relating to, arising out of, or required under, the Stipulation, this Fidelity Settlement Order, and any other related documents or agreements.

20. Notwithstanding the possible applicability of Bankruptcy Rules 6004(h), 7062, 9014, or otherwise, the terms and conditions of this Fidelity Settlement Order shall be effective and enforceable immediately upon entry.

21. In the event of any inconsistencies between this Fidelity Settlement Order, the Motion, and the Stipulation, this Fidelity Settlement Order shall govern in all respects.

22. The Debtors are hereby authorized and empowered to take all actions necessary to implement the relief granted in this Fidelity Settlement Order.

23. The Court shall retain jurisdiction over any matter or disputes arising from or relating to the interpretation, implementation or enforcement of this Fidelity Settlement Order.

Dated: , 2015
The Honorable Christopher S. Sontchi
United States Bankruptcy Judge

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EXHIBIT 1

Stipulation

EXHIBIT L

STIPULATION OF DISMISSAL

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF DELAWARE

In re: ENERGY FUTURE HOLDINGS CORP., et al., Debtors.	Case No. 14-10979 (CSS) Chapter 11 Adv. Proc. No. 14-50797 (CSS)
AVENUE CAPITAL MANAGEMENT II, LP, et al., Plaintiffs/Appellants, v. FIDELITY INVESTMENTS, et al., Defendants/Appellees	Civil Action No. 15-00210 (LPS)

STIPULATION AND ORDER OF DISMISSAL WITH PREJUDICE

Pursuant to Rule 41 of the Federal Rules of Civil Procedure and Rule 8023 of the Federal Rules of Bankruptcy Procedure, the Plaintiffs/Appellants and the Defendants/Appellees, being all the parties who have appeared in the above-captioned action, by and through their counsel, stipulate and agree as follows:

1. The above-captioned adversary proceeding (the “Adversary Proceeding”), including the appeal pending in this Court of the Order Dismissing Adversary Complaint [Adv. Proc. D.I. 57], which was entered in the Adversary Proceeding on January 20, 2015 by the Honorable Christopher S. Sontchi (the “Appeal”), and all claims asserted in, related to, or arising from and in connection with the Adversary Proceeding and Appeal are hereby voluntarily dismissed with prejudice; and

2. Each of the Plaintiffs/Appellants and the Defendants/Appellees, respectively, shall bear their own costs and attorneys’ fees incurred in connection with the Adversary Proceeding and the Appeal.

STIPULATED AND AGREED:

John G. Harris (DE No. 4071) David B. Anthony (DE No. 5452) BERGER HARRIS, LLP 1105 North Market Street, 11th Floor Wilmington, DE 19801 Telephone: (302) 655-1140 Facsimile: (302) 655-1131		Tobey Marie Daluz (DE No. 3939) Leslie C. Heilman (DE No. 4716) BALLARD SPAHR LLP 919 N. Market Street, 11th Floor Wilmington, DE 19801 Telephone: (302) 252-4465 Facsimile: (302) 252-4466
E-mail:	jharris@bergerharris.com	E-mail:	daluzt@ballardspahr.com
	danthony@bergerharris.com		heilmanl@ballardspahr.com

	and		and

Stephen Karotkin Yehudah L. Buchweitz WEIL, GOTSHAL & MANGES LLP 767 Fifth Avenue New York, New York 10153 Telephone: (212) 310-8000 Facsimile: (212) 310-8007		Bruce Bennett JONES DAY 555 S. Flower Street, 50th Floor Los Angeles, CA 90071 Telephone: (213) 243-2382 Facsimile: (213) 243-2539 E-mail: bbennett@jonesday.com
E-mail:	stephen.karotkin@weil.com
	Yehudah.buchweitz@weil.com		and

Counsel for Plaintiffs/Appellants Dated: November , 2015 Wilmington, Delaware		Gregory M. Shumaker Christopher J. DiPompeo JONES DAY 51 Louisiana Avenue, N.W. Washington, D.C. 20001 Telephone: (202) 879-3939 Facsimile: (202) 626-1700
		E-mail:	gshumaker@jonesday.com
cdipompeo@jonesday.com

and

Traci L. Lovitt

JONES DAY

100 High Street, 21st Floor

Boston, MA 02110-1781

Telephone: (617) 960-3939

Facsimile: (617) 449-6999

E-mail: tlovitt@jonesday.com

Counsel for Defendants/Appellees

Dated: November     , 2015

Wilmington, Delaware

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IT IS SO ORDERED, this      day of             ,        .

The Honorable Leonard P. Stark
UNITED STATES DISTRICT JUDGE

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